   As filed with the Securities and Exchange Commission on June 24, 1999
                                                      Registration No. 333-76477
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------

                              Amendment No. 3
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                                 JFAX.COM, INC.
             (Exact name of registrant as specified in its charter)
                                --------------

             Delaware                              4822                             51-0371142
  (State or Other Jurisdiction of      (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)        Classification Code Number)           Identification Number)

                                --------------
                            10960 Wilshire Boulevard
                                   Suite 500
                         Los Angeles, California 90024
                                 (310) 966-1800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Richard S. Ressler
                            Chief Executive Officer
                                 JFAX.COM, INC.
                            10960 Wilshire Boulevard
                                   Suite 500
                         Los Angeles, California 90024
                                 (310) 966-1800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                   Copies to:

             Frank H. Golay, Jr., Esq.                              Nicholas P. Saggese, Esq.
                Sullivan & Cromwell                         Skadden, Arps, Slate, Meagher & Flom LLP
               1888 Century Park East                                  300 S. Grand Avenue
           Los Angeles, California 90067                          Los Angeles, California 90071
             Telephone: (310) 712-6600                              Telephone: (213) 687-5000
                Fax: (310) 712-8800                                    Fax: (213) 687-5600

                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                --------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 464(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
 Title of each class of                    Proposed maximum  Proposed maximum      Amount of
    securities to be       Amount to be     offering price       aggregate       registration
       registered           registered        per unit(1)    offering price(1)      fee(2)
---------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value.................  9,775,000 shares    $11.00/$10.00     $106,375,000         $29,573
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933. The estimated maximum offering price is $11.00 per share in respect of 8,625,000 shares (see Amendment No. 1) and $10.00 in respect of 1,150,000 shares added to the registration statement by this Amendment No. 3.

(2) The registration fee was paid previously. $25,020 was paid prior to the initial filing and an additional $6,151 was paid prior to the filing of Amendment No.1.
                                --------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION - June 24, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus
    , 1999

                            [JFAX LOGO APPEARS HERE]

                                 JFAX.COM, INC.

                     8,500,000 Shares of Common Stock

--------------------------------------------------------------------------------

    JFAX.COM, Inc.:                          The Offering:

    .  10960 Wilshire Boulevard,             .  JFAX.COM is offering 8,500,000
       Suite 500                                shares.
       Los Angeles, California 90024
       (310) 966-1800                        .  The underwriters have an option
       www.jfax.com                             to purchase an additional
                                                475,500 shares from JFAX.COM
    Symbol and Market:                          and 799,500 shares from selling
    .  JFAX/Nasdaq National                     stockholders to cover over-
       Market                                   allotments.

                                             .  This is our initial public offering.

                                             .  Closing:     , 1999.

    --------------------------------------------------------
                                          Per Share    Total
    --------------------------------------------------------
     Estimated public offering price:   $8.00 - $10.00 $
     Underwriting fees:
     Proceeds to JFAX.COM:
     Proceeds to selling stockholders:
    --------------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on Page 8.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette                       BancBoston Robertson Stephens

                               CIBC World Markets

                                                                  DLJdirect Inc.

                                   [ARTWORK]

   Other than in the United States, we and the underwriters have not taken any action in any jurisdiction that would permit a public offering of our common stock. No offer or sale of shares of our common stock may be made in any jurisdiction outside the United States, except under circumstances that will result in compliance with the applicable laws of that jurisdiction. We and the underwriters require persons to whom this prospectus comes to inform themselves about, and to observe, any restrictions as to the offering of shares of our common stock and the distribution of this prospectus in jurisdictions outside the United States.

   The shares of common stock offered by this prospectus may not be offered or sold in or into the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995. This prospectus may only be issued or passed on in or into the United Kingdom to any person to whom this prospectus may lawfully be issued or passed on by reason of, or of any regulation made under, Section 58 of the Financial Services Act 1986.


                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    4
Risk Factors........................    8
Use of Proceeds.....................   22
Dividend Policy.....................   22
Capitalization......................   23
Dilution............................   24
Selected Consolidated Financial
 Data...............................   26
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   28
Business............................   40
Management..........................   60

                                    Page
Principal and Selling
 Stockholders......................  67
Certain Transactions...............  70
Description of Capital Stock.......  76
Shares Eligible for Future Sale....  81
Certain United States Federal Tax
 Consequences to Non-U.S. Holders
 of Common Stock...................  83
Underwriting.......................  86
Validity of Securities.............  89
Experts............................  89
Available Information..............  89
Index to Financial Statements...... F-1

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" beginning on page 8, carefully. Unless we indicate otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option. Unless otherwise indicated, all information in this prospectus reflects a 1.25 for one common stock split that we effected by means of a stock dividend on May 21, 1999.

                                    JFAX.COM

Our Company

   We are an Internet-based messaging and communications services provider to individuals and businesses throughout the world. Our services enable the user's e-mail box to function as a single repository for all e-mail, fax and voice mail and permit convenient e-mail and voice mail message retrieval through e-mail or by phone. Customers can sign up for all of our services through our web site and can promptly receive a JFAX.COM phone number.

   Our subscription services are as follows:

  . Free Fax: free phone number enabling receipt of faxes in e-mail.

  . Free Voice: free phone number enabling receipt of voice mail in e-mail.

  . Business Fax: phone number in area code of customer's choice enabling faxes to be sent and received in e-mail.

  . E-mail by Phone: access and management of e-mail messages through a touch tone phone, including the ability to listen to e-mail messages.

  . Unified Messaging: phone number enabling the end-user's e-mail box to function as a single repository for all e-mails, faxes and voice mails and permitting convenient management of e-mails and faxes by phone, management and retrieval of faxes and voice mails by e-mail, and retrieval of e-mail by phone.

   In addition to our subscription services, we provide a variety of services for which we charge based on usage, including:

  . Outbound fax: user can fax documents through e-mail.

  . Broadcast fax: user can send the same outbound fax to multiple recipients.

  . Outbound voice: user can send a voice message through e-mail to a telephone.

  . Broadcast voice: user can send the same voice message to multiple recipients.

To further enhance the value of our services to our customers, we are developing additional Internet-based messaging and communications services. See "Business."

   We provide Internet-based unified messaging services with over 30,000 paid subscriptions as of March 31, 1999. Since we started offering our services on a commercial basis in June 1996, we have expanded our network to offer services in over 60 area codes in the United States and abroad, including in 21 of the 25 most populous metropolitan areas in the United States and such international business centers as London, Paris, Milan, Frankfurt, Zurich, Sydney and Tokyo. However, we have incurred operating and net losses since our inception. See Summary Consolidated Financial and Other Data at page 7.

Our Strategy

   Our objective is to be the leading global provider of Internet-based unified messaging and related services to individuals and businesses. To achieve our objective, we intend to grow our traditional subscriber base, capitalize on our free services, build the JFAX.COM brand, expand our service offerings, further develop strategic alliances and expand our international network. We believe that our experience in meeting the evolving needs of the unified messaging market positions us well to capitalize on the rapidly growing demand for Internet-based unified messaging services.

   We are a Delaware corporation. Our address, telephone number and web site address are set forth on the cover page of this prospectus. The information on our web site is not part of this prospectus.

                                  The Offering

 Common stock offered:
    By JFAX.COM...................  8,500,000 shares

 Over-allotment option:
    By JFAX.COM...................  475,500 shares
    By selling stockholders.......  799,500 shares
        Total.....................  1,275,000 shares
 Common stock to be outstanding
  after the offering..............  32,812,276 shares

 Use of proceeds..................  We will use the net proceeds from the offering to expand our network around the
                                    world, to repay indebtedness and redeem
                                    preferred stock and to fund marketing and
                                    advertising activities. We will use any
                                    remaining proceeds for working capital and
                                    general corporate purposes. See "Use of
                                    Proceeds."

 Dividend policy..................  We intend to retain all future earnings to fund the development and growth of our
                                    business. Therefore, at this time we do not
                                    anticipate paying cash dividends.

 Nasdaq National Market Symbol....  JFAX

   The shares of common stock to be outstanding after the offering are stated as of May 31, 1999 in this prospectus and exclude:

  . 4,375,000 shares of common stock reserved for issuance under our stock option plan of which 1,515,693 shares are subject to outstanding options, and

  . 4,512,916 shares of common stock issuable upon exercise of outstanding warrants.

   In connection with this offering, we intend to grant options under our stock option plan to our directors and certain officers and employees. We expect these grants will consist of options to purchase an aggregate of approximately 760,000 shares of our common stock at an exercise price of $8.00 per share. These options will begin vesting at the first anniversary of the grant date. For additional information, see "Certain Transactions."

   JFAX.COM is our service mark. This prospectus contains other product names, trade names, trademarks and service marks of JFAX.COM and of other organizations.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8 to read about risks you should consider before buying shares of our common stock, including financial, developmental, operational, technological, regulatory, competitive and other risks associated with our emerging business.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
                (In thousands, except per share and other data)

   Below is summary historical consolidated financial and other data of JFAX.COM. We derived the statement of operations and balance sheet financial data from our audited and unaudited consolidated financial statements. You should read this summary data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The as adjusted balance sheet data below gives effect to the application of the net proceeds from the sale of 8,500,000 shares of common stock by JFAX.COM in the offering, assuming an initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                                               Three Months
                                   Year Ended December 31,    Ended March 31,
                                   -------------------------  ----------------
                                    1996    1997      1998     1998     1999
                                                                (unaudited)
Statement of Operations Data:
 Revenue.......................... $  105  $   685  $  3,520  $   490  $ 1,411
 Gross profit (loss)..............    (45)    (173)      122     (136)     357
 Operating loss...................   (768)  (4,996)  (11,043)  (1,686)  (2,356)
 Net loss attributable to common
  shares..........................   (769)  (4,783)  (17,728)  (1,688)  (3,042)
 Loss per share:
  Basic and diluted net loss per
   common share................... $(0.12) $ (0.30) $  (0.80) $ (0.09) $ (0.13)
  Common shares used in
   determining net loss per
   share..........................  6,407   15,738    22,182   19,435   24,308

Other Data (at period end)
 (unaudited):
 Paid subscriptions...............  1,269    7,125    27,063            30,982
 Available area codes.............     15       45        68                70

                                              Year Ended     Three Months Ended
                                           December 31, 1998   March 31, 1999
                                           ----------------- ------------------
                                                                (unaudited)
Pro Forma Statement of Operations
 Data:(/1/)
 Pro forma net loss attributable to common
  shares..................................     $(16,527)          $(2,407)
 Pro forma net loss per common share......     $  (0.52)          $ (0.07)
 Common shares used in determining pro
  forma per share data....................       31,900            32,808

                                                           As of March 31, 1999
                                                           ---------------------
                                                            Actual   As Adjusted
                                                               (unaudited)
Balance Sheet Data:
 Cash and cash equivalents................................ $  5,510    $58,073
 Working capital..........................................    4,229     57,057
 Total assets.............................................    8,960     61,523
 Long-term debt...........................................    6,285        888
 Redeemable common and preferred stock(/2/)...............   10,435        --
 Stockholders' equity (deficiency)........................  (10,834)    58,213

-------
(1) For purposes of the pro forma statements of operations data, it is assumed that the extinguishment of our senior subordinated notes due 2004, as described under "Use of Proceeds," occurred at the beginning of each of the financial periods presented, and that the additional shares being issued in this offering were outstanding throughout the respective periods. The pro forma statement of operations data does not include an extraordinary charge of approximately $4.8 million for the early extinguishment of the senior subordinated notes due 2004.

(2) See Note 4 of the notes to our consolidated financial statements for the conditions applicable to the redeemable securities.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase shares of our common stock.

Because We Have Limited Operating History, it is Difficult to Evaluate Our Business

   We have a limited operating history. We were formed in December 1995, and our services became commercially available in 1996. Because of our limited operating history, you have limited operating and financial data about us upon which to base an evaluation of our performance and an investment in our common stock. You should consider our prospects in light of the risks, expenses and difficulties we may encounter, including those frequently encountered by new companies competing in rapidly evolving markets. If we are unable to execute our plans and grow our business, either as a result of the risks identified in this section or for any other reason, this failure would have a material adverse effect on our business, prospects, financial condition and results of operations.

We Expect Our Losses and Negative Cash Flow to Continue, Which May Adversely Impact Our Business and Our Stockholders

   We have incurred substantial operating losses, net losses and negative cash flow on both an annual and quarterly basis. For the year ended December 31, 1998, we had an operating loss of $11.0 million, a net loss attributable to common shares of $17.7 million and negative cash flow from operating and investing activities of $10.5 million. For the quarter ended March 31, 1999, we had an operating loss of $2.4 million, a net loss attributable to common shares of $3.0 million and negative cash flow from operating and investing activities of $1.7 million. We expect to continue to incur net losses for the foreseeable future and cannot assure you that we will ever achieve profitability or generate positive cash flow.

We Expect Our Expenses to Increase, and Our Expenses May Exceed Our Revenues for a Significant Period, Which Could Delay or Prevent Altogether Our Achieving Profitability, and Harm Our Stockholders

   We expect our operating expenses and capital expenditures to increase significantly, especially in the areas of sales and marketing expenses and general and administrative expenses, as we develop and expand our business. As a result, we will need to increase our revenue significantly to become profitable. In order to grow our revenue, we need to add customers for our services and increase the usage of our services by our customers, thereby increasing the fees and usage charges that we collect. If our revenue does not increase as much as we expect or if increases in our expenses are not in line with our plans, there could be a material adverse effect on our business, prospects, financial condition and results of operations.

We May Need and Be Unable to Obtain Additional Funding on Satisfactory Terms, Which Could Dilute Our Stockholders or Impose Burdensome Financial Restrictions on Our Business

   If our capital requirements or revenue vary materially from our current plans or if unforseen circumstances occur, we may require additional financing sooner than we anticipate. This may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. This financing may also dilute existing stockholders. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operation.

We Cannot Predict Whether We Will be Successful Because Our Business Model is Unproven and Our Market is Developing

   Our business strategy is unproven, and it is too early to reliably gauge market penetration rates for our services. To date, we have not established a definite demand or a reliable cost to add a subscriber for these services. In addition, there can be no assurance that we will be successful in the offering of any additional services that we are currently planning. If the demand is lower than anticipated, or the cost to add a subscriber is higher, our business, prospects, financial condition and results of operations would be materially and adversely affected.

Other Companies are Offering Free Services Supported by Advertising, Which May Cause Subscribers to Become Unwilling to Pay for Our Services

   Many services provided over the Internet are provided free of charge to attract traffic to the service provider's website. These free services include free voice mail, free e-mail and free facsimile-to-email services, which are being offered by other companies in competition to our services. The providers of free services attempt to recover their expenses and make a profit by selling advertising based on the traffic generated from users of free services. For example, free voice mail may require users to listen to taped ads before they can access their messages. We expect that as these free services become popular with consumers, they will require our subscription services to provide clear incremental benefits over free services to justify paying for our services. In addition, to the extent free services of another provider are used by a potential JFAX.COM customer, it may be harder for us to persuade that potential customer to try our services.

Our Failure to Achieve or Sustain Market Acceptance at Desired Pricing Levels Could Impair Our Ability to Achieve Profitability or Positive Cash Flow

   The widespread availability of free services, including our own, may result in consumers being unwilling to pay for messaging services. Even in cases where customers are willing to pay for these services to avoid the advertising associated with free services, or to obtain the benefits of unified messaging in its complete form, which we believe is not currently available as a free service, we expect prices in our industry will continue to fall. Therefore we may need to reduce prices for our existing and future services. We cannot predict whether our pricing schedule will prove to be viable, whether demand for our services will materialize at the prices we would like to charge or whether we will be able to sustain adequate future pricing levels as competitors introduce competing services, including free services.

   Customers may be unwilling to pay our prices, either because they find free services to be satisfactory, or because they find other paid services to offer better value for the cost involved. The prices for our services are in some cases higher than those charged by our competitors. Our failure to achieve or sustain desired pricing levels would have a material adverse effect on our business, prospects, financial condition and results of operations.

The Recent Introduction of Free Fax Services May Harm Our Business

   We recently introduced free services. We expect to generate revenues from our free service customers by selling them additional services for which charges are usage-based. We will also encourage free service customers to convert to paid subscriptions. We have no track record from which to predict levels of revenue to be achieved from customers who are attracted by our free services. Our introduction of free services may cause some of our paying customers to switch to our free services and discontinue their payments to us.

   We introduced our free services principally as a promotional tool, and partially in response to the introductions by competing companies. These companies provide banner advertising instead of charging subscription fees. We do not intend to adopt a banner advertising method for our free services. We expect the trend for free services will continue in our industry. There can be no assurance that the recent introduction of these competing services will not have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Operating Results In One or More Future Periods Are Likely to Fluctuate Significantly and May Negatively Impact Our Stock Price

   Our annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors, including:

  . the rate at which we are able to add subscriptions and sell additional usage-based services to both free and paid customers of our subscription services,

  . the amount and timing of expenditures to form strategic relationships, to enhance sales and marketing and to expand our infrastructure,

  . technical difficulties, system failures or network downtime,

  . delays in implementing strategic alliances, or loss of strategic alliances, and

  . economic and competitive conditions specific to our industry.

As a result, it is likely that in some future periods our operating results will be below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would likely be materially adversely affected.

Our Failure to Manage Growth Effectively Could Impair Our Business

   Any expansion of our business could place a significant strain on our management, financial and other resources. Our ability to manage future growth, if it occurs, will also depend upon the capacity, reliability and security of our network infrastructure.

   We anticipate significantly increasing the size of our sales and marketing efforts following the completion of the offering. We also will be required to increase our customer support staff. There can be no assurance that these expansions will be successfully completed. Our inability to promptly address and respond to these circumstances could have a material adverse effect on our business, prospects, financial condition and results of operations.

If We Fail to Expand and Adapt Our Network Infrastructure, Our Business May be Harmed

   We must continue to expand and adapt our network infrastructure, both domestically and internationally, as the number of customers and the volume of messages they wish to transmit increases. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources, even if the expansion is primarily for our free service offerings. There can be no assurance that we will be able to expand or adapt our network infrastructure to meet any additional demand on a timely basis, at a commercially reasonable cost or at all.

   In addition, future growth in our subscriber base for both free and paid services, together with growth in the subscriber bases of other companies who have recently introduced free facsimile-to-email services and other Internet-dependent services, will increase the demand for available network infrastructure and Internet data transmission capacity. This could lead to insufficient capacity and an inability on our part to accommodate our future growth. Insufficient network capacity could lead to a reduction in our services' reliability. Since customers will not tolerate a service hampered by slow delivery times or unreliable service levels, insufficient network capacity could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Business Could Suffer if We Cannot Obtain Telephone Numbers

   Our future success will depend upon our ability to procure large quantities of telephone numbers in the United States and foreign countries. Our ability to procure telephone numbers depends on applicable regulations, the practices of telecommunications carriers that provide telephone numbers and the level of demand for new telephone numbers. Failure to obtain these numbers in a timely and cost-effective manner may prevent us from entering some foreign markets or hamper our growth in domestic markets, and may have a material adverse effect on our business, prospects, financial condition and results of operations.

   Our ability to procure large quantities of phone numbers will be particularly limited in area codes of large metropolitan areas, and we may at some point be unable to provide our customers with phone numbers in the most desirable area codes (e.g., 212 in Manhattan and 171 in London) in such areas, having to rely instead on new area codes created for these areas. We do not allow customers of our free services to choose the area code for the phone number we provide, and to some extent this makes our free services less attractive, particularly in comparison to our subscription services, or subscription services provided by others where the customer may select an area code.

   In addition, future growth in our subscriber base for both free and paid services, together with growth in the subscriber bases of providers of free fax to e-mail services, will increase the demand for large quantities of telephone numbers, which could lead to insufficient capacity and an inability on our part to acquire the necessary phone numbers to accommodate our future growth.

Any Failure of the Internet as a Message Transmission Medium Could Harm Our Business

   Our future success will depend upon our ability to route our customers' traffic through the Internet and through other data transmission media. For our services, other data transmission media include fiber optic or copper lines owned and operated by third parties, with portions of the capacity on these media being dedicated for our use. Our success is largely dependent upon the viability of the Internet as a medium for the transmission of documents. We also depend on the continued operation of a user's e-mail system. To date, we have transmitted a limited amount of customer traffic. There can be no assurance that these will prove to be viable communications media, that document transmission will be reliable or that capacity constraints which inhibit efficient document transmission will not develop.

   We access the Internet and other data transmission media through dedicated or shared connections to third party service providers. In many cases, we pay fixed monthly fees for Internet and other access, regardless of our usage or the volume of our customers' traffic. There can be no assurance that the current pricing structure for access to and use of these media will not change unfavorably and, if the pricing structure changes unfavorably, our business, prospects, financial condition and results of operations could be materially and adversely affected.

If the Internet Stops Growing, Our Business Will Suffer.

   Our future success is substantially dependent upon continued growth in the use of the Internet in order to support the sale of our services. There can be no assurance that the number of Internet users will continue to grow. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable avenue to transmit communications for a number of reasons, including lack of acceptable security technologies, lack of access and ease of use, traffic congestion, inconsistent quality or speed of service, potentially inadequate development of the necessary infrastructure, excessive governmental regulation, uncertainty regarding intellectual property ownership or lack of timely development and commercialization of performance improvements, including high-speed modems.

The Market May Not Switch to Our Services Due to Concerns About the Reliability of Internet Communications, Which May Significantly Impair Our Business and Prevent the Execution of Our Business Plan

   Our ability to route existing customers' traffic through the Internet and to sell our services to new customers may be inhibited by, among other factors, the reluctance of some customers to switch from traditional fax delivery to delivery over the Internet, and by widespread concerns over the adequacy of security in the exchange of information over the Internet. Additionally, there may be delays in any transmission over the Internet which may result in our service being regarded as less timely than a traditional fax delivery. If our existing and potential customers do not accept delivery through the Internet as a means of sending and receiving documents via fax, our business, prospects, financial condition and results of operations would be materially and adversely affected.

   In addition, we face similar risks regarding the market acceptance of the delivery of customers' voice mail messages through the Internet. As a result, our business, prospects, financial condition and results of operations may be materially and adversely affected.

Our Business May be Constrained Because We Support a Limited Number of Operating System Platforms

   Our services can be utilized only by those users whose computers are run by Windows 3.1, Windows 95, Windows 98, Windows NT, Macintosh, and UNIX operating systems. Since there are other operating system platforms, we cannot provide our services to all potential customers for our services. To the extent other operating systems proliferate in the future, our ability to attract new customers and keep existing customers could be significantly impaired.

The Market In Which We Operate is Highly Competitive, and We May Be Unable to Compete Successfully Against New Entrants and Established Industry Competitors With Significantly Greater Financial Resources

   Competition in the converging Internet and telecommunications industries is becoming increasingly intense. We face competition for our services from, among others, voice mail providers, fax providers, paging companies, Internet service providers, e-mail providers and telephone companies.

   The recent trend of our competitors providing free services has increased these competitive pressures. We have responded to this trend by introducing our own free services. Competitive pressures may impair our ability to achieve profitability. The increased competition may also make it more difficult for us to successfully enter into strategic relationships with major companies, particularly if our goal is to have an exclusive relationship with a particular company.

   We compete against other companies that provide one or more of the services that we do. In addition, these competitors may add services to their offerings to provide unified messaging services comparable to ours. Future competition could come from a variety of companies both in the Internet industry and the telecommunications industry, which could include some of our strategic alliances. These industries include major companies which have much greater resources than we do, have been in operation for many years and have large subscriber bases. These companies may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily and devote greater resources to the marketing and sale of their products and services than we can. There can be no assurance that additional competitors will not enter markets that we plan to serve or that we will be able to compete effectively.

We May Have Difficulty in Retaining Our Customers, Which May Prevent Our Long-Term Success

   Our sales and marketing and other costs of acquiring new subscriptions are substantial relative to the monthly fees derived from subscriptions. Accordingly, we believe that our long-term success depends largely on our ability to retain our existing customers, while continuing to attract new ones. We continue to invest significant resources in our network infrastructure and customer and technical support capabilities to provide high levels of customer service. We cannot be certain that these investments will maintain or improve customer retention. We believe that intense competition from our competitors, some of which offer free service or other enticements for new subscriptions, has caused, and may continue to cause, some of our customers to switch to our competitors' services. Based on a survey of those customers who provided a reason for canceling our service, we estimate that in the first five months of 1999, about 10% to 15% of cancellations were due to customers switching to competing services. The actual figures could be higher but we lack the data to make a more exact determination. In addition, some new customers use the Internet only as a novelty and do not become consistent users of Internet services and, therefore, may be more likely to discontinue their service. These factors adversely affect our customer retention rates. Any decline in customer retention rates could have a material adverse effect on our business, prospects, financial condition and results of operations.

The Messaging and Communications Industry is Undergoing Rapid Technological Changes and New Technologies May Be Superior to the Technologies We Use

   The messaging and communications industry is subject to rapid and significant technological change. We cannot predict the effect of technological changes on our business. Additionally, widely accepted standards have not yet developed for the technologies we use.

   We expect that new services and technologies will emerge in the market in which we compete. These new services and technologies may be superior to the services and technologies that we use or these new services may render our services and technologies obsolete. In addition, these services and technologies may not be compatible or operate in a manner sufficient for us to execute our business plan, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

A System Failure or Breach of Network Security Could Delay or Interrupt Service to Our Customers

   Our operations are dependent on our ability to protect our network from interruption by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry, computer viruses or other events beyond our control. There can be no assurance that our existing and planned precautions of backup systems, regular data backups and other procedures will be adequate to prevent significant damage, system failure or data loss.

   Despite the implementation of security measures, our infrastructure may also be vulnerable to computer viruses, hackers or similar disruptive problems caused by our customers or other Internet users. Persistent problems continue to affect public and private data networks, including computer break-ins and the misappropriation of confidential information. Computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the individuals and businesses utilizing our services, which may result in significant liability to us and also may deter current and potential customers from using our services. Any damage, failure or security breach that causes interruptions or data loss in our operations or in the computer systems of our customers could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Software May Have Defects and We May Encounter Development Delays

   Software-based services and equipment, such as our services, may contain undetected errors or failures when introduced or when new versions are released. There can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in our software after commercial release, or that we will not experience development delays, resulting in delays in market acceptance, any of which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We Depend on Third Parties to Market Our Services, and the Failure by These Third Parties to Market Our Services May Hinder Our Marketing Efforts

   Currently, we rely on third parties, including e-mail providers, Internet service providers, online service providers and telecommunications companies as a means of marketing our services. We are also in the early stages of marketing our services through systems integrators. Systems integrators are businesses that bundle our services with services of other companies to be sold as a convenient package of services to the customer. In the event of any prolonged technical problems or failures experienced by these third parties or the termination of these marketing agreements, our marketing capabilities would be significantly hindered, which could have a detrimental effect on our business, prospects, financial condition or results of operations. For example, our failure to achieve technical integration with America Online's e-mail system resulted in a renegotiation of our agreement with America Online, and a suspension of our advertising on America Online in late 1998. This resulted in a reduction in our America Online subscribers, from over 4,000 net additions in 1998 to an approximately 700 net reduction in the first quarter of 1999.

   Many of these relationships are terminable at will or upon short notice. Furthermore, none of our relationships with these third parties includes long-term contractual commitments to continue the relationship, and most of these relationships are in the early stages of development. Because many of our strategic allies view unified messaging as important to their future, they may elect to directly compete with us in the provision of unified messaging services.

   In addition, our success in developing an international customer base depends on the formation of alliances with foreign companies and their ability to successfully market our services. In any relationship with a third party, particularly internationally, there may be difficulties in integrating or coordinating our services and systems with those of the other party. The failure to form and maintain these strategic alliances or the failure of these companies to successfully develop and sustain a market for our services could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Success Depends on Our Retention of Our Executive Officers and Our Ability to Hire and Retain Additional Key Personnel

   Our future performance depends in significant part upon the continued service of our executive officers named in the "Management" section at page 60 and other key technical, sales and management personnel. The loss of the services of one or more of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we can retain our key employees or that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

Our International Operations are Exposed to Regulatory, Management, Currency and Other Risks That May Prevent Us From Being Successful in International Markets

   At the end of 1998, foreign telephone numbers represented a significant portion of our total telephone numbers. These foreign numbers were sold through our U.S. web site. We intend to continue to enter additional markets and to expand our operations outside the United States. International sales are subject to inherent risks, including:

  . unexpected changes in regulatory requirements and tariffs,

  . a more complex process to acquire telephone numbers,

  . difficulties in staffing and managing foreign operations,

  . the possibility of subsidization of our competitors and the nationalization of business,

  . longer payment cycles, and greater difficulty in accounts receivable collection,

  . differing technology standards,

  . imposition of currency exchange controls, and

  . potentially adverse tax consequences.

   To the extent the services we sell are priced and paid for in foreign currencies, gains and losses on the conversion of U.S. dollars of receivables and payables arising from international operations could in the future contribute to fluctuations in our results of operations. Additionally, fluctuations in exchange rates could adversely affect demand for our services and have a material adverse effect on our business, prospects, financial condition and results of operations.

The Price of Our Common Stock May Decline Due to Shares Eligible for Future
Sale

   Sales of a large number of shares of our common stock in the market after the offering or the perception that sales may occur could cause the market price of our common stock to drop.

   We will have 32,812,276 shares of common stock outstanding immediately after the offering and 6,028,609 shares issuable upon the exercise of outstanding warrants and options, in each case as of May 31, 1999 and as adjusted for the issuance of shares in this offering. The 8,500,000 shares sold in the offering, plus any shares issued or sold upon exercise of the underwriters' over-allotment option, will be freely tradeable, except for any shares held at any time by an "affiliate," as defined under Rule 144 under the Securities Act of 1933. Of the remaining shares, 23,762,862 shares, and an additional 5,941,735 shares issuable upon exercise of outstanding options and warrants, are subject to lock-up agreements in which the holders of the shares have agreed not to sell any shares for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. There will be a large number of shares available for sale after the end of the lock-up period. The shares not subject to lock-up agreements may be sold without registration under the Securities Act to the extent permitted by Rule 144 or another exemption under the Securities Act.

You Will Incur Immediate and Substantial Dilution

   The initial public offering price, which we have assumed to be $9.00 per share, will be substantially higher than the book value per share of our common stock after this offering, which is calculated to be $1.77 per share. Therefore, you will incur immediate and substantial book value dilution. You will incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrant holders exercise their warrants to purchase common stock. See "Dilution" for more information.

Anti-Takeover Provisions Could Negatively Impact Our Stockholders

   Provisions of Delaware law and of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law which would make it more difficult for another party to acquire our company without the approval of our board of directors. Additionally, our certificate of incorporation authorizes our board of directors to issue preferred stock without requiring any shareholder approval, and preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire JFAX.COM even if an acquisition might be in the best interest of our stockholders. See "Description of Capital Stock" for more information.

Our Stock Price May Be Volatile or May Decline

   An active trading market for our common stock may not develop or be sustained after the offering. We will determine the initial public offering price in consultation with the underwriters. The price at which our common stock will trade after the offering is likely to be volatile and may fluctuate or decline substantially due to factors such as:

  . assessments of our progress in adding paid subscriptions or free customers, and comparisons of our results in these areas versus our competitors,

  . variations between our actual results and analyst and investor expectations,

  . new service or technology announcements by us or others, and regulatory or competitive developments affecting our markets,

  . investor perceptions of our company and comparable public companies, and

  . conditions and trends in the communications, messaging and Internet-related industries.

   In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the common stocks of technology companies, which may include communications, messaging and Internet-related companies. These fluctuations may result in a rapid and material decline in the market price of our common stock.

Inadequate Intellectual Property Protections Could Prevent Us From Enforcing or Defending Our Proprietary Technology

   Our success depends to a significant degree upon our proprietary technology. We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect our proprietary technology. However, these measures provide only limited protection, and we may not be able to detect unauthorized use or take appropriate steps to enforce our intellectual property rights, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, we may face challenges to the validity and enforceability of our proprietary rights and may not prevail in any litigation regarding those rights. Companies in the messaging industry have experienced substantial litigation regarding intellectual property. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

We May Be Found to Have Infringed the Intellectual Property Rights of Others Which Could Expose Us to Substantial Damages or Restrict Our Operations

   We could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our resellers and users for similar claims made against them. Any claims against us could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available at all or on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, prospects, financial conditions and results of operations. For example, AudioFAX IP LLC has asserted the ownership of certain United States and Canadian patents and demanded that we cease and desist from infringement of these patents. See "Business--Patents and Proprietary Rights."

Our Services May Become Subject to Burdensome Telecommunications Regulation Which Could Increase Our Costs or Restrict Our Service Offerings

   We provide our services through data transmissions over public telephone lines and other facilities provided by telecommunications companies. These transmissions are subject to regulation by the Federal Communications Commission, state public utility commissions and foreign governmental authorities. These regulations affect the prices we pay for transmission services, the competition we face from telecommunications services and other aspects of our market.

  As an Internet messaging services provider, we are not subject to direct regulation by the FCC. However, as Internet services and telecommunications services converge or as the services we offer expand, there may be increased regulation of our business. Therefore, in the future, we may become subject to FCC or other regulatory agency regulation. Changes in the regulatory environment could decrease our revenues, increase our costs and restrict our service offerings.

If Regulation of the Internet Increases, Our Business May be Adversely Affected

   There have been various regulations and court cases relating to the liability of Internet service providers and other online service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency, obscenity, defamation and fraud. For example, federal and state statutes prohibit the online distribution of obscene materials. The law in this area is unsettled, and there may be new legislation and court decisions that expose companies such as ours to liabilities or affect their services.

   Additional laws and regulations may be adopted with respect to the Internet, covering issues such as support payments to fund Internet availability, content, user privacy, pricing, libel, obscene material, indecency, gambling, intellectual property protection and infringement and technology export and other controls. Other federal Internet-related legislation has been introduced which may limit commerce and discourse on the Internet.

   Because our services relate principally to the Internet, but convert voice and fax transmissions into e-mails, we are necessarily exposed to legal or regulatory developments affecting either Internet services or telecommunications services. Regulatory developments could cause our business, prospects, financial condition and results of operations to be materially adversely affected.

Our Failure and the Failure of Third Parties to Be Year 2000 Compliant Could Negatively Impact Our Business

   The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, our computer programs that have date-sensitive software and software of companies with which our network is interconnected may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. If our systems or the systems of other companies on whose services we depend or with whom our systems interconnect are not year 2000 compliant, it could have a material adverse effect on our business, prospects, financial condition and results of operations. We have yet to develop a comprehensive contingency plan to address the issues which could result from such an event. The year 2000 issue is discussed at greater length in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Issue."

We Could Be Required to Register as an Investment Company and Become Subject to Substantial Regulation That Would Interfere With Our Ability to Conduct Our Business

   We plan to invest the proceeds of this offering in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in our being treated as an "investment company" under the Investment Company Act of 1940. In addition, the Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.

   If we are required to register as an investment company pursuant to the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us would materially and adversely affect our business, prospects, financial condition and results of operations.

Our Principal Stockholders and Management Own a Significant Percentage of Our Stock and Will Be Able to Exercise Significant Influence

   Our executive officers and directors and principal stockholders together will beneficially own approximately 69% of our common stock, including shares subject to options and warrants that confer beneficial ownership of the underlying shares, after completion of the offering. Accordingly, these stockholders will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. See "Principal and Selling Stockholders" for information about the ownership of common stock by our executive officers, directors and principal stockholders.

Since We Share Office Space, Administrative Items and the Services of Our General Counsel with Other Entities Controlled by Our Chief Executive Officer, We Face Potential Conflicts of Interest that Could Adversely Affect Our Company

   We share contiguous office space and we pro-rate the cost of office space and facilities, the cost of insurance and other related administrative costs with other entities that are controlled by our chief executive officer. We also make the services of our general counsel available to these other entities and charge them for the proportionate cost of the services of our general counsel that they incur. These arrangements are not pursuant to written agreements and are adjusted from time to time according to the relative benefits given and received. For example, one of the other entities is the named sublessee on the lease of our office space, but we are named as an occupant. As a result, our business, prospects, financial condition and results of operations could be adversely affected if our chief executive officer implemented policies with respect to these other entities which do not benefit us. Furthermore, either the positive or negative operating results of these other entities could require that our chief executive officer or general counsel spend a disproportionate amount of their time on work for these entities. While we attempt to share business expenses with the other entities on an equitable basis, it is possible that we could pay less for office space or other shared administrative items if we obtained these services on an independent basis. See "Certain Transactions."

Our Management has Broad Discretion in the Application of Proceeds, Which May Increase the Risk that the Proceeds Will Not Be Applied Effectively

   Our management will have broad discretion in determining how to spend the proceeds of the offering. Accordingly, we can spend the proceeds from the offering in ways which turn out to be ineffective or with which the stockholders may not agree.

Forward-Looking Statements are Inherently Uncertain, and Therefore Actual Results May Differ Materially From Those Expressed or Implied by Forward-Looking Statements

   Some statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions and assumptions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements. Market data and forecasts used in this prospectus, including, for example, estimates of growth in unified messaging mailboxes, have been obtained from independent industry sources. Although we believe these sources are reliable, we have not independently verified these data.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of common stock in the offering will be approximately $70.0 million, or $74.0 million if the underwriters exercise their over-allotment option in full, at an assumed public offering price per share of $9.00 and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

   We intend to use the net proceeds from the offering according to the following approximate allocations:

    .  $25 million to expand our network around the world,

    .  $18 million to repay indebtedness and redeem preferred stock,

    .  $20 million to fund marketing and advertising activities, and

    . any remaining proceeds for working capital and general corporate purposes.

Except as indicated, we cannot specify with certainty the particular uses for the net proceeds to be received from the offering or the amount to be used specifically with respect to any use. Accordingly, our management will have broad discretion in the application of the net proceeds. The expansion of our network will include operations centers in Los Angeles, New York and London. These centers will allow enhanced data transmission over our network, including live phone conversations, which will be necessary to support the launch of a number of our future services. We intend to invest much of the $25 million expansion plan for our network in the equipment and software for these centers.

  The indebtedness to be repaid accrues interest on principal at a per annum rate of 10%, and half of such indebtedness is due on June 30, 2003 and the other half is due on June 30, 2004, and the preferred stock to be redeemed accumulates dividends on stated amount and unpaid dividends at a per annum rate of 15%. The indebtedness consists of all our 10% senior subordinated notes due 2004, which we issued in June 1998, and the preferred stock is all our Series A usable redeemable preferred stock, which we issued in July 1998. We issued this indebtedness and preferred stock to fund capital expenditures, to upgrade our network, to fund marketing and advertising expenses and to expand our user base.

   Prior to the application of the net proceeds from the offering as described above, the net proceeds from the offering will be invested in short-term marketable securities.

                                DIVIDEND POLICY

   We have never paid any dividends on our common stock and do not anticipate declaring or paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, to reinvest in our business. We expect that covenants in our future financing agreements will prohibit or limit our ability to declare or pay cash dividends. Currently we are not permitted to pay cash dividends pursuant to restrictions in our 10% senior subordinated notes due 2004, which will be repaid with a portion of the proceeds of this offering.

                                 CAPITALIZATION

   The following table sets forth:

  .  our cash position and capitalization as of March 31, 1999, and

  . our cash position and capitalization as adjusted to give effect to our sale of 8,500,000 shares of common stock in the offering and receipt and application of the estimated net proceeds from the offering, assuming an initial public offering price of $9.00 per share.

The information set forth below should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. See "Use of Proceeds."

                                                           As of March 31, 1999
                                                           ---------------------
                                                            Actual   As Adjusted
                                                               (Dollars in
                                                                thousands)
Cash and cash equivalents................................  $  5,510   $ 58,073
                                                           ========   ========

Debt:
 Capital lease obligations, including short-term
  portion................................................       210        210
 Long-term debt, including short-term portion............     6,672        888
                                                           --------   --------
  Total debt.............................................     6,882      1,098
Redeemable common stock; issued and outstanding 2,207,698
 shares at March 31, 1999; no shares as adjusted(/1/)....     6,106        --
Mandatorily redeemable Series A preferred stock;
 authorized 1,000,000 shares; issued and outstanding
 5,000 shares at March 31, 1999, liquidation preference
 $5,591; no shares as adjusted(/2/)......................     4,329        --

Stockholders' equity (deficiency):
 Common stock; $0.01 par value; authorized 100,000,000
  shares (subsequently increased to 200,000,000
  authorized shares); issued and outstanding 22,100,413
  shares at March 31, 1999, excluding 2,207,698 shares
  issued as redeemable at March 31, 1999; and 32,808,110
  shares issued and outstanding as adjusted(/3/).........       221        328
 Additional paid-in capital..............................    17,474     91,243
 Notes receivable from stockholders......................    (2,499)    (2,499)
 Unearned compensation...................................      (440)      (440)
 Accumulated deficit(/4/)................................   (25,590)   (30,419)
                                                           --------   --------
  Total stockholders' equity (deficiency)................  (10,834)     58,213
                                                           --------   --------
    Total capitalization.................................  $  6,483   $ 59,311
                                                           ========   ========

--------
(1) See Note 4 of the notes to our consolidated financial statements for the conditions applicable to the redeemable securities.
(2) The foregoing information reflects the redemption of our Series A preferred stock and our 10% senior subordinated notes due 2004 using a portion of the proceeds of this offering.
(3) The number of shares of our common stock in the table exclude shares of common stock that are issuable upon the exercise of outstanding options and warrants. See notes 4 and 9 of our consolidated financial statements.
(4) The as adjusted accumulated deficit includes the effect of a $4.8 million extraordinary charge for the early extinguishment of the senior subordinated notes as discussed under "Use of Proceeds."

                                    DILUTION

   Our net tangible book value (deficit) at March 31, 1999 was a deficit of approximately $4.7 million, or $0.20 per share of common stock. Net tangible book value (deficit) per share of common stock represents the amount of total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value excludes 5,000 redeemable preferred shares with a carrying value of $4.3 million and includes the carrying value of $6.1 million relating to 2,207,698 shares of redeemable common stock.

   Dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering and the pro forma net tangible book value per share of common stock immediately after the completion of the offering. After giving effect to the assumed sale of 8,500,000 shares of common stock at a price of $9.00 per share in the offering and the application of the estimated net proceeds from the offering, including the redemption of Series A preferred stock and the conversion of the redeemable common shares, our pro forma net tangible book value as of March 31, 1999 would have been approximately $58.2 million, or $1.77 per share. This represents an immediate dilution in net tangible book value per share of $7.23 to investors who purchase shares of common stock in the offering and an immediate increase in net tangible book value per share to existing shareholders of $1.97. The following table illustrates the dilution in net tangible book value per share to such investors:

   Assumed initial public offering price per share...............        $9.00
                                                                         -----
     Net tangible book value (deficit) per share as of March 31,
      1999....................................................... (0.20)
     Increase per share attributable to new investors............  1.97
                                                                  -----
     Pro forma net tangible book value per share as of March 31,
      1999 after giving effect to the offering...................         1.77
                                                                         -----
     Dilution per share to new investors.........................        $7.23

   The following table summarizes, as of May 31, 1999, the difference between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, including redeemable common shares, the total consideration paid and the average price per share paid at an assumed initial public offering price of $10.00 per share:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   per Share
   Existing stockholders..  24,312,276   74.1% $17,562,496   18.7%    $ 0.72
   New investors..........   8,500,000   25.9   76,500,000   81.3     $ 9.00
                            ----------  -----  -----------  -----
       Total..............  32,812,276  100.0% $94,062,496  100.0%
                            ==========  =====  ===========  =====

   The foregoing table assumes no exercise of stock options or warrants. As of May 31, 1999, there were options and warrants outstanding to purchase 6,028,609 shares of common stock at a weighted average exercise price of $2.05 per share. If these outstanding options and warrants were exercised, the shares issued upon those exercises would represent approximately 15.5% of the outstanding common stock after giving effect to the exercises. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. If these outstanding options and warrants were exercised, the additional dilution would be approximately $(0.04) per share to new investors, based on receipt of the monetary consideration for the shares and the increase in the number of shares outstanding resulting from those exercises.

   The above information does not give effect to options which we expect to grant in connection with this offering. We expect these grants will consist of options to purchase an aggregate of approximately 760,000 shares of common stock at an exercise price of $8.00 per share. These options will begin vesting at the first anniversary of the grant date. For additional information, see "Certain Transactions."

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected historical financial data and pro forma statement of operations data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, related notes and other financial information included elsewhere in this prospectus. The statement of operations data for each of the years in the three year period ended December 31, 1998, and the selected balance sheet data as of December 31, 1998 and 1997, are derived from our consolidated financial statements which have been audited by KPMG LLP and are included in this prospectus. The consolidated financial data for the period from December 14, 1995 (the date of our inception) to December 31, 1995 and as of December 31, 1995 and 1996, are derived from our consolidated financial statements, which have been audited by KPMG LLP and are not included in this prospectus.The statement of operations data for the quarters ended March 31, 1998 and 1999, and the balance sheet data as of March 31, 1999, are derived from our unaudited consolidated financial statements for such interim periods and as of such date, which are included in this prospectus. In the opinion of management, these unaudited interim data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods and the financial position at such date. Historical results are not necessarily indicative of future results, and results for any interim period are not necessarily indicative of results for a full year.

                                                                              Three Months Ended
                                    Years Ended December 31,                       March 31,
                          ------------------------------------------------  ------------------------
                             1995        1996        1997         1998         1998         1999
                                      (Dollars in thousands, except per share data)
Statement of Operations
 Data:
Revenue.................  $       --  $      105  $       685  $     3,520  $       490  $     1,411
Cost of revenue.........           1         150          858        3,398          626        1,054
                          ----------  ----------  -----------  -----------  -----------  -----------
    Gross profit
     (loss).............          (1)        (45)        (173)         122         (136)         357
Operating expenses:
  Sales and marketing...          --         150        1,069        4,990          372          708
  Research and
   development..........          --          61          793        1,226          261          517
  General and
   administrative.......          20         512        2,962        4,948          917        1,489
                          ----------  ----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........          20         723        4,824       11,164        1,550        2,713
                          ----------  ----------  -----------  -----------  -----------  -----------
    Operating loss......         (21)       (768)      (4,997)     (11,042)      (1,686)      (2,356)
Interest expense
 (income) net...........          --          --         (215)         933           --          426
Increase in market value
 of put warrants........          --          --           --        5,256           --           --
Income tax expense......          --           1            2            2            2            2
                          ----------  ----------  -----------  -----------  -----------  -----------
    Net loss............  $      (21) $     (769) $    (4,784) $   (17,233) $    (1,688) $    (2,784)
                          ==========  ==========  ===========  ===========  ===========  ===========
    Net loss
     attributable to
     common shares......  $      (21) $     (769) $    (4,784) $   (17,728) $    (1,688) $    (3,042)
                          ==========  ==========  ===========  ===========  ===========  ===========
Basic and diluted net
 loss per common share..  $    (0.00) $    (0.12) $     (0.30) $     (0.80) $    (0.09)  $     (0.13)
                          ==========  ==========  ===========  ===========  ===========  ===========
Weighted average common
 shares used in
 determining net loss
 per share..............   5,575,000   6,406,666   15,738,334   22,181,960   19,435,000   24,308,111
                          ==========  ==========  ===========  ===========  ===========  ===========

                                              Year Ended     Three Months Ended
                                           December 31, 1998   March 31, 1999
                                           ----------------- ------------------
                                                      (In thousands,
                                                  except per share data)
Pro Forma Statement of Operations
 Data:(/1/)
 Pro forma net loss attributable to common
  shares..................................     $(16,527)          $(2,407)
 Pro forma net loss per common share......     $  (0.52)          $ (0.07)
 Common shares used in determining pro
  forma per share data ...................       31,900            32,808

                                                                        As of
                                              As of December 31,      March 31,
                                           -------------------------  ---------
                                           1995  1996  1997   1998      1999
                                                (In thousands)
Balance Sheet Data:
  Cash and cash equivalents............... $ --  $656 $   23 $ 7,279  $  5,510
  Working capital (deficiency)............  (11)  479     58   6,735     4,229
  Total assets............................   --   896  2,613  10,513     8,960
  Long-term debt and put warrants.........   --    --     --  12,455     6,285
  Redeemable common and preferred
   stock(/2/).............................   --    --     --   9,317    10,435
  Total stockholders' equity
   (deficiency)...........................  (11)  677  1,618 (13,317)  (10,834)

--------
(1) For purposes of the pro forma statements of operations data, it is assumed that the extinguishment of our senior subordinated notes due 2004 described under "Use of Proceeds" occurred at the beginning of each of the financial periods presented, and that the additional shares being issued in this offering were outstanding throughout the respective periods. The pro forma statement of operations data does not include an extraordinary charge of approximately $4.8 million for the early extinguishment of the senior subordinated notes due 2004.

(2) See Note 4 of the notes to our consolidated financial statements for the conditions applicable to the redeemable securities.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   The following discussion should be read in conjunction with "Selected Consolidated Financial Data" and our financial statements and related notes included elsewhere in this prospectus.

Overview

   We were founded in 1995 to provide Internet-based messaging and communications services. Our company was initially conceived as a solution to facilitate the receipt of faxes and voice messages via the Internet. Since inception, our primary activities have included:

  . developing our business model,

  . hiring management and other key personnel,

  . building our infrastructure,

  . introducing our initial services,

  . expanding geographic coverage and scope of services,

  . entering into strategic alliances, and

  . developing new services including our usage-based services and free services.

   We provide Internet-based unified messaging services with over 30,000 paid subscriptions as of March 31, 1999.

   We currently derive substantially all of our revenues from subscription fees, activation fees and charges for usage-based services. Activation fees account for approximately 10% of total revenue. We recognize revenue for activation fees when the customer's account is activated, at which time related direct selling costs are incurred, which offset the activation fee. In the future, we expect to derive a growing proportion of our revenues from selling our subscription and usage-based services to our free subscribers. Our customers are mostly pre-billed on a month-to-month basis. Revenues are recognized as the service is performed.

   Payments made to our strategic alliance resellers are typically made on a commission basis. In our domestic alliances, we generally pay to the reseller a portion of our activation fees, a percentage of monthly service fees during the first year that the customer subscribes to the service, and a lesser percentage of monthly service fees after the first year. We also pay a percentage of customer usage fees. We record the commission expenses as the related revenues are recognized.

   During 1997, our strategic alliances contributed 11.2% of our net subscriber additions. In 1998, our strategic alliances contributed 41.3% of our net subscriber additions. During the first quarter of 1999, our strategic alliances contributed 4.3% of our net subscriber additions. The reduction in subscriptions through strategic alliances is due to the interruption of advertising with America Online. In the first quarter of 1999, in the absence of advertising, America Online did not produce net new subscribers for us, and in fact produced a net reduction of approximately 700 subscribers. Excluding America Online, net subscriber additions through strategic alliances would have been 23.7% for 1998 and 26.7% for the first quarter in 1999.

   Under our renegotiated agreement with America Online, America Online is committed to deliver certain technological assistance so as to make our services more compatible with America Online's e-mail service and to deliver $1 million in advertising owed to us as a result of payments made under our previous agreement. Following the necessary technical integrations, we expect to resume advertising with America Online and we anticipate that America Online will again contribute to our net subscriber additions. However, at least for the remainder of 1999, we do not expect to make any further payments to America Online; rather, we will utilize our existing $1 million of prepaid advertising.

   Revenues from subscriptions provided by our strategic alliances represented 29% of our total revenues in 1998 and 31% of our total revenues in the first quarter in 1999. We believe that the generally increasing trend in strategic alliance contributions to net subscriber additions, and to our revenues, will continue in the future.

   We expect to increase our sales and marketing expenses following the offering. In the past, we have allocated limited resources to marketing our services, relying on our web site to generate subscriptions and our strategic alliances to market and sell our services to their customer base. We intend to increase our direct and indirect marketing efforts substantially in order to grow our subscriber base and to generate sales from our free and paying subscribers and businesses looking to outsource their messaging requirements. These marketing efforts will require a considerable investment on our part.

   We also intend to continue to invest in the development of new services, complete the development of our services currently under development and extend and upgrade our network. In particular, we intend to invest in additional infrastructure to increase our capacity and enable us to provide additional Internet-based messaging and communications services.

   We have incurred significant losses since our inception. As of March 31, 1999, we had an accumulated deficit of approximately $25.6 million. We expect to incur substantial operating losses for the foreseeable future. See "Risk Factors" for a discussion concerning the risks we face.

   Although we cannot guarantee the success of our business plan, we expect the increases in sales and marketing expenses and in our investments in new services and services under development, together with our free services, will improve our ability to add new subscriptions including paid subscriptions. We also expect that the increased subscriptions will result in increased revenues and, we anticipate, an increased rate of growth of revenues, which will be partially offset, or may be more than offset for some period, by the expenses incurred. There are numerous factors, however, that may materially adversely affect our business plans and the expectations noted above.

   An increasing number of companies are offering services that compete with our services, and some competitors have recently introduced free services that are similar to our services. The providers of these free services attempt to recoup their expenses by selling advertising based on the traffic generated from users of free services. We have also recently begun to offer some of our services on a free basis. We expect to generate revenues from free subscriptions not through advertising, but by selling to those free subscriptions usage-based services or by converting some free subscriptions to paid subscriptions for our unified messaging services. However, we cannot guarantee that we will be able to sell any usage-based services or to convert free subscriptions. In addition, there is a risk that some of our paid subscriptions will convert to free subscriptions or that they will choose to switch to the free services provided by one of our competitors. We believe that the introduction of free services, both by us and by our competitors, has occurred too recently for us to accurately gauge whether and to what degree they will negatively impact our revenues, our cost structure or our ability to add new subscriptions including paid subscriptions.

Results of Operations

 Three Months Ended March 31, 1999 and 1998

   The following table sets forth, for the quarters ended March 31, 1998 and 1999, information derived from our statements of operations as a percentage of revenues. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                     Three
                                                                    Months
                                                                     Ended
                                                                   March 31,
                                                                   -----------
                                                                   1998   1999
   Revenue........................................................  100%   100%
   Cost of revenue................................................  128     75
                                                                   ----   ----
       Gross profit (loss)........................................  (28)    25
   Operating expenses:
     Sales and marketing..........................................   76     50
     Research and development.....................................   53     37
     General and administrative...................................  187    105
                                                                   ----   ----
       Total operating expenses...................................  316    192
                                                                   ----   ----
       Operating loss............................................. (344)  (167)
   Interest expense (income), net.................................   --     30
                                                                   ----   ----
       Loss before income taxes................................... (344)  (197)
   Income tax expense.............................................   --     --
                                                                   ----   ----
       Net loss................................................... (344)% (197)%
                                                                   ====   ====

   Revenue. Revenue was $1.4 million and $490,000 in the quarters ended March 31, 1999 and 1998. The absolute dollar increase in revenue was primarily due to an increased number of subscriptions from both our direct marketing and our strategic alliances. Our number of subscriptions were 30,982 and 11,102 as of March 31, 1999 and 1998. Revenue derived from activation and monthly fees from paid subscriptions accounted for substantially all revenues for the quarters ended March 31, 1999 and 1998.

   During the quarter ended March 31, 1999, several free fax services were introduced by some of our competitors. See "Risk Factors--The Recent Introduction of Free Fax Services May Harm Our Business." We do not believe that the introduction of these free services impacted the growth of revenues in the quarter ended March 31, 1999 over the quarter ended March 31, 1998, nor have we experienced a drop in our paid subscription sign-up rate. In April 1999, we introduced our own free fax services principally as a promotional tool to attract customers we can target for selling our paid services.

   Cost of Revenue. Cost of revenue is primarily comprised of data and voice transmission costs, telephone numbers, customer service, online processing fees and equipment depreciation. Cost of revenue was $1.1 million or 75% of revenue and $626,000 or 128% of revenue for the quarters ended March 31, 1999 and 1998. The absolute dollar increase in cost of revenue reflects the cost of building and expanding our server and networking infrastructure and customer service to accommodate growth of our subscriber base. Cost of revenue as a percentage of revenue decreased as a result of the increases in revenue over the same period last year. We anticipate that our data and voice transmission costs, telephone numbers and related operating costs will continue to grow in absolute dollars for the foreseeable future.

 Operating Expenses

   Sales and Marketing. Our sales and marketing costs consist primarily of payments with respect to strategic alliances, sales and marketing personnel, advertising, promotions, public relations, trade shows and business development. Sales and marketing expenses were $708,000 or 50% of revenue and $372,000 or 76% of revenue for the quarters ended March 31, 1999 and 1998. The absolute dollar increases in sales and marketing expense from period to period primarily reflect an increase in marketing payments as we have entered into several key strategic relationships with leading Internet and telecommunications companies, and the increase in sales and marketing personnel. Sales and marketing as a percentage of revenue decreased as a result of the increases in revenue over the same period last year. We anticipate that our sales and marketing costs will grow significantly in absolute dollars for the foreseeable future as we pursue our marketing strategy and hire additional sales and marketing personnel.

   Research and Development. Our research and development costs consist primarily of personnel and consulting costs. Research and development costs were $517,000 or 37% of revenue and $261,000 or 53% of revenue for the quarters ended March 31, 1999 and 1998. The absolute dollar increase in research and development costs from period to period primarily reflects increases in personnel. Research and development as a percentage of revenue decreased as a result of increases in revenue over the same period last year. We believe that significant investments in research and development are required to remain competitive. Therefore, we expect that our research and development costs will continue to increase in absolute dollars for the foreseeable future.

   General and Administrative. Our general and administrative costs consist primarily of personnel costs, professional services, consulting expenses and building and occupancy costs. General and administrative costs were $1.5 million or 105% of revenue and $917,000 or 187% or revenue for the quarters ended March 31, 1999 and 1998. The absolute dollar increases in general and administrative costs from period to period were primarily due to increases in the number of general and administrative personnel as well as increased costs associated with professional services and facility expenses to support the growth of our operations. General and administrative costs as a percentage of revenue decreased as a result of increases in revenue over the same period last year. We expect that we will incur additional general and administrative costs in absolute dollars as we hire additional personnel and incur additional expenses related to the growth of our business and our operations as a public company.

   Interest Expense (Income) Net. Our interest expense is primarily related to capital lease obligations and long-term debt. Interest expense (income), net was $426,000 and $154 for the quarters ended March 31, 1999 and 1998. The increase in interest expense (income), net in the first quarter of 1999 primarily resulted from the issuance in July 1998 of $10 million principal amount of subordinated debt. We expect our interest expense (income), net to decline going forward, both in absolute terms and as a percentage of revenues, as a result of the intended use of a portion of the proceeds from this offering to repay indebtedness and to redeem outstanding preferred stock. In addition, we expect interest income to increase as a result of the investment of higher cash balances in short-term marketable securities.

 Years Ended December 31, 1998, 1997 and 1996

   The following table sets forth, for the years ended December 31, 1998, 1997 and 1996, information derived from our statements of operations as a percentage of revenues. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                  Years Ended
                                  December 31,
                                 ------------------
                                 1996   1997   1998
   Revenue.....................   100%   100%   100%
   Cost of revenue.............   143    125     97
                                 ----   ----   ----
       Gross profit (loss).....   (43)   (25)     3
   Operating expenses:
     Sales and marketing.......   144    156    142
     Research and development..    59    116     35
     General and
      administrative...........   489    432    141
                                 ----   ----   ----
       Total operating
        expenses...............   692    704    318
                                 ----   ----   ----
       Operating loss..........  (735)  (729)  (315)
   Interest expense (income),
    net........................    --    (31)    27
   Increase in market value of
    past warrants..............    --     --   (149)
                                 ----   ----   ----
       Loss before income
        taxes..................  (735)  (698)  (491)
   Income tax expense..........    --     --     --
                                 ----   ----   ----
       Net loss................  (735)% (698)% (491)%
                                 ====   ====   ====

   Revenue. Revenue was $3.5 million, $685,000 and $105,000 in 1998, 1997, and 1996. The absolute dollar increases in revenue from year to year were due primarily to increases in the number of subscriptions from both our direct marketing and our strategic alliances. Our number of subscriptions were 27,063, 7,125 and 1,269 as of December 31, 1998, 1997 and 1996. Revenue derived from monthly fees from paid subscriptions accounted for substantially all of the revenue in the years ended December 31, 1998, 1997 and 1996. Our subscription services and usage-based services were launched in June 1996. Therefore, revenue for 1997 and 1996 are not directly comparable.

   Cost of revenue. Cost of revenue is primarily comprised of data and voice transmission costs, telephone numbers, customer service, online processing fees and equipment depreciation. Cost of revenue was $3.4 million or 97% of revenue, $858,000 or 125% of revenue and $150,000 or 143% of revenue, for the years ended December 31, 1998, 1997 and 1996. The absolute dollar increases in cost of revenue reflect the cost of building and expanding our server and networking infrastructure and customer services to accommodate the growth of our subscriber base. Cost of revenue as a percentage of revenue decreased from year to year as a result of the increases in revenue over the same periods.

 Operating Expenses

   Sales and Marketing. Our sales and marketing costs consist primarily of payments with respect to strategic alliances, sales and marketing personnel, advertising, promotions, public relations, trade shows and business development. Sales and marketing expenses were $5.0 million or 142% of revenue, $1.1 million or 156% of revenue and $150,000 or 144% of revenue, for the years ended December 31, 1998, 1997 and 1996. The absolute dollar increases in sales and marketing expense primarily reflect an increase in marketing payments which increased by $3.9 million from 1997 to 1998 and $919,000 from 1996 to 1997 as we have entered into several key strategic relationships with leading Internet and telecommunications companies, and the increase in expenses with respect to sales and marketing personnel which increased by $900,000 from 1997 to 1998.

   In October 1997, we entered into an interactive marketing relationship with America Online. In 1999, we expect to expense the $1 million in advertising costs associated with America Online which is included in prepaid marketing costs as of December 31, 1998. During 1998, we incurred $1,250,000 in advertising expense for advertising activity through America Online. See Note 6(a) of the notes to our consolidated financial statements included in this prospectus.

   Research and Development. Our research and development costs consist primarily of personnel and consulting costs. Research and development costs were $1.2 million or 35% of revenue, $793,000 or 115% of revenue and $61,000 or 59% of revenue, for the years ended December 31, 1998, 1997 and 1996. The absolute dollar increase in research and development costs from 1997 to 1998 primarily reflects increases in personnel. Prior to 1997, a significant portion of our research and development activity was outsourced. Research and development costs as a percentage of revenue decreased from 1997 to 1998 as a result of increases in revenue over the same period.

   General and Administrative. Our general and administrative costs consist primarily of personnel costs, travel and professional services, consulting expenses and building and occupancy costs. General and administrative costs were $4.9 million or 141% of revenue, $3.0 million or 432% of revenue and $512,000 or 489% of revenue, for the years ended December 31, 1998, 1997 and 1996. The absolute dollar increases in general and administrative costs from year to year were primarily due to increases in the number of general and administrative personnel which resulted in an increase of $1,531,000 from 1997 to 1998 and an increase of $596,000 from 1996 to 1997 in personnel costs, as well as an increase of $158,000 from 1997 to 1998 and an increase of $206,000 from 1996 to 1997 in costs associated with facility expense to support the growth of our operations. General and administrative costs as a percentage of revenue decreased from year to year as a result of increases in revenue over the same periods.

   Interest Expense (Income), Net. Our interest expense is primarily related to capital lease obligations and long-term debt. Interest expense (income), net was $933,000, $(215,000) and $0 for December 31, 1998, 1997 and 1996. The
increase in interest expense (income), net for 1998 resulted from the issuance in July 1998 of $10 million principal amount of subordinated debt.

   Increase in Value of Put Warrants. Warrants sold by us in July 1998 included put rights until January 1, 1999. See notes 4 and 14 to our consolidated financial statements. These put rights gave the holders of the warrants the right to require us to purchase the warrants at their fair market value if we did not complete a public offering of our stock prior to July 1, 2003. In accordance with AICPA Emerging Issues Task Force (EITF) 96-13, the warrants were recorded at their fair value at the date of issuance ($1,145,000). In addition, EITF 96-13 requires that any change in the fair value of the warrants be reflected as a charge to earnings in the period of change. Expense associated with this increase in market value aggregated $1,862,669 in the third quarter and $3,393,000 in the fourth quarter of 1998. This item will not recur in future periods because of the expiration by agreement with the holders of the warrants of the put feature effective January 1, 1999.

   Income Taxes. As of December 31, 1998, we had federal and state net operating loss carryforwards of approximately $17.1 million available to offset income in the future. Such net operating loss carryforwards will begin expiring in the year 2000. Under the Tax Reform Act of 1986, the amounts of and benefits from such net operating loss carryforwards may be impaired or limited following changes in the ownership of our common stock.

Quarterly Financial Information

   The following table sets forth statement of operations data and such statement of operations data as a percentage of revenues for the three months ended March 31, 1999, December 31, September 30, June 30 and March 31, 1998, and December 31, September 30 and June 30, 1997. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                          Three Months Ended
                    ------------------------------------------------------------------------------------------------------------
                     June 30,     Sept. 30,     Dec. 31,      March 31,     June 30,      Sept. 30,     Dec. 31,      March 31,
                       1997         1997          1997          1998          1998          1998          1998          1999
Revenue...........  $  138,977   $   202,294   $   226,467   $   490,427   $   784,416   $   975,243   $ 1,269,750     1,411,343
Cost of revenue...      88,165       207,388       541,364       626,217       682,814       915,962     1,173,250     1,053,943
                    ----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Gross profit
  (loss)..........      50,812        (5,094)     (314,897)     (135,790)      101,602        59,281        96,500       357,400
Operating
 expenses:
 Sales and
  marketing.......     206,242       351,727       325,128       371,969       513,347     1,291,218     2,813,654       707,594
 Research and
  development.....      48,696       114,706       163,293       261,482       287,462       329,366       347,232       517,071
 General and
  administrative..     771,221     1,005,057     1,203,820       917,320     1,105,935     1,241,165     1,683,982     1,488,534
                    ----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Total operating
  expenses........   1,026,159     1,471,490     1,692,241     1,550,771     1,906,744     2,861,749     4,844,868     2,713,199
                    ----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Operating loss...    (975,347)   (1,476,584)   (2,007,138)   (1,686,561)   (1,805,142)   (2,802,468)   (4,748,368)   (2,355,799)
 Interest expense
  (income), net...    (119,063)      (72,019)       (7,162)          154          (970)      433,449       500,692       426,432
 Increase in
  market value of
  put warrants....         --            --            --            --            --      1,862,669     3,393,000           --
                    ----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Loss before
  income taxes....    (856,284)   (1,404,565)   (1,999,976)   (1,686,715)   (1,804,172)   (5,098,586)   (8,642,060)   (2,782,231)
Income tax
 expense..........          --            --            --         1,500            --            --            --         1,500
                    ----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Net loss.........  $ (856,284)  $(1,404,565)  $(1,999,976)  $(1,688,215)  $(1,804,172)  $(5,098,586)  $(8,642,060)  $(2,783,731)
                    ==========   ===========   ===========   ===========   ===========   ===========   ===========   ===========
As a percentage of
 revenues:
 Revenue..........         100%          100%          100%          100%          100%          100%          100%          100%
 Cost of revenue..          63           102           239           128            87            94            92            75
                    ----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Gross profit
  (loss)..........          37            (2)         (139)          (28)           13             6             8            25
Operating
 expenses:
 Sales and
  marketing.......         149           174           144            76            65           132           222            50
 Research and
  development.....          35            57            72            53            37            34            27            37
 General and
  administrative..         555           497           531           187           141           127           133           105
                    ----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Total operating
  expenses........         739           728           747           316           243           293           382           192
                    ----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Operating loss...        (702)         (730)         (886)         (344)         (230)         (287)         (374)         (167)
 Interest expense
  (income), net...         (86)          (36)           (3)           --            --            45            39            30
 Increase in
  market value of
  put warrants....         --            --            --            --            --            191           267           --
                    ----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Loss before
  income taxes....        (616)         (694)         (883)         (344)         (230)         (523)         (680)         (197)
Income tax
 expense..........          --            --            --            --            --            --            --            --
                    ----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
 Net loss.........        (616)%        (694)%        (883)%        (344)%        (230)%        (523)%        (680)%        (197)%
                    ==========   ===========   ===========   ===========   ===========   ===========   ===========   ===========

Fluctuations in Annual and Quarterly Results

   Our annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors, including:

  . the rate at which we are able to add subscriptions and sell additional usage-based services to both free and paid customers of our subscription services,

  . the amount and timing of expenditures to form strategic relationships, to enhance sales and marketing and to expand our infrastructure, or other costs, as we expand our network, and

  . changes in the growth rate of Internet usage and acceptance by consumers of electronic commerce.

   In addition, historically, our quarterly as well as our annual results have fluctuated as a result of the time it takes for a particular strategic alliance to go from the negotiation stage to full project implementation. This development cycle varies from strategic alliance to strategic alliance based on the size, service requirements and capabilities of the reseller. The varying nature of each development cycle has necessarily impacted the timing of revenue and cost recognition. We expect this trend to continue to affect our quarterly and annual results. In addition, we have in the past invested heavily in our network infrastructure and in personnel in anticipation of future growth. We believe that we will continue from time to time to make similar heavy investments in anticipation of further growth.

   For example, our interactive marketing relationship with America Online produced significant new subscribers for us in 1998. But later in that year we suspended our advertising on America Online largely because technical integrations were not implemented. Our relationship with America Online was significantly renegotiated and amended by the end of 1998. In the first quarter of 1999, in the absence of advertising, America Online did not produce net new subscribers for us, and in fact produced a net reduction of approximately 700 subscribers. This compared to an addition of over 4,000 net America Online subscribers in 1998. We expect to advertise with America Online and to achieve the needed technical integrations in 1999.

Liquidity and Capital Resources

   Since our inception, we have financed our operations through the private placement of common stock, preferred stock and long-term debt and through equipment lease financing. At March 31, 1999, we had approximately $5.5 million in cash and cash equivalents.

   Net cash used in operating activities increased to $10.0 million for 1998 from $4.5 million for 1997. The increase in net cash used in operating activities from year to year primarily resulted from increasing net losses. Net cash used in operating activities decreased to $1.6 million for the quarter ended March 31, 1999 from $2.8 million for the quarter ended March 31, 1998. The decrease in net cash used in operating activities for the respective quarters was primarily due to a decrease in advertising/strategic alliance payments of $1,150,000, an increase in accounts payable of $490,000, an increase in discount amortization of $210,000 and an increase in interest payable of $265,000, offset by an increase in net loss of $1,115,000.

   Net cash used in investing activities decreased to $543,000 for 1998 from $1.6 million for 1997 primarily due to the completion of the initial build-out of our network, resulting in decreased purchases of furniture, fixtures and equipment in 1998. Net cash used in investing activities decreased to $107,000 for the quarter ended March 31, 1999 from

$124,000 for the quarter ended March 31, 1998 due to decreased purchases of furniture, fixtures and equipment.

   Net cash provided by financing activities increased to $17.8 million for 1998 from $5.5 million for 1997 resulting primarily from the issuance of $5 million liquidation preference of our redeemable preferred stock, $5 million of subordinated debt net of issuance discount, $5 million of redeemable common stock and $937,000 from loan payable proceeds. Net cash used in financing activities was $111,000 for the quarter ended March 31, 1999 as compared to cash provided by financing activities of $3.6 million for the quarter ended March 31, 1998. The decrease in net cash from financing activities was primarily due to issuance of common stock of $3,000,000 and proceeds from a loan made by a related party of $571,000 for the quarter ending March 31, 1998. There were no comparable financings in the quarter ended March 31, 1999.

   Following the offering, we expect net cash provided by financing activities to increase due to higher cash balances which will be invested in marketable securities. At least initially, this will be partly offset by the intended repayment of indebtedness and redemption of our outstanding preferred stock contemplated in connection with the offering. Since these are relatively expensive sources of funds, however, we expect to benefit from this repayment and redemption.

   Our capital requirements depend on numerous factors, including market acceptance of our services, the amount of resources we devote to investments in our network and services development, the resources we devote to the sales and marketing of our services and our brand promotions and other factors. We have experienced a substantial increase in our capital expenditures and operating lease arrangements since our inception consistent with the growth in our operations and staffing, and anticipate that this will continue for the foreseeable future. Additionally, we expect to make additional investments in technologies and our network, and plan to expand our sales and marketing programs and conduct more aggressive brand promotions. We currently anticipate that the net proceeds of the offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent we experience growth in the future, we anticipate that our operating and investing activities may use cash. Consequently, any such future growth may require us to obtain additional equity or debt financing, which may not be available on attractive terms, or at all, or may be dilutive. We intend to use the net proceeds from the offering according to the following approximate allocations:

     .$25 million to expand our network around the world,

     .$18 million to repay indebtedness and redeem preferred stock,

     .$20 million to fund marketing and advertising activities, and

     .any remaining proceeds for working capital and general corporate purposes.

Except as indicated, we cannot specify with certainty the particular uses for the net proceeds to be received from the offering or the amount to be used specifically with respect to any such use. The expansion of our network will include operations centers in Los Angeles, New York and London. These centers will allow enhanced data transmission over our network, including live phone conversations, which will be necessary to support the launch of a number of our future services. We intend to invest much of the $25 million expansion plan for our network in the equipment and software for these centers. Our timetable for this expansion contemplates that the operations centers and related enhancements will be completed by the first quarter of 2000.

   The indebtedness to be repaid accrues interest on principal at a per annum rate of 10%, and half of such indebtedness is due on June 30, 2003 and the other half is due on June 30, 2004, and the preferred stock to be redeemed accumulates dividends on stated amount and unpaid dividends at a per annum rate of 15%. The repayment or redemption price of the indebtedness to be repaid is estimated to be $10.9 million (including $265,000 of accrued interest) and of the preferred stock to be redeemed is estimated to be $6.6 million (including $804,000 of accrued dividends). The indebtedness consists of all our 10% senior subordinated notes due 2004, which we issued in June 1998, and the preferred stock is all our Series A usable redeemable preferred stock, which we issued in July 1998.

   We have financed the acquisition of approximately $280,000, at original cost, of equipment through equipment lease financing. The lease terms each provide for repayment of the original cost of the equipment, plus interest at between 15% and 20%, through level payments of principal and interest over a 36 month term.

   We have indebtedness outstanding that accrues interest at fixed rates over the term of that indebtedness, and therefore we have no interest rate risk on that currently outstanding debt.

   The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Our initial public offering may result in an "ownership change" for this purpose, and limit our annual future usage of net operating losses.

Impact of Year 2000 Issue

   The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations for any company using computer programs or hardware, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid
Year 2000 issues.

   We are a comparatively new company, and, accordingly, the software and hardware we use to operate our business have all been purchased or developed in the last three years. While this does not protect us against Year 2000 exposure, we believe we gain some mitigation from the fact that the information technology we use to operate our business is of recent origin. All of the software code we have internally developed to operate our business is written with four digits to define the applicable year.

   We are in the process of testing our internal information technology and non-information technology systems. We have completed the majority of testing of our internally developed systems, and are in the process of evaluating and compiling test results and determining what remaining issues need to be addressed. All of the testing wehave completed has been performed by our own personnel. To date, we have not retained any outside service or consultants to test or review our systems for Year 2000 compliance. Based on the testing we have performed, we believe that such software is Year 2000 compliant. However, we intend to complete more testing later in the year.

   In addition to our internally developed software, we utilize software and hardware developed by third parties both for our network as well as our internal information systems. We have tested this third-party software and hardware to determine Year 2000 compliance. In addition, we have obtained certifications from our key suppliers of hardware and networking equipment for our data centers, as well as from the providers of our Internet access and of our dedicated data transmission media, that our hardware and networking equipment are Year 2000 compliant. Additionally, we have received assurances from the providers of key software applications for our internal operations that their software is Year 2000 compliant. Based upon an initial evaluation of our broader list of software and hardware providers, we are aware that all of these providers are in the process of reviewing and implementing their own Year 2000 compliance programs, and we will work with these providers to address the Year 2000 issue and continue to seek assurances from them that their products are Year 2000 compliant.

   We have not incurred any significant expenses to date, and we do not anticipate that any future costs associated with our Year 2000 remediation efforts will be material. We estimate that the costs associated with implementing our year 2000 compliance plan to be approximately $100,000. The approximate expenses incurred for testing have been as follows: $5,000 for the year ended December 31, 1997, $40,000 for the year ended December 31, 1998 and $25,000 for the quarter ended March 31, 1999. The costs incurred to date, together with our estimate of remaining costs, represent in the aggregate less than 5% of the amounts that we have budgeted for research and development and network operations. However, if we, our customers, our providers of hardware and software or other third parties with whom we do business fail to remedy any Year 2000 issues, our services could be interrupted and we could experience a material loss of revenues that could have a material adverse effect on our business, prospects, results of operations and financial condition. We consider such an interruption to be the most reasonably likely unfavorable result of any failure by us, or failure by the third parties upon whom we rely, to achieve Year 2000 compliance. Presently, we are unable to reasonably estimate the duration and extent of any interruption, or quantify the effect it may have on our future revenues. We have yet to develop a comprehensive contingency plan to address the issues which could result from such an event. We are prepared to develop a plan if our ongoing assessment leads us to conclude we have significant exposure based upon the likelihood of such an event. See "Risk Factors--Our Failure and the Failure of Third Parties to Be Year 2000 Compliant Could Negatively Impact Our Business."

Recently Issued Accounting Pronouncements

   In June 1998, the FASB issued SFAS NO. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for transactions entered into after January 1, 2000. This statement requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will be recognized in earnings. We are in the process of determining the impact that the adoption of SFAS NO. 133 will have on our results of operations and financial position.

   In February 1998, the FASB issued SFAS NO. 132, "Employees' Disclosures About Pensions and Other Postretirement Benefit Plans." This statement is effective for fiscal years beginning after December 15, 1997 and restatement of disclosures for earlier periods is required. We adopted SFAS No. 132 in 1998.

                                    BUSINESS

Company Overview

   We are an Internet-based messaging and communications services provider to individuals and businesses throughout the world. Our services enable the user's e-mail box to function as a single repository for all e-mail, fax and voice mail and permit convenient message retrieval through e-mail or by phone. Customers can sign-up for all of our services through our web site and can promptly receive a JFAX.COM phone number.

   We provide Internet-based unified messaging services with over 30,000 paid subscriptions as of March 31, 1999. Since we started offering our services on a commercial basis in June 1996, we have expanded our network to offer our services in over 60 area codes in the United States and abroad, including in 21 of the 25 most populous metropolitan areas in the United States and such international business centers as London, Paris, Milan, Frankfurt, Zurich, Sydney and Tokyo.

Industry Background

 Growth of the Internet and Electronic Commerce

   The Internet has experienced rapid growth and has developed into a significant tool for global communications, commerce and media, enabling millions of people to share information and transact business electronically. International Data Corporation, or IDC, estimates that there were over 51 million web users in the United States and over 97 million worldwide at the end of 1998. IDC projects these numbers to increase to over 135 million web users in the United States and over 319 million worldwide by the end of 2002. Internet-based businesses have emerged to offer a variety of products and services over the Internet. Advances in online security and payment mechanisms have also prompted more businesses and consumers to engage in electronic commerce. IDC estimates that the value of purchases of goods and services, excluding fund transfers and stock transfers, on the Internet will grow from $32.4 billion worldwide in 1998 to $425.7 billion worldwide in 2002.

 E-Mail

   E-mail is the most widely adopted Internet application, ranging from a personal messaging tool to a strategic business tool. According to Electronic Mail & Messaging Systems, there were approximately 325 million e-mail accounts in operation at the end of 1998. E-mail messages have increased in volume and functionality, and this trend is expected to continue. For example, e-mail is expected to become a major vehicle for electronic commerce transactions. Forrester Research predicts that the typical online consumer will participate in eight to ten commerce-related exchanges via e-mail per week by 2001. The e-mail box as a locating and delivery device has become the platform for additional applications such as directory services, scheduling and document sharing. Furthermore, the e-mail box can function as a central repository to receive, send, forward, organize and prioritize voice mail, fax and e-mail messages, thus creating what the IDC calls unified messaging.

 Traditional Faxing

   The fax machine is a valuable tool for communication for businesses and individuals. Although e-mail traffic is growing rapidly, faxing continues to grow due to decreasing telephone rates and the increasing availability of software that allows faxes, including broadcast faxes, to be sent from personal computers. IDC has projected that worldwide fax transmissions will increase from an estimated 395 billion minutes in 1998 to 647 billion minutes in 2002. According to IDC, fax transmissions generated estimated revenues of $92 billion in 1998 and are projected to generate $103 billion in 2002.

 Trends in Faxing

   The transmission of faxes over the Internet has become an increasingly popular tool and provides a low cost method to send and receive faxes. In addition to Internet faxing, users are increasingly faxing documents directly from their computers over traditional phone lines, thereby growing less dependent on traditional fax machines. IDC estimates that the share of faxes sent using a fax machine in the United States was 82% in 1997 and is projected to be 58% in 2002.

   Recent advances in technology allow users to send and receive faxes from their computers using e-mail to transmit data over the Internet. Internet faxing using e-mail reduces labor costs associated with traditional faxing by allowing users to send, receive and manage faxes from their computers, and reduces the cost of sending messages because of the use of the Internet rather than telephone lines as the transmission medium.

 Trends in Internet Messaging

   With continuing developments in modern technology, the various message media are currently in the process of converging. Communication channels are becoming interchangeable as consumers can send the same message through e-mail, voice mail and fax. With the unification of these functions, consumers increasingly value messaging services that are "device-independent." Consumers appreciate the ability to send and retrieve messages in any form and in the most convenient manner, using e-mail, voice mail or fax, and accessing messages with the telephone or personal computer or through the Internet.

   As e-mail continues to grow and a portion of fax traffic migrates to the Internet, industry analysts are predicting rapid growth of services that unify and simplify the messaging and communications needs of e-mail users. IDC defines unified messaging as "a single 'in-box' for voice, e-mail and fax messages that is accessible by both telephone and PC." IDC predicts that the market for unified messaging will grow from approximately 90,000 unified messaging mailboxes in 1998 to over 12.9 million boxes in 2002 in the United States alone with each generating $20 in unified messaging revenue per month.

 Need for Cost-Effective Solutions

   Whether it is an individual avoiding the cost of maintaining a fax machine, answering machine and dedicated fax line or a large corporation attempting to cost-effectively manage expanding and increasingly sophisticated communications systems, individuals and businesses alike are making use of third parties to manage their messaging needs. In addition, businesses often find it difficult to implement state-of-the-art technology in their own infrastructure, and individuals with the expertise to maintain a sophisticated messaging system can be scarce and costly to hire, train and retain. As a result, we believe that organizations seeking to lower their costs and to reduce the amount of time and labor they invest in technological infrastructure and support systems, such as messaging systems, will look to Internet-based solutions provided by third parties to maintain competitiveness.

Our Solution

   We provide individual consumers, end-users and businesses with convenient, cost-effective and reliable Internet-based messaging and communications services.

 Individual Consumers and End-Users

   Our services are designed to provide the following key benefits to individual consumers and end-users:

  . Unified Messaging. We believe we are the first company to provide a commercially available Internet-based messaging service that enables the end-user's e-mail box to function as a single repository for all e-mail, fax and voice mail and permit convenient management of their messages through e-mail or by phone.

  . Anytime, Anywhere Accessibility. We have designed our services to allow easy access by customers seven days a week, 24 hours a day from any location. Our customers can listen to their e-mail and voice mail and manage their e-mails, faxes and voice mails from any touch-tone phone. In addition to these capabilities, our customers can listen to their voice mail and view their faxes anytime they read their e-mail.

  . Access to International Network. We have built a network allowing our customers to establish a local phone number in over 60 area codes in the United States and abroad including in 21 of the 25 most populous metropolitan areas in the United States and such international business centers as London, Paris, Milan, Frankfurt, Zurich, Sydney and Tokyo. Additionally, our proprietary Internet-based solution enables a customer to activate service from our web site or over the phone within minutes.

  . Cost Effective Service. We believe that by using our service, customers can achieve cost savings and efficiency when compared to traditional telephone and fax communication.

  . Customization. Our services allow customers to create their own messaging solutions. They may elect to use our free services or our paid subscription services, or they may add any of our usage-based features, such as telephone access to e-mail, outbound voice, outbound faxing, broadcast voice and broadcast faxing.

  . Customer Support. We offer our customers various levels of support seven days a week, 24 hours a day.

   We believe a large percentage of our subscribers are professionals or are employed in upper management positions and that another large percentage of our subscribers are self-employed or small business owners.

 Businesses

   In addition to the benefits listed above, our service provides the following key benefits to businesses:

  . Cost Effective Service. With our service, businesses have a reduced need for personnel, traditional fax machines, phone lines or other costly hardware. In addition, we offer a simple solution priced to reflect our economies of scale.

  . Award-Winning Technology. We provide our customers with access to advanced, award-winning Internet-based messaging technologies based on open standards. In addition to being the first to market a unified messaging service, our technology has earned the 1998 CommerceNet award for Electronic Commerce Excellence in the United States Business-to-Consumer category.

  . Scaleability and Reliability. Our network of services is designed to be highly scaleable, meaning that it allows us to easily add additional locations to our network and additional users at each location. Our system is also designed with back-up components, including back-up power supplies in separate locations and multiple Internet connections, in the event of a technological failure and is designed to provide reliable service to our customers.

  . Security. Our fax services provide a type of security not available with traditional faxing since messages arrive directly into the customer's e-mail box and do not remain in view on a traditional fax machine. In addition, all of our message transmission services are merely a conduit for electronic messaging and do not store copies of transmissions in any format, electronic or otherwise.

Our Strategy

   Our objective is to be the leading global provider of Internet-based unified messaging and related services to individuals and businesses. To achieve this objective, we intend to:

  . Grow Our Traditional Subscriber Base. We plan to add new subscribers through our direct marketing efforts and through our strategic alliances with major online service providers, Internet service providers, e-mail service providers and others. We believe that our strategic alliances provide us with direct access to their customer bases, which reinforces our ability to be the first to reach these potential new subscribers with unified messaging services.

  . Capitalize on Free Services. We believe that our free services will attract a critical mass of users and educate Internet users regarding the benefits of our services. We then plan to build our paid subscriber base by converting a portion of free subscriptions to paid subscriptions and to sell usage-based services to both free and paid users.

  . Build the JFAX.COM Brand. We intend to increase our focus on building the JFAX.COM brand. Historically, our growth has been primarily by word of mouth and the limited promotional efforts of our strategic alliances. Following the offering, we intend to launch a new promotional campaign to increase awareness of the JFAX.COM brand through our strategic alliances and through traditional media, including print and radio.

  . Expand Service Offerings. We continue to add features to make our services more functional and convenient for end-users. Our goal is to have sticky services, where each end-user discovers through use that our services facilitate efficient messaging management and, as a result, the end user increases his or her use of our services. For instance, we plan to introduce notification service, follow me services, cardless calling and cardless conference calling, each of which we more fully describe in the table on page 46.

  . Further Develop Strategic Alliances. Our indirect marketing efforts use key relationships with companies such as Ameritech, Yahoo!, CompuServe, Critical Path, Prodigy and others. These companies promote our services and provide a base of potential customers. Our intention is to maximize the value of our existing strategic alliances and enter into similar relationships with other leading Internet and communications companies.

  . Expand International Network. We are expanding our international network, which currently includes locations in North America, Europe and the Pacific Rim. We offer local phone numbers in over 60 area codes in the United States and abroad, including area codes in 21 of the 25 most populous major metropolitan areas in the United States. We have over 15 area codes outside the United States, including area codes in London, Paris, Frankfurt, Milan, Sydney and Tokyo. We intend to increase the number of area codes and target new international locations.

Our Services

   We provide a comprehensive range of Internet-based services to address the messaging and communication needs of individuals and businesses. All of our inbound services provide a unique telephone number assigned from available area codes and digitally compress and route messages to the customer's e-mail box.

   We collect approximately 95% of our fees through billing customers' credit cards provided at initiation. If a credit card declines to pay a customer's balance, an e-mail notice is sent to the customer. If the customer does not respond to that e-mail, a disconnection warning is sent to the customer who is then allowed up to 60 days to resolve the outstanding bill before being disconnected.

   Revenues are accrued upon billing of a customer's credit card. Uncollected credit card amounts are written off after 30 days. We write-off 100% of all amounts declined by credit cards on a monthly basis.

   Our subscription services are summarized in the following table:

SUBSCRIPTION SERVICES

 Services          Description                     Attributes                               Pricing*
 --------          -----------                     ----------                               --------
 Free Services
 Free Fax          Fax to e-mail                   Free telephone number                    Free
                                                   Unlimited number of incoming faxes
                                                   Only incoming fax capability
                                                   User cannot choose area code
 Free Voice Mail   Voice mail to e-mail            Free telephone number                    Free
                                                   Unlimited number of incoming voice mails
                                                   User cannot choose area code

 Paid Services
 Business Fax      Outbound faxing--User can       Can select area code for phone number    Setup Fee
                   send faxes                      Unlimited incoming faxes                 of $15 and
                   Broadcast fax--User can         Annotation capability                    $12.50 per
                   send the same fax to                                                     phone
                   numerous recipients                                                      number per
                                                                                            month plus
                                                                                            additional
                                                                                            usage-
                                                                                            based
                                                                                            charges

 E-mail by Phone   Phone access--User can call a   Access, manage                           Setup Fee
                   toll-free number and access     and/or reply to                          of $15
                   e-mail and voice mail through   e-mail,voice mail                        plus $9.50
                   a touch tone telephone          and faxes by phone                       per month
                                                                                            plus
                                                                                            additional
                                                                                            usage-
                                                                                            based
                                                                                            charges

 Unified Messaging Combined suite of services      All benefits of Business                 Setup fee
                                                   Fax and E-mail by Phone                  of $15
                                                                                            plus
                                                                                            $12.50 per
                                                                                            month
                                                                                            plus
                                                                                            additional
                                                                                            usage-
                                                                                            based
                                                                                            charges

--------

*  These are United States dollar prices for phone numbers in most countries.

   In addition to our subscription services, we provide a number of value-added services which are available to free and paid customers of our subscription services for an incremental usage-based fee. The primary usage-based services that we offer and we expect to offer in the near future are described in the following table:

USAGE-BASED SERVICES

Services                 Description                                             Attributes
--------                 -----------                                             ----------

Current Usage-Based Services
Outbound Fax............ User can fax document through his/her e-mail outbox     Per minute fax rates
                         via the Internet by using the intended recipient's      Paperless forwarding of received
                         destination fax number followed by "@jfaxsend.com"      faxes
                         as the e-mail destination address

Outbound Voice.......... User can send a voice message through his/her e-mail    Respond to e-mails with a voice
                         outbox via the Internet by using the destination phone  message number "@jfaxsend.com" as the e-mail destination
                         address

Broadcast Faxing........ User can send the same outbound fax to multiple         Powerful broadcast faxing
                         recipients via the Outbound Fax service                 capabilities

Broadcast Voice......... User can send the same voice message to multiple        Powerful broadcast voice messaging
                         recipients via the Outbound Voice service               capabilities

Telephone Access to      User can call a toll-free number and access e-mail      Access, manage and/or reply to
 E-mail................. through a touch tone telephone                          e-mail by phone

Planned Services
Follow Me Services...... Will locate user by routing incoming calls to any phone User will be able to assign
                         number or series of phone numbers. Callers will have    telephone/cell phone numbers and
                         option to leave a voice mail or to search for the user  pager numbers at which user can be located
                                                                                 Service will try all numbers and
                                                                                 track user down

Notification............ Will keep user updated regarding incoming messages.     User will be able to choose to
                         User will be able to apply rules to filter which        check messages immediately or do it
                         messages are received and which media is used           later
                         for notification

Cardless Calling........ User will be able to make outgoing calls through        User will be able to make calls
                         JFAX.COM number by entering a pin number                without having to hang up and
                                                                                 reenter calling card number

Conference Calling...... User will be able to speak to more than one party at a time

   Each of the above services listed under "Current Usage-Based Services" is currently offered to our Unified Messaging and Business Fax customers. Pricing for outbound and broadcast faxing and voice is based on per minute rates which vary depending on the location of the destination fax/phone number. Pricing for telephone access to e-mail is $0.25 per minute for access to e-mail via a toll-free telephone number. We plan to make these usage-based services available in the future to users of our free services, upon payment of a sign-up/activation fee.

   There can be no assurance that we will be successful in the development or offering of any of these current or planned services. The planned services are in the concept stage of development and are expected to be offered in the first quarter of 2000.

Strategic Relationships

   In order to introduce our services to end-users, we have developed strategic relationships with various online and offline service providers. These service providers have pre-existing relationships with their customer bases which consist of individuals and entities that are heavy users of e-mail and phone services. Those relationships provide us with access to likely consumers for our services. The following table lists examples of our current relationships:

   E-
   Mail Providers/Portals   Internet/Online Service Providers
   ----------------------   ---------------------------------
   Yahoo!                   America Online
   Critical Path            CompuServe
   CommTouch                Prodigy
   mail.com
   Telecommunications
   Companies                Systems Integrators and International Resellers
   ------------------       -----------------------------------------------
   Ameritech                Telos
   Bell South               Daimler-Benz IT Services
   Telecom New Zealand      E.com Global Ltd.
   ESAT Telecom             Kuni International Research/Eudora Japan
   ACC Telecom

   The following is a summary of certain of these key relationships. Many of these relationships are terminable at will or upon short notice. Furthermore, none of these relationships include long-term contractual commitments to continue the relationship, and most of these relationships are in the early stages of development. Although we believe that individually none of these relationships is material to our business, we consider our strategic alliances in their entirety to be important to our future success. Revenues from subscriptions provided by our strategic relationships represented 29% of our total revenues in 1998 and 31% of our total revenues in the first quarter of 1999.

   At December 31, 1998, 14.9%, 9.0%, 9.0% and 3.4% of our total paid subscriptions in effect at that date had been provided to us under our agreements with America Online, CompuServe, Yahoo! and ACC Telecom, respectively. This compares to 10.6%, 8.8%, 9.5% and 3.6% for these strategic relationships, respectively, at March 31, 1999. None of the other strategic relationships accounted for more than 1.0% of our total paid subscriptions at December 31, 1998 or March 31, 1999. These percentages are stated as of fixed dates. Average percentages over the respective fiscal periods would be different in the case of any strategic relationship that was experiencing either growth or reduction in the number of subscriptions.

 America Online

   Under our current agreement with America Online, America Online is committed to deliver certain technological assistance so as to make our services more compatible with America Online's e-mail service and to deliver on $1 million in advertising still owing as a result of payments made under a previous agreement with America Online.

   From November 1997 through the end of 1998, we were the exclusive unified messaging service on America Online. Our original agreement with America Online required us to make scheduled payments to America Online, which were credited against commissions owing to America Online on account of paid subscriptions they referred to us, and we received significant advertising on America Online's network. However, during 1998, we suspended advertising on America Online, and subsequently renegotiated our agreement to reflect the terms described in the preceding paragraph. As a result, we no longer have an exclusive relationship with America Online. We expect to resume advertising with America Online in 1999 and to utilize our existing $1 million in prepaid advertising. After utilizing this prepaid advertising, we may purchase additional advertising on America Online, but we are not obligated to do so.

 Ameritech

   We have sold to and are maintaining for Ameritech Communications of Illinois, Inc., a subsidiary of Ameritech Corp., a platform which Ameritech uses to provide its "e-Listen(TM)" messaging service. E-listen is a service which permits the user to dial a toll-free access number and listen to e-mail messages, provide a response to e-mail messages, and print e-mail messages to a fax machine. Under our agreement with Ameritech, Ameritech identifies its service as "powered by JFAX.COM" and shares with us a portion of the revenues received from e-Listen customers.

 Critical Path

   We are the only unified messaging service offered by Critical Path, a provider of e-mail hosting services to corporate clients. Under our agreement with Critical Path, Critical Path has made certain marketing commitments to us, in exchange for which we make payments to Critical Path on a commission basis. We pay a portion of the activation fees received from customers referred to us by or through Critical Path, as well as a percentage of both the monthly service fees and usage fees received from these customers.

 CompuServe

   We provide the exclusive unified messaging service for CompuServe, an online service provider. We are an active advertiser on the CompuServe Network and CompuServe.com and also share revenue with CompuServe to the extent that the advertising produces greater customer sign-ups than anticipated. From June 1997 through June 1998, our agreement with CompuServe provided for the payment of a per-sign-up commission to CompuServe for each subscriber who was directed to the JFAX.COM website via the CompuServe web site. This agreement was modified in June 1998. The modified agreement required fixed, guaranteed quarterly payments and further provided for commission payments, based on customer revenues, to the extent such revenues exceeded the amount targeted. Effective February 1, 1999, the agreement was again modified. The current agreement calls for fixed, guaranteed quarterly payments through January 31, 2000, as well as a per-sign-up commission for each subscriber in excess of a targeted number of sign-ups. CompuServe agrees to provide a certain number of subscribers each quarter and cumulatively over the course of the contract. In the event that the results are below target, CompuServe will provide additional advertising to compensate for the shortfall.

 CommTouch

   We are the exclusive unified messaging service offered by CommTouch, a provider of e-mail hosting services to corporate clients. CommTouch co-brands our service as "powered by JFAX.COM" under a revenue-sharing arrangement. Under our agreement with CommTouch, CommTouch provides us with exclusivity and marketing commitments, in exchange for which we make payments to CommTouch on a commission basis. We pay a portion of the activation fees received from customers referred to us by or through CommTouch, as well as a percentage of both the monthly service fees and usage fees received from these customers.

 Prodigy

   We are the exclusive unified messaging service offered by Prodigy, an Internet service provider. Prodigy co-brands our services for sale to its customers under a revenue-sharing arrangement. Under our agreement with Prodigy, Prodigy provides us with exclusivity and marketing commitments, in exchange for which we make payments to Prodigy on a commission basis. We pay a portion of the activation fees received from customers referred to us by or through Prodigy, as well as a percentage of both the monthly service fees and usage fees received from these customers.

 Telecom New Zealand

   We have a revenue sharing arrangement with Telecom New Zealand Limited. Our agreement with Telecom New Zealand provides that Telecom New Zealand is granted a license as our exclusive reseller in New Zealand. The license has an initial term of one-year following commercial launch and is renewable by Telecom New Zealand for additional one-year renewal terms, provided that threshold requirements for JFAX.COM subscribers are met at the expiration of each term. The reseller agreement provides that Telecom New Zealand pays for local phone numbers and hardware, local marketing expenses, and local help desk support, and Telecom New Zealand receives a commission based on the JFAX.COM revenues from New Zealand phone numbers.

 Kuni Research International

   Kuni Research International is our reseller in Japan, which has the largest number of e-mail users in the world outside of the United States. Our agreement with Kuni provides that Kuni is granted a license as our exclusive reseller in Japan. The license has an initial term of one-year following commercial launch and is renewable by Kuni for additional one-year renewal terms, provided that threshold requirements for JFAX.COM subscribers are met at the expiration of each term. The reseller agreement provides that Kuni pays for local phone numbers and hardware, local marketing expenses, and local help desk support, and Kuni receives a commission based on the JFAX.COM revenues from Japanese phone numbers.

 Yahoo!

   Our original agreement with Yahoo was in effect from June 1, 1998 through December 1, 1998. The original agreement required fixed, guaranteed monthly payments, together with commission payments, based on customer revenues, to the extent the revenues exceeded targeted levels. The agreement was amended effective December 1, 1998 and now calls for fixed, guaranteed monthly payments through June 30, 1999, as well as a per-sign-up commission for each subscriber (in excess of a targeted number) who signs up in response to e-mail solicitations, as well as a separate commission payment based on the customer revenue received from subscribers who sign up other than in response to e-mail solicitations.

Sales and Marketing

   Within the unified messaging market, we believe that we have a significant level of brand recognition. This is despite the fact that we have spent little on marketing and promotion. We intend to enhance our market position by implementing the following strategy.

 Direct Marketing

   Our direct marketing efforts have consisted of attracting visitors to our web site and signing them up as customers. In the past, approximately 60% of our new subscriptions have originated directly through our web site. We believe that our free service offerings will result in a significant increase in traffic to our web site. In the past, we have only engaged in modest advertising through direct channels due to limited financial resources.

   To fully capitalize on our business model, we intend to initiate a more traditional marketing campaign, which will initially include targeted advertising, direct mail, radio and outbound telemarketing.

 Indirect Marketing

   Online Advertising and Reselling. We have revenue sharing and commission based arrangements with a large number of resellers that allow us to advertise on their web sites and permit them to resell our service. We have implemented our affiliates program, a tool for enabling companies and individuals to sign up as JFAX.COM resellers online.

   Integrated Services. With some of our strategic relationships, we co-brand our service, allowing them to integrate their service with ours and sell a "powered by JFAX.COM" service.

   Telecommunications Companies. Recently, we have contracted with Ameritech, Telecom New Zealand and ESAT Telecom in Ireland to offer services to their customers. These agreements represent a first step in executing a broad recruitment program targeting traditional telephone companies, competitive telephone companies, long distance providers and wireless carriers.

   Systems Integrators. We are in the early stages of our relationship with systems integrators, by which we mean businesses that take our services and bundle them with services of other companies to be sold as a convenient package of services to the customer. We intend to build a network of systems integrators that will offer our services as part of an overall information technology solution for their corporate and government customers.

   International Marketing. We believe that we benefit from local representatives in our international markets, since they have the cultural understanding and relationships necessary to sell our services. Our international department in Los Angeles focuses on recruiting and supporting our international marketing effort. We intend to move our European representative recruitment and support activities to Europe by adding an office there, maintaining our Pacific Rim and Latin American representative recruitment and support activities in Los Angeles.

 Marketing Our Usage Based Services

   A critical piece of our direct and indirect marketing strategies is to offer free services. The free services allow us to expand our customer base and get customers in the habit of using our services. By virtue of our component-by-component service approach and flexible billing systems, we can then engage in the following two-step approach to sales:

  . sell additional usage-based services to both free and paid subscribers, and

  .  convert our free subscribers to paid subscriptions.

   In order to effectively execute this sales strategy, we must identify reasons why our customers may hesitate to buy new services. We believe the primary reasons include:

  .  mere resistance to change, and

  . the existence of functional alternatives, such as answering machines and fax machines.

   We intend to overcome this resistance by selling the factors of unified messaging one at a time. In offering our services on a menu basis, we believe we can:

  .  decrease the risk, or perceived risk, to the customer,

  . take advantage of immediate, compelling needs to bring about behavior changes, for instance, leveraging the privacy afforded by fax to e-mail to wean the customer of dependence on an actual fax machine, and

  . render functional alternatives redundant through the gradual introduction of more complete unified messaging services.

   For example, a free fax customer may, initially, only see the need for a fax machine substitute and see no value in fax to e-mail, voice to e-mail or telephone access to e-mail. By introducing this customer to unified messaging via the free fax service, this customer may, through targeted selling of add-on features, gradually see the power of combined fax to e-mail, voice to e-mail and telephone access to e-mail, and thereby migrate to unified messaging.

   Our unified messaging resources allow us to execute this sales strategy efficiently. As a unified messaging company, we have access to our subscribers' e-mail and are able to customize our marketing efforts to specific customers. As a result, we have a direct, low cost channel in which to advertise our services by sending the customer a promotional fax, e-mail or voice mail message.

International Network and Operations

   We offer our services in over 60 area codes in the United States and abroad, including in 21 of the 25 most populous major metropolitan areas in the United States and such international business centers as London, Milan, Frankfurt, Zurich, Sydney and Tokyo. We obtain phone numbers on an as-needed basis from various local carriers throughout the United States and internationally with whom we have relationships. As of May 15, 1999, we have over 80,000 phone numbers in use by our subscribers and we have an additional 80,000 phone numbers which we have already acquired from local carriers and which are in our inventory. Our ability to continue to acquire additional quantities of phone numbers in the future will depend on our relationships with our local carriers and our ability to pay market prices for such phone numbers. We intend to take advantage of the fact that we were the first company to offer unified message services by creating a leading position in major cities as quickly as possible. We have pursued two basic types of commercial relationships in rolling out our network:

  . International Strategic Alliances. To expand our international network rapidly, we are pursuing strategic alliances with telecommunications providers in a number of foreign markets. These alliances provide us with local marketing, billing, customer support, co-location and phone numbers. Our agreements with our international strategic alliance resellers provide that the reseller is granted a license as our exclusive reseller in the particular country in question. The license generally has an initial term of one-year following commercial launch and is renewable by the reseller for additional one-year renewal terms, provided that certain threshold requirements for JFAX.COM subscribers are met at the expiration of each term. The reseller agreement provides for the reseller to pay for local phone numbers and hardware, local marketing expenses and local help desk support. In exchange, the reseller receives a commission based on the JFAX.COM revenues associated with the reseller.

  . Co-location. Our servers are housed in spaces owned by third parties, frequently local telephone companies, from which they are connected to a network of phone lines dedicated to JFAX.COM or connected to the Internet. We refer to this service provided by third parties as "co-location." We generally arrange independently for the connection of local phone numbers for our customers to the servers.

    Most servers have a direct connection to the Internet. In addition, in the event that a direct connection is not functioning or a server has no connection, each server is also connected to a dedicated network of phone lines. By virtue of that network, each server is connected to at least two of our hubs, or central servers, through which messages can be routed to the Internet. Either the local telephone company or an alternate provides us the ability to access our servers through the telephone lines for the purposes of maintenance and repair. Given the simple nature of the services provided by the co-locators, our co-location agreements are much simpler arrangements than the agreements with our strategic alliances and provide for a fixed monthly fee.

    We have entered into co-location agreements primarily with two carriers. For locations in the United States, we generally co-locate with WorldCom/MFS, which is now MCI WorldCom. For international locations, our co-location agreements are for the most part with a U.S. subsidiary of Telecom Italia. We have certain other co-location agreements, in which we own both the lines and equipment. Our co-location agreements generally provide for fixed monthly payments and a fixed term of at least one year. Some are cancellable by us on either 60 or 90 days' notice.

   We intend to enter additional markets and to expand our operations outside the United States. International sales and our entry into additional foreign markets are subject to a number of inherent risks. For example, we face a more complex process to acquire telephone numbers outside the United States due to regulatory constraints or bureaucratic systems that differ greatly from those in the United States. In many countries, under local law, we may not acquire telephone numbers directly, but must use a local company to procure telephone numbers. This increases the importance of our international strategic alliances, but also makes it more difficult to structure foreign strategic alliances given the preferences the local companies enjoy. In addition, we must depend to a greater extent on our foreign strategic alliances for day-to-day management, including relying on those foreign strategic alliances to provide help-desk support and other services.

   Internationally, we may encounter different technology standards that require us to expend time and resources on adapting our proprietary and other technology to those foreign standards, as well as to ensuring that the technology, as so adapted, remains compatible with the rest of our network. This adaptation increases the cost of expanding abroad. Finally, in international markets, we are subject to changes in regulatory requirements and tariffs. Because we are not familiar with those international environments, and because the systems of government and regulation that exist abroad are frequently different from what we experience in the United States, it may be more difficult for us to anticipate changes and how they will affect the provision of our services. As a result, it may be more difficult for us to accommodate those changes.

Services and Information Systems

 Inbound Services

   Inbound servers accept incoming fax and voice mail messages on telephone lines from local telephone providers. The servers run on the Unix operating system, known for reliability in telecom environments, using equipment supplied by leading hardware manufacturers, and software designed and written by our programmers. After a fax transmission or a voice message is received by the server, it is compressed into a standard form, and sent to the user's e-mail address via the Internet. By using the Internet we are able to connect efficiently with third parties on a worldwide basis. Voice messages are typically compressed by a factor of 5 to 1 using the internationally-proven Global Systems for Mobile Communications technology, which results in telephone quality voice, with small file sizes. Faxes are compressed to the TIF/F, an Internet standard for multi-page fax documents, with an average page requiring about 40 kilobytes of memory.

 Outbound Services

   The outbound system accepts e-mail messages via the Internet that are addressed to fax machines anywhere in the world, or voice messages that are addressed to telephones anywhere in the world. After a message is received by the outbound system, it determines a least cost route for transmitting the message to the final destination fax machine or telephone. The system comprises servers in a distributed network with several scheduling, prioritization and routing procedures designed and written by our programmers, to ensure that the message is delivered in a timely and cost-effective manner to the destination.

 Telephone Access Services

   Our telephone access system offers users the capability to call from any touch-tone telephone and listen to their e-mails and voice mails and manage their e-mails, faxes and voice mails. Our servers connect via the Internet to the user's e-mail servers, and retrieve all of the user's messages, permitting customers to listen to their e-mails via a text-to-speech conversion technology and manage their e-mails, faxes and voicemails by phone.

 Internet Access and Provisioning Services

   Our Internet-based provisioning systems, by which customers can initiate our services from our web site, permit us to provision phone numbers and manage account information promptly and efficiently. These systems work on a network of servers connected to a centralized database, and are built to handle high volume traffic with back-up technology in the event of a failure and the ability to add servers and users easily.

 Reliability and Capacity Issues

   While we intend to add new subscribers and expand our service offerings, future growth in our subscriber base for both free and paid services, and growth in the subscriber bases of competing companies, will increase the demand for available network infrastructure and Internet data transmission capacity. Growth in our business, and in that of our existing or future competitors, could lead to shortages in the capacity required to operate our business, or could cause capacity to become more expensive. In either case, we may be unable to acquire the necessary capacity to accommodate future growth or to acquire it on a timely basis, which could slow down or disrupt our ability to transmit customers' messages.

   Additionally, these trends will increase the demand for large quantities of telephone numbers and may lead to an inability on our part to acquire the necessary phone numbers, particularly in desirable metropolitan areas, to accommodate our future growth. If potential customers encounter difficulty obtaining phone numbers from us, or obtaining those phone numbers on a timely basis, they may turn to competitors' services. In addition, if the growth in our subscriber base or our service offerings leads to a reduction in our reliability or our perceived reliability, or results in problems for the Internet in general that are beyond our control, customers or potential customers may turn to our competitors' services including traditional faxing services. Thus, while our growth is crucial to our future success, that very same growth, when combined with that of our competitors', could lead to slow delivery times or unreliable service levels, network failures, security breaches, lack of capacity in our network, insufficient telephone numbers or a slower Internet. Any of the above could have a material adverse effect on our business, prospects, financial condition and results of operations.

Customer Support Services

   Our customer service department provides various levels of 24-hour support, seven days a week. This department provides support primarily in English, although this department also has French, Spanish and German speakers. The department handles all account issues for our subscribers, ranging from initial sales and sign-up to technical support and account administration. To provide this "one-stop shop," we have installed a technology infrastructure for our customer service representatives to leverage available data from our main enterprise database and our customer database. These databases give our customer service representatives the ability to track purchase history, payment history, caller history, contact history, and report, analyze and solve technical issues in an efficient and organized manner. We maintain a list of frequently asked questions for use by customer service representatives in responding to common queries and issues. This list of questions is updated to keep our customer service representatives abreast of new issues.

   Further, we offer Internet-based online self-help. This allows customers to resolve simple issues on their own. We have found that most customer questions come from new users, and with an online self-help guide we believe we are able to address the majority of new users' questions efficiently.

Competition

   We principally compete to provide Internet enabled e-mail users with unified messaging and related communications services. Because unified messaging is a new service that is designed to consolidate other methods of messaging (e.g., voice mail, fax and e-mail) into a single repository, we compete with worldwide providers of voice mail services and products and fax services and products. Each of these markets on a stand-alone basis is highly competitive and has numerous service and product providers.

   Although we currently have direct competitors for some of our services, we are not aware of any service provider currently offering an international unified messaging suite of services directly competitive to our own. We believe this lack of direct competition will change. For example, GTE recently announced that it will begin offering in 50 United States markets a unified messaging service. To the extent our services face competition, that competition is based on price, quality, brand recognition, geography and customer support.

   Recently, services similar to ours have been introduced free to users on an advertising supported basis. Like many other services provided over the Internet, such as news feeds and stock quotes, these services are provided free of charge to attract traffic to the service provider's website. The providers of free services attempt to recoup their expenses by selling advertising based on the traffic generated from users of free services. Examples of free services similar to ours include a free voice mail product provided by Echobuzz. These services require users to listen to taped ads before they can access their messages. Fax-4-Free offers free faxing services to users with each outbound fax containing ads in the margins. Efax and CallWave each offer facsimile-to-email services free to users, and their users view advertisements when they retrieve their faxes. We expect that as these free services become popular, consumers will require our subscription services to provide clear incremental benefits over free services to justify paying for our services. In addition, to the extent free services of another provider are used by a potential JFAX.COM customer, it may be harder for us to persuade that potential customer to try our services. Providers of free services in addition to those listed above may enter the market and thereby reduce the perceived value of our services to our potential customers.

   Further, although to date we have not experienced competition from any of our strategic alliance resellers, there is a risk that, in the future, these companies could develop their own competitive services and begin to compete with us directly. This represents a particular risk for us as we rely to a great extent on our strategic alliances to market, and provide a potential customer base for, our services. As a result, competition from these entities would have the doubly adverse effect of both subjecting our services to competitive pressures and limiting our avenues for marketing.

   Future competition could come from a variety of companies both in the Internet industry and the telecommunications industry. These industries include major companies which have much greater resources than we have, have been in operation for many years and have large subscriber bases. Such companies may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can. There can be no assurance that additional competitors will not enter markets that we plan to serve or that we will be able to compete successfully.

   We believe that our solution competes favorably with that of other current and potential providers with respect to the following:

   .  range and quality of service offerings,

   . access to phone numbers in major metropolitan areas in the United States and abroad,

   .  pricing and cost savings for customers,

   .  customer support, and

   .  brand recognition.

  However, our solution competes unfavorably at least on price with those companies who provide for free, i.e. on an advertising supported basis, one or more of the services that we provide. In addition, we compete negatively with many companies whose services compete with one or more of our services, and which have greater efficiencies of scale or easier access to capital due to their financial strength or size or their more well-established reputation. Finally, one or more of the companies offering component portions of our service may enhance their service offerings, and those service offerings might be superior to ours. If this were to occur, and the company offering those services were well-established, it would negatively impact our competitive position.

   We believe we can compete effectively in unified messaging because it is a relatively new service and, as the first company offering unified messaging in its complete form, we have a head start on our current and potential competitors with respect to these factors. However, we face strong competition in each of the component portions of our service (e.g., voice mail, fax and e-mail) from larger, financially stronger and better established competitors.

Patents and Proprietary Rights

   We rely on a combination of trademark, trade secret and copyright law and contractual agreements to protect our proprietary technology and intellectual property rights.

   We have developed substantially all of our software internally. We have entered into agreements with our software programmers that provide for our ownership of all software and intellectual property.

   We have licensed from third parties some components of our end-user software for unlimited use for one-time, up-front payments pursuant to written license agreements. Some of our license agreements provide for a modest additional payment in the event of a subsequent major upgrade.

   We have multiple pending U.S. patent applications and one Patent and Trademark Office application for proprietary aspects of the major components of our technology, but we have no issued patents. Unless and until patents are issued, no patent rights can be enforced. We have obtained U.S. copyright registrations for certain proprietary software.

   We own registrations in the United States for the service marks JFAX(R), JFAX.COM(R) and our logo, as shown on the cover, as well as a European Community registration and a European Community application for registration of JFAX(R). We also own registrations and applications for registration in the United States of other service marks and slogans that we use.

   We hold the Internet domain names "jfax.com" and "jconnect.com." Under current domain name registration practices, no one else can obtain an identical domain name, but can obtain a similar name, or the identical name with a different suffix, such as ".net" or ".org" or with a country designation. The relationship between regulations governing domain names and the laws protecting trademarks and similar proprietary rights is evolving. Domain names are regulated by Internet regulatory bodies, while trademarks are enforceable under local national law. In addition, the regulation of domain names in the United States and in foreign countries is subject to change. There are plans to establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names in all of the countries in which we conduct business, and we could be unable to prevent third-parties from acquiring domain names that infringe or otherwise decrease the value of our domain names or trademarks.

   Like other technology-based businesses, we face the risk that we will be unable to protect our intellectual property and other proprietary rights, and the risk that we will be found to have infringed the proprietary rights of others. For an expanded discussion of these risks, see "Risk Factors-- Inadequate Intellectual Property Protections Could Prevent Us From Enforcing or Defending Our Proprietary Technology" and "--We May Be Found to Have Infringed the Intellectual Property Rights of Others Which Could Expose Us to Substantial Damages or Restrict Our Operations."

   We have received communications from AudioFAX IP LLC asserting the ownership of certain United States and Canadian patents, making a licensing proposal for these patents on unspecified terms, and demanding that we immediately cease and desist from infringement of these patents. We have reviewed the AudioFAX patents with our business and technical personnel and outside patent counsel and have concluded that we do not infringe these patents. We have communicated this conclusion to AudioFAX, but it is possible that they will pursue further action in this matter. Defending an action could be expensive and time consuming. However, we are confident of our position in this matter and intend to defend vigorously our intellectual property rights.

Government Regulation

   There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications.

Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state and foreign legislatures with respect to these issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. For example, in 1998, Congress passed and the President signed into law:

  . The Digital Millennium Copyright Act, which provides stronger copyright protection for software, music and other works on the Internet. Under this law, Internet service providers and web site operators must register with the U.S. Copyright Office to avoid liability for infringement by their subscribers.

  . Child Online Protection Act, which makes illegal the communication of material that is harmful to minors on the Internet for commercial purposes in such a manner as to be available to minors. This law also contains a section that requires web sites to obtain parental consent before collecting information from children 12 and younger.

  . Child Protection and Sexual Predator Punishment Act, which imposes stronger criminal penalties for using the Internet to solicit minors for sexual purposes and criminalizes sending obscene material to persons under the age of 16.

  . The Internet Tax Freedom Act, which provides a three-year moratorium on taxes deemed discriminatory in order to give state and federal lawmakers time to develop a more comprehensive approach to Internet taxation.

   In addition, there is substantial uncertainty as to the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy. The vast majority of these laws were adopted prior to the advent of the Internet and, as a result, did not contemplate the unique issues of the Internet. Future developments in the law might decrease the growth of the Internet, impose taxes or other costly technical requirements, create uncertainty in the market or in some other manner have an adverse effect on the Internet. These developments could, in turn, have a material adverse effect on our business, prospects, financial condition and results of operations.

   We provide our services through data transmissions over public telephone lines and other facilities provided by telecommunications companies. These transmissions are subject to regulation by the Federal Communications Commission, state public utility commissions and foreign governmental authorities. However, as an Internet messaging services provider, we are not subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. Nevertheless, as Internet services and telecommunications services converge or the services we offer expand, there may be increased regulation of our business including regulation by agencies having jurisdiction over telecommunications services. Additionally, existing telecommunications regulations affect our business through regulation of the prices we pay for transmission services, and through regulation of competition in the telecommunications industry.

   The FCC has ruled that calls to Internet service providers are jurisdictionally interstate and that Internet service providers should not pay access charges applicable to telecommunications carriers. Several telecommunications carriers are advocating that the FCC regulate the Internet in the same manner as other telecommunications services by imposing access fees on Internet service providers. The FCC is examining inter-carrier compensation for calls to Internet service providers, which could affect Internet service providers' costs and consequently substantially increase the costs of communicating via the Internet. This increase in costs could slow the growth of Internet use and thereby decrease the demand for our services.

   The United Kingdom and the European Union have adopted legislation which has a direct impact on business conducted over the Internet and on the use of the Internet. For example, the United Kingdom Defamation Act of 1996 protects an Internet service provider, under certain circumstances, from liability for defamatory materials stored on its servers. The European Directive on the Protection of Consumers is expected to have a direct effect on the use of the Internet for commercial transactions and will create an additional layer of consumer protection legislation with respect to electronic commerce. In addition, numerous other regulatory schemes are being contemplated by governmental authorities in both the United Kingdom and the European Union. As in the United States, there is uncertainty as to the enactment and impact of foreign regulatory and legal developments. These developments may have a material and adverse impact on our business, prospects, financial condition and results of operations.

Facilities

   We currently occupy approximately 15,000 square feet of office space for our headquarters in Los Angeles, California. We sublease this space through an informal arrangement with CIM Group LLC, the named sublessee, which is a limited liability company controlled by Richard S. Ressler, our chief executive officer. Our share of the monthly rent is approximately $19,000. Our Los Angeles sublease expires in 2000. We have an additional 1,000 square feet of office space at 11 Broadway in downtown New York City. Our New York sublease expires in 2000.

   All of our network equipment is housed either at our Los Angeles or New York leased space or at one of our 40 co-location facilities around the world.

Employees

   As of May 31, 1999, we employed or contracted a total of 84 employees, including 11 consultants on a full or part-time basis. We have 62 full-time and 11 hourly workers. Thirty of our employees are technical staff, reflecting our emphasis on the development of new technologies.

   Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical, marketing and management personnel. Our employees are not represented by any collective bargaining unit. We have never experienced a work stoppage. We believe our relationship with our employees is good.

                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth certain information regarding our directors and executive officers. We currently have seven directors, each of whom serves for a one year term which will expire at the next annual meeting of stockholders expected to be held in May 2000. We do not currently plan to add any additional directors following the offering.

         Name           Age                       Position
         ----           ---                       --------
Richard S. Ressler....   40 Co-Chairman of the Board and Chief Executive Officer
Jaye Muller...........   26 Co-Chairman of the Board and Director
Gary H. Hickox........   42 President and Chief Operating Officer
Dr. Anand Narasimhan..   33 Chief Technology Officer
Nehemia Zucker........   42 Chief Financial Officer
Zohar Loshitzer.......   41 Chief Information Officer and Director
John F. Rieley........   54 Director
Michael P. Schulhof...   55 Director
R. Scott Turicchi.....   35 Director
Robert J. Cresci......   55 Director

   Richard S. Ressler has been our chief executive officer, co-chairman of the board and a director since 1997. He is a member and manager of Orchard/JFax Investors, LLC, one of our principal stockholders. Since 1994, Mr. Ressler has been the president, sole director and sole shareholder of Orchard Capital Corporation, a consulting firm which provides investment, operational, and financial consulting services to, among others, start-up and turn-around companies including JFAX.COM. From 1995 to 1997, Mr. Ressler was chief executive officer of MAI Systems Corporation, a software and network computing company, and he currently serves as MAI's chairman. Mr. Ressler has served MAI in such capacities pursuant to a consulting agreement between MAI and Orchard Capital. Since 1995, Orchard Capital has also acted as the manager of CIM Group, LLC, a real estate investment, development and management company. Since 1996, Mr. Ressler has also been a director and shareholder of Orchard Telecom, Inc., a telecommunications consulting firm.

   Jaye Muller is a co-founder and co-chairman of the board and has been a director since 1995. From December 1995 until March 1997, he held various offices with JFAX.COM. After March 1997, he has provided consulting services to us under an agreement between us and Boardrush Media LLC, one of our principal stockholders. He is a member and manager of Boardrush. Mr. Muller received his technical education and began his electronics design work in East Germany. He is a musician and the founder of one of the world's first Internet based newsletters, Germany Alert.

   Gary H. Hickox has been our president and chief operating officer since 1998. From 1996 to 1998 he was global marketing vice president for AT&T Internet Services, where he was responsible for marketing and securing the delivery of an array of Internet-related voice and call center services. From 1983 to 1996, Mr. Hickox held other executive positions within AT&T.

   Dr. Anand Narasimhan has been our chief technology officer since 1996. Dr. Narasimhan began his career with IBM in 1990 as a graduate fellow and conducted research and design work in areas that included audio and speech coding techniques. He developed technologies on several patented telecommunications, digital cellular and network devices, and additional patents are pending on devices he helped develop in the areas of Internet telephony, voice and audio data transfer and data network switching.

   Nehemia Zucker has been our chief financial officer since 1996. Prior to joining JFAX.COM in 1996, he was chief operations manager of Motorola's EMBARC division, which packages CNBC and ESPN for distribution to paging and wireless networks. From 1980 to 1996, Mr. Zucker held various positions in finance, operations and marketing at Motorola in the United States and abroad.

   Zohar Loshitzer has been our chief information officer and a director since 1997. Since 1995, he has been a managing director of Orchard Telecom, Inc., a telecommunications consulting company. From 1987 to 1995, Mr. Loshitzer was the general manager and part owner of Life Alert, a nationwide emergency response service. Mr. Loshitzer has been a director of MAI Systems Corporation since 1998.

   John F. Rieley is a co-founder and has been a director since 1995. From December 1995 when our business was founded until March 1997, he held various offices with JFAX.COM. After March 1997 he has provided consulting services to us under an agreement between us and Boardrush Media LLC, one of our principal stockholders. He has managed, marketed and consulted on other projects in the media field, the airline industry and in public affairs.

   Michael P. Schulhof has been a director since 1997. Mr. Schulhof is a private investor in the media, communications and entertainment industry. From 1993 to 1996, he was president and chief executive officer of Sony Corporation of America. Mr. Schulhof is a trustee of Brandeis University, the Lincoln Center for the Performing Arts, New York University Medical Center and the Brookings Institution. He is a member of the Council on Foreign Relations and the Investment and Services Policy Advisory Committee to the U.S. Trade Representative. Mr. Schulhof is a director of SportsLine, USA, Inc., an Internet-based sports media company.

   R. Scott Turicchi has been a director since 1998. Mr. Turicchi is a Managing Director in Donaldson, Lufkin & Jenrette Securities Corporation's Investment Banking department. He is responsible for Corporate Finance activities including public equity offerings, high grade and high yield debt offerings, private equity placements and mergers and acquisitions advisory services.
Mr. Turicchi joined Donaldson, Lufkin & Jenrette Securities Corporation in
1990.

   Robert J. Cresci has been a director since 1998. Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Arcadia Financial, Ltd., Hitox, Inc., Aviva Petroleum Ltd., Film Roman, Inc., Quest Education Corporation, Castle Dental Centers, Inc., Candlewood Hotel Co., Inc., SeraCare, Inc. and on the boards of several other private companies.

   The holders of our outstanding subordinated notes and preferred stock issued in June and July 1998 are parties to a securityholders' agreement together with us and Orchard/JFAX Investors, LLC. Under that agreement, each of the parties to the agreement has agreed to vote its shares in favor of one designee of the holders of the notes and one designee of the holders of the preferred stock. Pursuant to the agreement, Mr. Turicchi was appointed to the board of directors as the representative of the holders of the preferred stock and Mr. Cresci was appointed to the board of directors as the representative of the holders of the notes. The provisions in this agreement providing for designations of directors will survive the closing of this offering. See "Certain Transactions."

Committees of the Board of Directors

   In April 1999, the board of directors established an audit committee and a compensation committee. The audit committee consists of Messrs. Cresci, Schulhof and Turicchi, all of whom are outside directors, by which we mean they are directors who are not also officers or employees of JFAX.COM. The audit committee recommends engagement of our independent auditors, approves the services performed by such auditors and reviews and evaluates our accounting policies and our systems of internal accounting controls. The compensation committee consists of Messrs. Cresci, Schulhof and Turicchi, all of whom are outside directors. The compensation committee makes recommendations to the board of directors in connection with matters of compensation, including determining the compensation of our executive officers. The compensation committee also administers our 1997 stock option plan.

Compensation Committee Interlocks and Insider Participation

   During the year ended December 31, 1998, we had no compensation committee. Decisions regarding compensation for 1998 were made by our board of directors. During the last fiscal year, Mr. Ressler and Mr. Loshitzer participated in deliberations of our board of directors concerning executive officer compensation. Following the completion of the offering, compensation decisions will be made by the compensation committee.

Director Compensation

   Our directors who are also officers receive no separate compensation for serving as directors. Our outside directors, Messrs. Schulhof, Turicchi and Cresci, are themselves, or are representatives of, significant stockholders. They receive no compensation for serving as directors. They are reimbursed for their expenses in attending directors' meetings and committee meetings. Some of our directors will receive stock options in connection with this offering at an exercise price of $8.00 per share. See "Certain Transactions."

Executive Compensation

   The following table sets forth information concerning compensation of our chief executive officer and the top four other highly compensated executive officers whose salary and incentive compensation exceeded $100,000 for the year ended December 31, 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                 Long-Term
                                                                Compensation
                                                                ------------
                               Annual
   Name And Principal       Compensation        Other Annual       Shares
        Position          --------------------- Compensation     Underlying
   ------------------      Salary        Bonus  ------------      Options
Richard S. Ressler......  $200,000      $  0.00   $  0.00             N/A
 Chief Executive Officer
Gary H. Hickox..........  $ 60,874(/1/) $  0.00   $40,542(/2/)    375,000
 President
Nehemia Zucker..........  $150,000      $33,261   $  0.00          12,500
 Chief Financial Officer
Zohar Loshitzer.........  $140,000      $43,677   $  0.00          50,000
 Chief Information
 Officer
Anand Narasimhan........  $137,453      $25,798   $  0.00         112,500
 Chief Technology
 Officer

-------
(1)  Represents compensation for the period from September 1998 to December
     1998.

(2)  Consists of re-location expenses reimbursed to Mr. Hickox.

                          OPTION GRANTS AND EXERCISES

   The following table provides information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 1998 to the Named Executive Officers. They did not exercise any options during this period. No stock appreciation rights were granted during 1998.

                       Option Grants In Last Fiscal Year

                                                                                                   Potential
                                                                                                   Realizable
                                                                           Potential Realizable    Value at a
                         Number of                                           Value At Assumed     Stock Price
                         Securities   % of Total                           Annual Rates of Stock  Equal to the
                         Underlying Options Granted Exercise or             Price Appreciation      Assumed
                          Options   to Employees in  Base Price Expiration    For Option Term    Initial Public
          Name            Granted     Fiscal Year      ($/SH)      Date    ----------------------Offering Price
          ----           ---------- --------------- ----------- ----------   5% ($)    10% ($)   --------------
Richard S. Ressler......        0         N/A            N/A         N/A          N/A        N/A          N/A
 Chief Executive Officer
Gary H. Hickox..........  375,000        42.0%         $2.40     9/17/08   $  366,501 $  583,592   $2,475,000
 President
Nehemia Zucker..........   12,500         1.4%         $2.40     9/30/08   $   12,217 $   19,453   $   82,500
 Chief Financial Officer
Zohar Loshitzer.........   50,000         5.6%         $2.40     9/30/08   $   48,867 $   77,812   $  330,000
 Chief Information
 Officer
Anand Narasimhan........  112,500        12.6%         $2.40     9/30/08     $109,950 $  175,078   $  742,500
 Chief Technology
 Officer

   Each option represents the right to purchase one share of common stock. One third of the options vest on the one-year anniversary of the grant date and each of the remaining one-third portions of the options vest on each annual anniversary of the grant date thereafter. In the event of a sale of all or substantially all of our assets, or our merger with or into another corporation, each option will become immediately exercisable in full unless the board of directors determines that the optionee has been offered substantially identical replacement options.

   Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the SEC and do not represent our estimate of future stock price growth. For the right hand column, we have assumed an initial public offering price of $9.00 per share.

   Some of the Named Executive Officers will receive stock options in connection with this offering at an exercise price of $8.00 per share. See "Certain Transactions".

             AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

   The following table provides information concerning unexercised options held as of December 31, 1998 by the Named Executive Officers. They did not exercise any options during this period.

                           Number of Unexercised Options         Value of Unexercised
                                       Held                      In-The-Money Options
                               at December 31, 1998             at December 31, 1998(1)
                         --------------------------------- ---------------------------------
          Name
          ----           Exercisable (#)/Unexercisable (#) Exercisable ($)/Unexercisable ($)
Richard S. Ressler......                      0/0                                $0/0
 Chief Executive Officer
Gary H. Hickox..........                0/375,000                       $0/$2,475,000
 President
Nehemia Zucker..........          145,834/116,666                 $1,200,503/$939,997
 Chief Financial Officer
Zohar Loshitzer.........           75,000/200,000                 $615,000/$1,560,000
 Chief Information
  Officer
Anand Narasimhan........           75,000/112,500                   $617,400/$742,500
 Chief Technology
  Officer

--------

(1) The value of the unexercised in-the-money options is based on an assumed initial public offering price of $9.00 per share, and is net of the exercise price of such options.

1997 Stock Option Plan

   Our 1997 stock option plan was adopted by the board of directors and approved by the stockholders in November 1997. A total of 4,375,000 shares of common stock has been reserved for issuance under the plan. As of May 31, 1999, options to purchase 1,515,693 shares of common stock were outstanding under the plan, and 53,329 shares had been issued upon exercise of previously granted options.

   The plan provides for grants to employees (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue

Code of 1986, as amended, and for grants of nonstatutory stock options to employees (including officers and employee directors) and consultants (including non-employee directors).

   The plan is administered by the compensation committee of the board of directors. The plan administrator may determine the terms of the options granted, including the exercise price, the number of shares subject to each option and the exercisability of the option. The plan administrator also has the full power to select the individuals to whom options will be granted and to make any combination of grants to any participants.

   Options generally have a term of 10 years. One-third of the options vest on the one-year anniversary of the grant date and each of the remaining one-third portions of the options vest on each annual anniversary of the grant date thereafter.

   The option exercise price may not be less than the higher of the par value or 100% of the fair market value of the common stock on the date of grant; provided, however, that nonstatutory options may be granted at exercise prices of not less than the higher of the par value or 85% of the fair market value on the date the option is granted. In the case of an incentive option granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of our stock, the option exercise price for each share covered stock by such option may not be less than 110% of the fair market value of share of common stock on the date of grant of such option.

   In the event of a sale of all or substantially all of our assets, or our merger with or into another corporation, each option will become immediately exercisable in full unless the board of directors determines that the optionee has been offered substantially identical replacement options.

Employment Agreements

   We have employment agreements with Mr. Zucker and Mr. Narasimhan. Each of the employment agreements has no specified term and is terminable at will by either party, but provides for severance payments equal to six-months' salary, in the case of Mr. Zucker, and three-months' salary, in the case of Mr. Narasimhan, in the event of a termination by us without cause. Neither of these agreements provides for accelerated vesting of any employee options upon termination for any reason but do provide for accelerated vesting in the event of a change in control of JFAX.COM.

   We also have an employment agreement with Mr. Hickox. The agreement has a one year term, which term will be renewed for successive one year terms unless either we or Mr. Hickox give prior notice of termination. We will pay Mr. Hickox 12 months' severance in the event that:

  . he terminates his employment as a result of a relocation of our principal headquarters or a material change in his powers or duties,

  .  we terminate his employment without cause, or

  . we choose not to renew his employment at the end of the initial term or any successive renewal term.

   Under the employment agreement, Mr. Hickox's employee options scheduled to vest within 90 days of such termination will vest immediately in the event he terminates his employment as a result of a relocation of our principal headquarters or a material change in his powers or duties or we terminate his employment without cause. Finally, Mr. Hickox is also entitled under the employment agreement to a bonus of 50% of his annual salary if agreed-upon milestones are met and up to 100% of his annual salary if such milestones are exceeded.


   We have established an incentive compensation bonus plan designed to recognize efforts required to achieve our annual objectives. A management committee consisting of Richard S. Ressler, Gary H. Hickox, Anand Narasimhan, Nehemia Zucker and Zohar Loshitzer administers the plan. This committee is exclusively responsible for determining and approving the following:

  .  financial planning and setting of corporate goals,

  .  eligibility of plan participants,

  .  bonus structure amounts, which are based on base salary, and

  .  individual assessment guidelines and goals.

   Corporate attainment of goals drives the funding of the bonus plan. If we meet or exceed the semi-annual revenue and paid subscriptions goals set by the management committee of the board of directors, a fixed percentage of a targeted bonus pool is funded. The fixed percentage is either 75%, 100% or 110%, depending on the extent to which the goals are met or exceeded, and in 1999 the total targeted bonus pool is $921,350. If our financial performance does not reach the goals set by the management committee, no bonuses of any amount will be paid. Assuming that the plan is funded, the individual funding is based on a targeted bonus amount, which is set by the management committee as a percentage of the individual's salary. A percentage of the target amount is paid, which percentage is based on the extent to which the aggregate bonus pool has been funded and on an individual's attainment of his or her goals, which may be either quantitative goals or numerical goals. An individual's supervisor determines what percentage of that individual's goals have been attained, and recommends a bonus accordingly. Each of Messrs. Hickox, Zucker, Loshitzer and Narasimhan participates in the bonus plan and could receive a bonus of up to 50% of his base salary.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth information as of May 31, 1999 with respect to the beneficial ownership of our common stock both before and immediately following the offering by:

  . each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock,

  .  the selling stockholders in this offering,

  .  our directors and our Named Executive Officers, and

  .  all executive officers and directors as group.

   The following calculations of the percentages of outstanding shares are based on 24,312,276 shares of our common stock outstanding as of May 31, 1999 and 32,812,276 outstanding immediately following the completion of the offering. The 32,812,276 shares that we expect to be outstanding immediately following the completion of the offering take into account the overallotment option by the selling stockholders but do not take into account the overallotment option by JFAX.COM. We determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission, which generally require inclusion of shares over which a person has voting or investment power. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of May 31, 1999 as described in the footnotes below. Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).

   This table gives effect to the intended redemption of the shares of our Series A usable redeemable preferred stock.

   Numbers of shares to be sold by each of the selling stockholders are stated on the assumption that the underwriters exercise their over-allotment option in full, since none of the selling stockholders is participating in the main offering with JFAX.COM. We will issue any other shares that are subject to the underwriters' over-allotment option. Shares to be sold by the selling stockholders may be adjusted prior to the pricing of this offering, and shares to be sold by us will be adjusted to account for any increase or decrease in the shares to be sold by the selling stockholders.



                                 Shares of Common             Shares of Common
                                Stock Beneficially              Stock to be
                                 Owned Before the            Beneficially Owned
Name and Address of Beneficial       Offering      Number of After the Offering
           Owner(1)             ------------------ Shares to ------------------
------------------------------    Number   Percent  be Sold    Number   Percent
Five Percent Stockholders:
Orchard/JFAX Investors,
 LLC(2).......................  13,453,278  54.63%       --  13,453,278 40.61%
Boardrush Media LLC
 972 Putney Road, Suite 299
 Brattleboro, VT 05301........   5,031,250  20.69%  200,000   4,831,250 14.72%
Pecks Management Partners
 Ltd.(3)
 One Rockefeller Plaza
 New York, NY 10020...........   2,676,448  10.80%       --   2,676,448  8.04%
DLJ Entities(4)
 277 Park Avenue
 New York, NY 10172...........   1,990,625   7.57%       --   1,990,625  5.72%
Directors and Officers:
Jaye Muller(5)................   5,031,250  20.69%  200,000   4,831,250 14.72%
Richard Ressler(6)............  13,453,278  54.63%       --  13,453,278 40.61%
John F. Rieley................     175,000      *        --     175,000      *
Gary Hickox...................      41,250      *        --      41,250      *
Michael P. Schulhof(7)........   1,103,104   4.39%       --   1,103,104  3.28%
Dr. Anand Narasimhan(8).......     253,459   1.04%       --     253,459      *
Nehemia Zucker(9).............     449,239   1.83%              449,239  1.36%
Zohar Loshitzer(10)...........     150,000      *        --     150,000      *
R. Scott Turicchi(11).........     143,750      *        --     143,750      *
Robert Cresci(12).............           0      *        --           0      *
All directors and executive
 officers as a group
 (10 persons).................  20,800,330  79.94%  200,000  20,600,330 59.67%
Other Selling Stockholders:
Steve M. Aaronson ............      17,360      *     4,500      12,860      *
William D. and Arlene Brown ..      41,665      *    10,400      31,265      *
Geoffrey S. Goodfellow .......      98,491      *    50,000      48,491      *
Greg James ...................     375,000   1.54%  187,500     187,500      *
Regent Trust Company Ltd. R165
 Account .....................     155,000      *    51,600     103,400      *
Toxford Corporation S.A.......     590,949   2.43%  295,500     295,449      *

-------
(*) Designates less than 1%.

 (1) The address for all executive officers and directors and for Orchard/JFAX Investors, LLC is c/o JFAX.COM, Inc., 10960 Wilshire Blvd., Suite 500, Los Angeles, CA 90024.

 (2) Consist of 13,140,778 shares of common stock and 312,500 vested warrants.

 (3) Consist of:

   . 1,391,084 shares of common stock and 295,625 vested warrants held by Delaware State Employees Retirement Fund,

   . 382,979 shares of common stock and 81,250 vested warrants held by ICI American Holdings, Inc. Defined Benefit Plan,

   . 257,070 shares of common stock and 54,375 vested warrants held by Zeneca Holdings Inc. Defined Benefit Plan, and

   . 176,565 shares of common stock and 37,500 vested warrants held by the JW McConnell Family Foundation.

 (4)  Consist of:

   .  15,625 vested warrants held by DLJ Capital Corp.

   .  1,181,875 vested warrants held by DLJ Private Equity Partners Fund,
      L.P.

   .  460,625 vested warrants held by DLJ Fund Investment Partners II,
      L.P.

   .  41,875 vested warrants held by DLJ Private Equity Employees Fund,
      L.P.

   .  247,250 vested warrants held by DLJ Securities Corp.

   .  43,375 vested warrants held by DLJ ESC II, L.P.

 (5) Consist of holdings of Boardrush Media LLC, which is controlled by Mr. Muller.

 (6) Consist of holdings of Orchard/JFAX Investors, LLC, which is controlled by Mr. Ressler.

 (7) Consist of 263,104 shares of common stock and 840,000 vested warrants. For accounting purposes, these warrants are treated as options. See note 8 of the notes to our consolidated financial statements.

 (8) Consist of 178,459 shares of common stock and 75,000 employee options that are exercisable within 60 days of May 31, 1999.

 (9) Consist of 261,739 shares of common stock and 187,500 employee options that are exercisable within 60 days of May 31, 1999.

(10) Consist of 150,000 employee options that are exercisable within 60 days of May 31, 1999.

(11) Consist of 143,750 vested warrants; Mr. Turicchi was appointed as the board representative for the holders of the Series A usable redeemable preferred stock and the related warrants.

(12) Mr. Cresci was appointed as the board representative of Delaware State Employees Retirement Fund, ICI American Holdings, Inc. Defined Benefit Plan, Zeneca Holdings Inc. Defined Benefit Plan and the JW McConnell Family Foundation.

                              CERTAIN TRANSACTIONS

Indebtedness of Officers and Directors

   The following directors and officers are indebted to us. Nehemia Zucker is indebted to us in the amount of $113,250. This amount represents the principal balance of a loan in the original principal amount of $100,000 that was advanced to Mr. Zucker on April 11, 1997. The loan matures on March 31, 2001 and bears interest at the rate of 6.32% per annum. However, interest is not paid periodically, but rather is accrued and added to principal each September 30 and March 31. Anand Narasimhan is indebted to us in the amount of $50,000. This loan was advanced to Mr. Narasimhan on September 17, 1997, matures on September 17, 1999 and bears interest at the rate of 8.0% per annum with interest deducted from Mr. Narasimhan's salary. Boardrush Media LLC, a company controlled by Jaye Muller, is indebted to us in the amount of approximately $2,250,000. The loan to Boardrush was advanced to Boardrush on March 17, 1997. The loan to Boardrush matures on March 17, 2004. However, Boardrush shall be required to repay this loan to us upon the sale by Boardrush or its affiliates of at least $4 million of our common stock, except we have waived this requirement with respect to any sale of stock by Boardrush in this offering. This loan bears interest at the rate of 6.32% per annum with interest payments offset against amounts due and owing to Boardrush under the consulting agreement described below. Gary Hickox is indebted to us in the approximate amount of $101,500. This amount represents the principal balance of a loan in the original principal amount of $99,000 that was advanced to Mr. Hickox in October 1998 when he joined us together with accrued interest through May 15, 1999. Mr. Hickox used the proceeds of this loan to purchase 41,250 shares of our common stock. The loan matures on October 7, 2001 and bears interest at 4.25% per annum. However, interest is not paid periodically, but rather is accrued and payable on maturity.

Employment, Consulting and Reimbursement Arrangements

   We have employment agreements with Mr. Zucker and Mr. Narasimhan. Each of the employment agreements has no specified term and is terminable at will by either party, but provide for severance payments equal to six-months' salary, in the case of Mr. Zucker, and three-months' salary, in the case of Mr. Narasimhan, in the event of a termination by us without cause.

   We also have an employment agreement with Mr. Hickox. The agreement has a one year term, which term will be renewed for successive one year terms unless either we or Mr. Hickox give prior notice of termination. We will pay Mr. Hickox 12 months' severance in the event that:

  . he terminates his employment as a result of a relocation of our principal headquarters or a material change in his powers or duties,

  .  we terminate his employment without cause, or

  . we choose not to renew his employment at the end of the initial term or any successive renewal term.

Under the employment agreement, Mr. Hickox's employee options scheduled to vest within 90 days of such termination will vest immediately in the event he terminates his employment as a result of a relocation of our principal headquarters or a material change in his powers or duties or we terminate his employment without cause.

   Under the employment agreement, we reimbursed Mr. Hickox for $40,542 of expenses incurred in connection with his relocation to Los Angeles. Finally, Mr. Hickox is also entitled under the employment agreement to a bonus of 50% of his annual salary if agreed-upon milestones are met and up to 100% of his annual salary if such milestones are exceeded.

   We are a party to a consulting agreement with Boardrush, a limited liability company that owns approximately 20% of our common stock and of which Mr. Muller is the manager and therefore the controlling person, pursuant to which Boardrush provides the services of Mr. Muller and Mr. Rieley to us for a maximum of two days each per month. We consider Mr. Muller and Mr. Rieley to be the co-founders of our company. The term of the consulting agreement runs through the earlier of the date on which the Boardrush loan is repaid in full as described above and March 17, 2004. Therefore, there can be no assurance that upon the repayment of the Boardrush loan, Mr. Muller and Mr. Rieley will continue to provide any consulting services to us. Until March 17, 1999, we paid Boardrush $400,000 per year, payable in equal monthly payments, pursuant to the consulting agreement. From and after March 17, 1999, Boardrush's compensation under the consulting agreement consists solely of forgiveness of interest and principal under the loan discussed above, with principal reductions being made pro rata over the five-year period from March 17, 1999 through March 17, 2004. Pursuant to the consulting agreement, we also reimburse Boardrush for expenses it incurs on our behalf. Monthly reimbursements to Boardrush are approximately $8,000 on average. Pursuant to the consulting agreement, for a period of three years which will expire in March 2000, Boardrush, and each of Mr. Muller and Mr. Rieley, will not engage in a business in direct competition with our products and services in those areas where we conduct our business.

   We are also a party to a consulting arrangement with Orchard Capital Corporation, a company controlled by Richard S. Ressler, our chief executive officer and a member and the manager of Orchard/JFax Investors, LLC, one of our principal stockholders. Under this consulting arrangement, we pay Orchard Capital $200,000 per year, payable in equal monthly payments, for the services of Mr. Ressler. These arrangements are not pursuant to a written agreement.

   In January 1997, we entered into a consulting agreement with Michael P. Schulhof, now a member of our board of directors. Pursuant to this agreement, Mr. Schulhof agreed to provide financial, investment and operational advice to our management team. In consideration for these services, Mr. Schulhof was granted a warrant to purchase 420,000 shares of our common stock at an exercise price of $0.70 per share and a second warrant to purchase 420,000 shares of our common stock at an exercise price of $1.80 per share. Each of these warrants is currently exercisable and expires in January 2007. The consulting agreement had a two year term and expired by its terms in January 1999.

Shared Space and Services

   We share contiguous office space and we pro-rate the cost of office space and facilities, the cost of insurance and other administrative costs with other entities that are controlled by our chief executive officer. The other administrative costs include the costs of a shared receptionist and routine office and telephone expenses. We also make available the services of our general counsel to these other entities and charge them for the proportionate cost of the services of our general counsel that they incur. The entities involved are Orchard Capital, Orchard Telecom, CIM Group, LLC and MAI Systems Corporation, but we do not share space with MAI. These arrangements are not pursuant to written agreements and are adjusted from time to time according to the relative benefits given and received. For example, CIM is the named sublessee on the lease of our office space, but we are named as an occupant. The rent for our office space and related routine office expenses and parking charges are paid by CIM and we reimburse CIM our proportionate share which is approximately $21,000 per month. In addition, Zohar Loshitzer is a managing director of Orchard Telecom and a director of MAI.

   Monthly reimbursements from Orchard Capital, Orchard Telecom, CIM and MAI to us are currently approximately $10,000. This amount reflects our business activity, vis a vis the other affiliated entities, as of March 31, 1999, and could increase or decrease as we and/or these affiliated entities grow.

   In the past, the respective levels of reimbursements have varied between the parties. For example, in 1997 and during a portion of 1998, our vice president, administration, an administrative assistant and a computer services technician were employed by Orchard Capital and we reimbursed Orchard Capital for our proportionate share of the cost of their services. During the latter part of 1998, our vice president, administration was employed by us, but provided services to these other entities, and, as a result we were reimbursed for the proportionate cost of her services. In the aggregate, during 1997, Orchard Capital, Orchard Telecom and CIM incurred a total of approximately $312,000 in expenses (consisting of rent, telecommunications expenses, routine office expenses and shared personnel expenses) on our behalf, and we made reimbursement to these entities for this amount. During 1997, we did not incur any expenses on behalf of these entities. During 1998, these entities incurred a total of approximately $336,000 of these expenses on our behalf, for which we made reimbursement. During 1998, we incurred a total of approximately $117,000 in expenses (consisting of telecommunications expenses, routine office expenses and shared personnel expenses) on behalf of these entities and MAI, and received reimbursement for this amount. There were no shared expenses between us and any of these entities during 1996.

Investments in JFAX.COM by Officers, Directors and Principal Stockholders

   Between December 1995, when we were founded, and March 1997, when Mr. Ressler invested in us through Orchard/JFax Investors, LLC and obtained a controlling interest, we issued a total of 6,910,000 shares of our common stock to our founders, Mr. Muller and Mr. Rieley, in exchange for cash investments. In March 1997, we issued 5,375,000 shares of common stock to Boardrush in exchange for an equivalent number of Mr. Muller's then-current stock holdings, which holdings were canceled. At the same time, we issued 10,060,000 shares of common stock to Orchard/JFax Investors, LLC in exchange for a cash investment of $7,750,000. In March and May 1997, we issued 220,000 shares and 150,000 shares, respectively, to Nehemia Zucker and Anand Narasimhan, upon the exercise by Messrs. Zucker and Narasimhan of employee options granted to them when they joined us in 1996 and payment by each of them of the option price of 0.02c per share. In connection with the investments by Boardrush, Orchard/JFax Investors, LLC, and Messrs. Zucker and Narasimhan, we entered into a registration rights agreement with those investors as well as Messrs. Reiley and Muller. Under that registration rights agreement, the investors have the right to participate in registrations initiated by JFAX.COM, but they have no right to demand that we effect a registration. These registration rights will expire on March 17, 2007. Except for any shares sold by these persons in this offering, the holders of these registration rights have agreed not to exercise their registration rights for a period of 180 days after the date of this prospectus, except with the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   In March 1998, we issued a total of 3,750,000 shares of common stock at $0.80 per share pursuant to a rights offering that was made available to all of our then shareholders and warrant holders on the same terms. The principal stockholders, officers and directors who participated and the number of shares purchased by each were as follows: Orchard/JFax Investors, LLC (3,080,776 shares), Michael P. Schulhof (263,104 shares), Nehemia Zucker (41,739 shares) and Anand Narasimhan (28,459 shares). A portion of the proceeds of the rights offering was used to repay a loan to us from Orchard/JFax Investors, LLC. That loan was in the principal amount of $1,400,000, accrued interest at a rate of 15% per annum and was repaid for an aggregate of $1,444,100.

   In June 1998, we issued $10 million of our 10% senior subordinated notes due 2004 together with 2,101,971 shares of our common stock to an investor group advised by Pecks Management Partners Ltd., consisting of Declaration of Trust for Defined Benefit Plans of Zeneca Holdings, Inc., Declaration of Trust for Defined Benefit Plans of ICI American Holdings, Inc., Delaware State Employees' Retirement Fund and the J.W. McConnell Family Foundation. Mr. Cresci, one of our directors, is a managing director of Pecks Management Partners, Ltd. Pursuant to the terms of the notes, which permit us to make some payments of interest by issuing additional notes and shares of common stock, we have issued an additional $512,500 principal amount of notes and 105,727 shares of common stock to that investor group. The total purchase price was $10 million.

   In July 1998, we also issued $5 million in liquidation preference of our Series A usable redeemable preferred stock and warrants to acquire 3,125,000 shares of our common stock. The total purchase price was $5 million. The warrants issued in connection with both the preferred stock and the notes have an exercise price of $2.40 per share and expire on July 1, 2005. Donaldson, Lufkin & Jenrette Securities Corporation, the lead underwriter in this offering, acted as placement agent for the offerings of notes and preferred stock and received warrants to acquire 268,750 shares of our common stock and a cash payment of $870,000, as compensation for its services. Mr. Turicchi, one of our directors, is a managing director of Donaldson, Lufkin & Jenrette Securities Corporation. The purchasers of the preferred stock and related warrants included the following entities in the following amounts:

  . Affiliates of Donaldson, Lufkin and Jenrette Securities Corporation purchased 3,500 shares and received 2,187,500 warrants;

  . Orchard/JFax Investors, LLC purchased 500 shares and received 312,500 warrants; and

  . The investor group managed by Pecks Management Partners, Ltd. purchased
    750 shares and received 468,750 warrants.

A portion of the proceeds of the notes and preferred stock offerings was used to repay a loan to us from Orchard/JFax Investors, LLC. That loan was in the principal amount of

$1,000,000, accrued interest at a rate of 15% per annum and was repaid for an aggregate of $1,013,625.

   The holders of the common stock and warrants issued in connection with the notes and the preferred stock offerings are entitled to registration rights following this offering pursuant to an agreement between us and those investors entered into at the time of the notes and preferred stock offerings. Under that agreement, among other things, the holders are generally entitled to demand two registrations of the common stock issued in connection with the notes offering or of the common stock issued upon exercise of the warrants. In addition, the holders are entitled to participate in registrations initiated by us. Finally, under the registration rights agreement, we have also agreed to file a registration statement on Form S-3 permitting resales of the shares of common stock held by such investors when we are eligible to use that form. The holders of these registration rights have agreed not to exercise their registration rights for a period of 180 days after the date of this prospectus, except with the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   In addition, the holders of the common stock and warrants issued in connection with the notes and preferred stock offerings are entitled to have us repurchase such shares of common stock issued upon exercise of the warrants in the event of a change of control of JFAX.COM. In such event, the shares of common stock issued at the time of the notes and preferred stock offerings are to be repurchased at $3.20 per share, the warrants to be redeemed at $1.60 per warrant and the shares issued upon exercise of warrants to be repurchased at $4.00 per share.

   Finally, we are party to a securityholders' agreement dated June 30, 1998 with the holders of the notes and preferred stock, including those listed above, and other stockholders, including Orchard/JFax Investors, LLC. Under that agreement, the stockholders have agreed to vote their shares of common stock in favor of one designee to the board of directors selected by the initial purchasers of the notes and one designee to the board of directors selected by the initial purchasers of the preferred stock. Currently, Mr. Cresci has been elected to the board of directors as the designee of the initial purchasers of the notes and Mr. Turicchi has been elected to the board of directors as the designee of the initial purchasers of the preferred stock. Although most provisions in the securityholders' agreement terminate as a result of this offering, the rights of the initial purchasers of the notes to designate a director as described above will survive this offering for so long as such purchasers continue to hold at least 25% of the shares of common stock issued in connection with the notes offering and the right of the initial purchasers of preferred stock to designate a director as described above will survive this offering for so long as such purchasers continue to hold at least 25% of the shares issued or issuable upon exercise of the related warrants.

   The proceeds of this offering will be used in part to repay the senior subordinated notes and the Series A usable redeemable preferred stock for amounts estimated to be approximately $10,878,000 and $6,554,000, respectively, including accrued and unpaid interest of $265,000 and dividends of $804,000. Persons participating in these investments will retain their shares of our common stock and warrants to acquire our common stock. To the extent required by the rules of the SEC, the ownership of shares and warrants by such persons is reflected in the table under "Principal and Selling Stockholders."

   In October 1998, we issued 41,250 shares of our common stock to Mr. Hickox in exchange for the proceeds of the loan discussed above.

   In connection with the warrants granted to Mr. Schulhof, we also granted to him registration rights with respect to the shares issued upon exercise of the warrants. Mr. Schulhof is entitled to participate in registrations initiated by JFAX.COM and, beginning 180 days after the date of this prospectus, is entitled to demand registration of the shares owned by him. Mr. Schulhof's rights to demand a registration of his shares will expire in January 2007, but there is no express termination of his right to participate in registrations effected by us.

   We believe that the transactions described above were made on terms no less favorable than could have been obtained from third parties. At the time of the transactions concerned--the initial Orchard/JFAX Investors, LLC investment in our company, the June 1998 issuance of notes and common stock, and the July 1998 issuance of preferred stock and warrants--those transactions were negotiated at arms' length with previously unaffiliated parties. We intend to have all future transactions between us and our officers, directors and affiliates be approved by a majority of disinterested directors of the board of directors or one of its committees, as appropriate, in a manner consistent with Delaware law and the fiduciary duties of our directors.

Stock Option Grants to Directors and Officers

   In connection with this offering, we intend to grant options under our stock option plan to our directors and certain officers and employees. We expect these grants will consist of options to purchase an aggregate of up to 760,000 shares of our common stock at an exercise price of $8.00 per share. We expect these options will be allocated as follows:

  . To four of our directors, Messrs. Rieley, Schulhof, Turicchi and Cresci--options to purchase 40,000 shares each, or 160,000 shares in the aggregate,

  .  To our chief executive officer--options to purchase 500,000 shares, and

  . To other officers and employees, options to purchase approximately 100,000 shares in the aggregate.

These options will have a term of 10 years and will follow our standard vesting schedule so that one-third of the shares will vest on each of the first three anniversaries of the grant date. However, we may accelerate the vesting of options granted to our outside directors in the event that interpretations or modifications to existing interpretations of accounting principles would require the fair value of unvested options granted to directors to be determined quarterly which would require us to recognize a quarterly charge to our earnings. In the event of a sale of all or substantially all of our assets, or our merger with or into another corporation, each option will become immediately exercisable in full unless the board of directors determines that the optionee has been offered substantially identical replacement options.

   We will recognize an aggregate compensation expense of $760,000 in connection with the issuance of these options, based on an assumed initial public offering price of $9.00 per share.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary information is qualified in its entirety by the provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. See "Available Information" for more information.

   Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of May 31, 1999, 24,312,276 shares of common stock were issued and outstanding, and there were 38 holders of record of common stock. As of May 31, 1999, 5,000 shares of Series A usable redeemable preferred stock were issued and outstanding, and there were 20 holders of record of preferred stock. We also have warrants and stock options outstanding, as described below.

Common Stock

 Dividends

   Subject to the prior rights of any outstanding preferred stock, the holders of common stock are entitled to receive dividends out of assets legally available for payment of dividends at such times and in such amounts as the board of directors may from time to time determine. See "Dividend Policy."

 Voting Rights

   Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of our directors, subject to any class or series voting rights granted to the preferred stock. There is no cumulative voting. The board of directors is expressly authorized to adopt, amend or repeal the by-laws in any manner not inconsistent with Delaware law or the certificate of incorporation, subject to the power of the stockholders to adopt, amend or repeal the by-laws. The certificate of incorporation may be amended by an affirmative vote of the holders of a majority of our outstanding capital stock entitled to vote on the matter, subject to any class or series voting rights granted to the preferred stock.

 Liquidation Rights and Other Matters

   The shares of common stock are neither redeemable nor convertible, and the holders of common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive pro rata any of our assets which are legally available for distribution after payment of all debts and other liabilities and subject to any preferential rights of the holders of preferred stock.

   The holders of 2,207,698 shares of our common stock were granted put rights with respect to those shares, which would be available following a change of control, as defined, in a manner similar to the redemption rights applicable to warrants as described below. The put price is $3.20 per share, subject to anti-dilution adjustments. If the put is triggered, the holders of these shares may require us to purchase these shares at the put price.

Preferred Stock

   As of May 31, 1999, we have one series of preferred stock issued and outstanding, consisting of 5,000 shares of Series A usable redeemable preferred stock, which will be redeemed for approximately $6.6 million using a portion of the proceeds of the offering. This redemption is expected to occur no later than July 1999. After this stock is redeemed, it will be restored to the status of authorized but unissued shares of preferred stock undesignated as to series.

   The board of directors may authorize the issuance of one or more additional series of preferred stock having such rights, including voting, conversion and redemption rights, and such preferences, including dividend and liquidation preferences, as the board may determine, without further action by our stockholders.

   The issuance of additional preferred stock by the board of directors could adversely affect the rights of holders of common stock. For example, the issuance of preferred stock could result in another series of securities outstanding with preferences over the common stock with respect to dividends and in liquidation, with voting rights superior to the common stock, or with rights, upon conversion or otherwise, the same or superior to the common stock.

   We believe that the board of directors' ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, the board of directors could issue all or part of the preferred stock with, among other things, substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by the board of directors likely to support current management in a contest for control of the company, either as a precautionary measure or in response to a specific takeover threat. The ability of the board of directors to issue additional preferred stock or the issuance of such preferred stock could have the effect of delaying, deferring or preventing a change in control of JFAX.COM without any further action by the holders of common stock. We have no current plans to issue preferred stock for any purpose.

Warrants and Options

   In connection with the preferred stock offering in July 1998, we issued 3,393,750 warrants to purchase an aggregate of 3,393,750 shares of common stock at an exercise price of $ 2.40 per share, subject to adjustment. These warrants are currently exercisable and expire in July 2005. Holders of unexercised warrants do not have voting or any other rights of stockholders.

   Upon the occurrence of a change of control, as defined, that is not approved by the holders of 66 2/3% in interest of the warrants and the shares of common stock received on the exercise of warrants, the holders of the warrants and the shares of common stock held as a result of the exercise of the warrants will have the right to require us:

  .  to redeem the warrants at $1.60 each, and

  . to redeem the shares of common stock received on exercise of any warrants at $4.00 each, in each case subject to anti-dilution adjustment.

   We have also issued warrants to purchase 420,000 shares of common stock at an exercise price of $0.70 per share, to purchase 420,000 shares of common stock at $1.80 per share and to purchase 29,166 shares of common stock at $2.40 per share, in each case subject to anti-dilution adjustment. The latter warrants expire in April 1, 2005, and the former two series of warrants expire in January 2007.

   We also issued 250,000 warrants to America Online on October 15, 1997 to purchase 250,000 shares of our common stock at $2.40 per share. These warrants expire on October 15, 2004.

   All of the above warrants are immediately exercisable.

   We also have options outstanding and available for grant under our stock option plan, including outstanding and currently exercisable options to acquire 496,315 shares of our common stock. See "Management--1997 Stock Option Plan" and "Certain Transactions."

Registration Rights

   Pursuant to various registration rights agreements, including agreements with most of our officers, directors and significant stockholders, the holders of 21,258,026 shares of our common stock may make requests that we register their shares, or include their shares in other registrations, under the Securities Act, subject to conditions as to the minimum aggregate value of shares to be sold and other customary conditions. These registration rights also extend to another 4,933,750 shares not yet issued, for example shares issuable upon the exercise of warrants, for the benefit of the persons having these rights. Including the shares not yet issued, these registration rights will cover approximately 70% of our outstanding shares of common stock, including shares issuable upon the exercise of warrants or options, after the offering. Each person or entity that holds registration rights has agreed, pursuant to a separate agreement between that person or entity and the underwriters, not to exercise any of their rights to demand or participate in a registration for a period of 180 days following the date of this prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. For a further description of the terms of those agreements, see "Underwriting." For a further description of the terms of the registration rights agreements with our officers, directors and principal stockholders, see "Certain Transactions."

Securityholders' Agreement

   We have a securityholders' agreement dated as of June 30, 1998 with investors in our notes and preferred stock in the June and July 1998 private placements. For a description of the terms of that securityholders' agreement, see "Certain Transactions."

Anti-Takeover Effects of Delaware Law

   We are a Delaware corporation and are subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless:

  . before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested person owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

  . at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

   A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person:

  . who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock, or

  . who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's outstanding voting stock within three years.

   The provisions of Delaware law described above would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of JFAX.COM, even though such an attempt might be beneficial to us and our stockholders.

   Our certificate of incorporation and by-laws also:

  . eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law; and

  . indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.

   We believe that these provisions are necessary to attract and retain qualified directors and officers.

   Our by-laws require that any stockholder proposals to be considered at an annual meeting of stockholders must be delivered to us not less than 60 nor more than 90 days prior to the meeting. In addition, in the notice of any such proposal, the proposing stockholder must state the proposals, the reasons for the proposal, the stockholder's name and address, the number of shares held by such stockholder and any material interest of the stockholder in the proposals. There are additional informational requirements in connection with a proposal concerning a nominee for the board of directors.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the offering, we will have 32,812,276 shares of common stock issued and outstanding, or 33,287,776 shares if the underwriters' over-allotment option is exercised in full, and 6,028,609 shares issuable upon the exercise of outstanding warrants and options, in each case as of May 31, 1999 and as adjusted for the issuance of shares in this offering. The 8,500,000 shares sold in the offering, plus any shares issued or sold upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act, may generally only be resold in compliance with applicable provisions of Rule 144.

   We issued and sold the remaining 24,312,276 shares in private transactions. These shares may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent (1%) of the then outstanding shares of common stock, or 328,122 shares based on the number of shares expected to be outstanding after the offering, or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to manner of sale limitations, notice requirements and the availability of current public information about the issuer. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. We estimate that 2,248,750 outstanding shares fall in this category. Of the 24,312,276 shares outstanding before the offering, affiliates beneficially own over 90% of such shares. See "Risk Factors--The Price of Our Common Stock May Decline Due to Shares Eligible for Future Sale."

   Any employee, officer, director, advisor or consultant who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after we become subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

   As of May 31, 1999, there were outstanding stock options to purchase an aggregate of 1,515,693 shares of common stock, of which 521,734 are presently exercisable or exercisable within 60 days. These outstanding stock options are held by our executive officers or employees. Following the offering, we intend to file a registration statement on Form S-8 covering the 4,375,000 shares of common stock issuable under our stock option plan, including shares subject to outstanding options, thus permitting the resale of such shares in the public market without restriction under the Securities Act, other than restrictions applicable to affiliates.

   As of May 31, 1999, there were also outstanding warrants to purchase an aggregate of 4,512,916 shares of common stock, which are all presently exercisable. The warrants have a weighted-average exercise price of $2.19 per share.

   We have granted registration rights to many of our stockholders. As of the date of this prospectus, 21,258,026 of the outstanding shares of common stock are entitled to these registration rights. These registration rights also extend to another 4,933,750 shares not yet issued, for example shares issuable upon the exercise of warrants. See "Certain Transactions" for a description of the agreements governing those registration rights.

   We, our executive officers and directors, and many of our stockholders have agreed that, subject to limited exceptions in which the transferee agrees to the same restriction, for a period of 180 days from the date of this prospectus, neither we nor they will, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of these transactions are to be settled by the delivery of common stock, or such other securities, in cash or otherwise.

In addition, during the same period, we have agreed not to file any registration statement with respect to, and each of our executive officers, directors and stockholders entitled to registration rights has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. The lock-up agreements by persons other than us cover an aggregate of 23,762,862 shares, and an additional 5,941,735 shares issuable upon exercise of outstanding options and warrants. Of the 636,287 outstanding shares and shares issuable upon exercise of outstanding options and warrants not subject to lock-up agreements, only 438,750 of such shares will be freely tradable immediately following the offering under Rule 144 as discussed above. Under Rule 144, the remaining 197,537 shares will be available for resale subject to the limitations of Rule 144 beginning 90 days following the offering.

   Donaldson, Lufkin & Jenrette Securities Corporation has advised us that they have no intention to waive any of the agreements described in the immediately preceding paragraph. Donaldson, Lufkin & Jenrette Securities Corporation has further advised us that in determining whether to grant any requested waiver, they would consider the market prices and trading volumes for our common stock at that time, market conditions generally, the size and timing of the requested waiver and any special circumstances of the requesting person.

   Prior to the offering, there has been no public market for our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders, or the availability of shares for sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by existing stockholders could adversely affect prevailing market prices.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                      TO NON-U.S. HOLDERS OF COMMON STOCK

   The following discussion summarizes certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by a "non-U.S. holder." You are a "non-U.S. holder" if you are, for United States federal income tax purposes:

  . a non-resident alien individual,

  . a foreign corporation,

  . a foreign partnership, or

  . an estate or trust that is not subject to United States federal income tax on a net income basis on income or gain from our common stock.

   This summary does not discuss all aspects of United States federal income taxation which may be important to particular non-U.S. holders in light of their specific investment circumstances.These include non-U.S. holders subject to special tax rules such as financial institutions, insurance companies, broker-dealers, and tax-exempt organizations. These also include non-U.S. holders that hold our common stock as a part of a straddle, hedge, conversion, or synthetic security transaction for United States federal income tax purposes. These taxpayers may be subject to tax rules that differ significantly from those summarized below. The discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations as currently in effect. These laws are subject to change, possibly on a retroactive basis. You are urged to consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

   If you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

   Under currently effective United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the person making the payment has knowledge to the contrary, for purposes of the 30% withholding tax discussed above. Under current interpretations of United States Treasury Regulations, this presumption also applies for purposes of determining whether a lower withholding rate applies under an income tax treaty.

   Under United States Treasury withholding regulations that will generally apply to dividends paid after December 31, 2000, you must satisfy certain certification requirements in order to claim the benefit of a lower treaty rate. In addition, in the case of common stock held by a foreign partnership, the certification requirement generally will apply to the partners of the partnership and the partnership must provide certain information, including a United States taxpayer identification number. These regulations also provide look-through rules for tiered partnerships.

   If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may claim a refund of amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

   If, however, the dividends are "effectively connected" with your conduct of a trade or business within the United States, and they are attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States income tax on a net income basis, then the dividends generally will not be subject to withholding tax. Instead, "effectively connected" dividends are subject to tax at rates applicable to United States citizens, resident aliens and domestic United States corporations and if you are a non-U.S. corporation, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

   If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of our common stock unless:

  .the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

  .you are an individual, you hold our common stock as a capital asset, and you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

   If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Federal Estate Taxes

   Our common stock held by a non-U.S. holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

   In general, dividends paid to you will not be subject to United States information reporting requirements and backup withholding tax if you are either:

  .subject to the 30% withholding tax discussed above, or

  .not subject to the 30% withholding tax because you are eligible for the benefits of an income tax treaty that reduces or eliminates the withholding tax.

   Dividend payments to you will be reported to the Internal Revenue Service, however, for purposes of the 30% withholding tax as discussed in the "Dividends" section above. If you do not meet either of the two requirements above for exemption from backup withholding tax, and you fail to provide certain information including your United States taxpayer identification number, or otherwise establish your status as an "exempt recipient", you may be subject to backup withholding of United States federal income tax at a rate of 31% on dividends paid on our common stock.

   However, under the withholding regulations discussed above, dividend payments generally will be subject to information reporting and backup withholding unless certain certification requirements are met. See the discussion under "Dividends" for the rules applicable to foreign partnerships under these regulations.

   If you sell our common stock outside of the United States through a non-U.S. office of a non-U.S. broker, and the sale proceeds are paid to you outside the United States, then United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting but not backup withholding will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your Common Stock through a non-U.S. office of a broker that:

  .is a United States person,

  .derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States,

  .is a "controlled foreign corporation" under United States federal tax law, or

  .with respect to payments made after December 31, 2000, is a foreign partnership, if at any time during its tax year:

  .one or more of its partners are U.S. persons as defined in U.S. Treasury regulations who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  .such foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person or you otherwise establish an exemption.

   If you receive payments of the proceeds of a sale of common stock to or through a United States office of a broker, the payment is subject to both United States backup withholding and information reporting unless you certify under penalties of perjury that you are a non-U.S. person or you otherwise establish an exemption.

   You generally may claim a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

                                  UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement, dated
      , 1999, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, BancBoston Robertson Stephens, Inc., CIBC World Markets Corp. and DLJdirect Inc., have severally and not jointly agreed to purchase from us and the selling stockholders the number of shares of common stock set forth opposite their names below.

                                                                        Number
   Underwriters:                                                       of Shares
   Donaldson, Lufkin & Jenrette Securities Corporation................
   BancBoston Robertson Stephens, Inc. ...............................
   CIBC World Markets Corp. ..........................................
   DLJdirect Inc.  ...................................................
                                                                       ---------
       Total.......................................................... 8,500,000
                                                                       =========

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock included in the offering are subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters propose to initially offer some of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the
public offering price less a concession not in excess of $     per share. The
underwriters may allow, and such dealers may re-allow, a concession not in
excess of $     per share on sales to certain other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees to be paid to the underwriters by us and the selling stockholders in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                            Paid by Selling
                                 Paid by JFAX.COM            Stockholders
                             ------------------------- -------------------------
                             No Exercise Full Exercise No Exercise Full Exercise
   Per share................     $            $            $            $
   Total....................     $            $            $            $

   We will pay the offering expenses, estimated to be $1,150,000.

   DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in the offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.

   We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 1,275,000 additional shares at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   We and the selling stockholders have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

   We, our executive officers and directors, and certain of our stockholders (including the selling stockholders) have agreed that, subject to limited exceptions in which the transferee agrees to the same restriction, for a period of 180 days from the date of this prospectus, neither we nor they will, without the prior written consent of Donaldson, Lufkin & Jenrette Securities
Corporation:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of these transactions is to be settled by the delivery of common stock, or such other securities, in cash or otherwise.

In addition, during the same period, we have agreed not to file any registration statement with respect to, and each of our executive officers, directors and stockholders entitled to registration rights has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. The lock-up agreements by persons other than us cover an aggregate of 23,762,862 shares, and an additional 5,941,735 shares issuable upon exercise of outstanding options and warrants.

   Our common stock has been approved for quotation on the NASDAQ National Market under the symbol "JFAX."

   Prior to the offering, there has been no established trading market for our common stock. The initial public offering price for our shares of common stock offered hereby will be determined by negotiation among us, the selling stockholders and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, the prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.

   Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the shares of our common stock included in the offering in any jurisdiction where action for that purpose is required. The shares included in the offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in the offering in any jurisdiction where that would not be permitted or legal.

   At our request, the underwriters have reserved for sale, at the initial public offering price, up to 850,000 of the shares included in the offering, to be sold to certain of our directors, officers, employees, distributors, dealers, business associates and related persons. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.

   Because affiliates of Donaldson, Lufkin & Jenrette Securities Corporation hold more than 10% of our preferred equity (which we will redeem with the proceeds of this offering), Donaldson, Lufkin & Jenrette Securities Corporation may be deemed to have a conflict of interest with us. Consequently, the offering will be conducted in accordance with Conduct Rule 2720 of the National Association of Securities Dealers, Inc., which requires that the public offering price of any equity security be no higher than the price recommended by a qualified independent underwriter that has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect thereto. BancBoston Robertson Stephens, Inc. has agreed to act as qualified independent underwriter with respect to the offering, and the public offering price of the common stock will be no higher than that recommended by BancBoston Robertson Stephens, Inc.

   In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of our common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if Donaldson, Lufkin & Jenrette Securities Corporation repurchases previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates that the clients of such syndicate members have "flipped" the common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   Pursuant to the terms of our securityholders' agreement dated as of June 30, 1998, affiliates of Donaldson, Lufkin & Jenrette Securities Corporation that hold some of our securities have the right to designate one of the members of our board of directors. Accordingly, R. Scott Turicchi, a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, has been elected to and is a member of our board of directors.

   Donaldson, Lufkin & Jenrette Securities Corporation acted as the placement agent for the sale of our common stock and 10% senior subordinated notes due 2004 in June 1998 and for the sale of our preferred stock and warrants to purchase common stock in July 1998. Donaldson, Lufkin & Jenrette Securities Corporation received compensation for these services. Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates purchased shares of our preferred stock and warrants to purchase our common stock on the same terms and at the same price as other purchasers in that placement. See "Certain Transactions."

                             VALIDITY OF SECURITIES

   The validity of the shares of common stock offered hereby will be passed upon for us by Sullivan & Cromwell, Los Angeles, California, our counsel. Certain legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

   Our consolidated financial statements as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998 included in this prospectus and in the registration statement have been so included in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus and in the registration statement, and upon the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC.

   For further information about us and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules filed with the registration statement. You may obtain copies of the registration statement, of which this prospectus is a part, together with such exhibits and schedules, upon payment of the fee prescribed by the SEC, or you may examine these documents without charge at the office of the SEC.

   After the offering is completed, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Stockholders' Equity (Deficiency)............... F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
JFAX.COM, Inc.:

   We have audited the accompanying consolidated balance sheets of JFAX.COM, Inc. (formerly known as JFAX Communications, Inc.) and subsidiary as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JFAX.COM, Inc. and subsidiary as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, California
March 26, 1999, except for note 14
 which is as of May 21, 1999

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                       As of
                                            As of December 31,       March 31,
                                          ------------------------  -----------
                                             1997         1998         1999
                                                                    (unaudited)
                 ASSETS
 Current assets:
  Cash and cash equivalents.............  $    23,039    7,278,873    5,510,066
  Accounts receivable...................       10,774      112,729       88,655
  Due from related parties..............          --       128,578      159,607
  Interest receivable...................        4,639       48,603       55,734
  Prepaid marketing costs...............    1,000,000    1,000,000    1,100,000
  Capitalized offering costs............          --           --       105,000
  Other current assets..................       14,100       81,888      166,245
                                          -----------  -----------  -----------
    Total current assets................    1,052,552    8,650,671    7,185,307
 Furniture, fixtures and equipment,
  net...................................    1,560,145    1,777,646    1,698,406
 Other long-term assets.................          --        84,372       76,527
                                          -----------  -----------  -----------
                                          $ 2,612,697   10,512,689    8,960,240
                                          ===========  ===========  ===========
 LIABILITIES, REDEEMABLE SECURITIES AND
    STOCKHOLDERS' EQUITY (DEFICIENCY)
 Current liabilities:
  Accounts payable and accrued
   expenses.............................  $   945,164    1,100,544    1,787,860
  Interest payable......................          --           --       265,008
  Deferred revenue......................       49,184      328,740      345,561
  Current portion of capital lease
   obligations..........................          --        89,931       91,470
  Current portion of long-term debt.....          --       317,402      386,823
  Customer deposits.....................          --        79,286       79,286
                                          -----------  -----------  -----------
    Total current liabilities...........      994,348    1,915,903    2,956,008
 Capital lease obligations..............          --       141,783      118,491
 Long-term debt.........................          --     6,137,004    6,284,939
 Put warrants...........................          --     6,318,000          --
 Redeemable common stock; issued and
  outstanding 2,207,698 shares at
  December 31, 1998 and March 31, 1999
  (unaudited) (redemption value of
  $9,074,000 at December 31, 1998 and
  $19,869,000 at March 31, 1999
  (unaudited), respectively)............          --     5,245,975    6,105,975
 Mandatorily redeemable Series A
  preferred stock. Authorized
  1,000,000 shares; issued and
  outstanding 5,000 shares at December
  31, 1998 and March 31, 1999
  (unaudited) at par value of $1,000
  (liquidation preference $5,386,915 at
  December 31, 1998 and $5,591,459
  (unaudited) at March 31, 1999)........          --     4,070,671    4,329,019
 Stockholders' equity (deficiency):
  Common stock, $0.01 par value.
   Authorized 200,000,000 shares; total
   issued and outstanding 18,185,000,
   22,099,996 and 22,100,413
   (unaudited) shares at December 31,
   1997 and 1998, and March 31, 1999,
   respectively, excluding 2,207,698
   issued as redeemable at December 31,
   1998 and March 31, 1999
   (unaudited)..........................      181,851      221,000      221,004
  Additional paid-in capital............    9,409,703   12,273,793   17,473,773
  Notes receivable from stockholders....   (2,400,000)  (2,499,000)  (2,499,000)
  Unearned compensation.................          --      (506,202)    (440,000)
  Accumulated deficit...................   (5,573,205) (22,806,238) (25,589,969)
                                          -----------  -----------  -----------
    Total stockholders' equity
     (deficiency).......................    1,618,349  (13,316,647) (10,834,192)
 Commitment and Contingencies (note
  11)...................................
 Liquidity (note 13)....................
 Subsequent Events (note 14)............
                                          -----------  -----------  -----------
                                          $ 2,612,697   10,512,689    8,960,240
                                          ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               Three Months Ended
                              Year Ended December 31,               March 31,
                          ----------------------------------  ----------------------
                            1996        1997        1998         1998        1999
                                                                   (unaudited)
Revenue.................  $ 104,531     685,465    3,519,836     490,427   1,411,343
Cost of revenue.........    149,651     857,924    3,398,243     626,217   1,053,943
                          ---------  ----------  -----------  ----------  ----------
    Gross profit
     (loss).............    (45,120)   (172,459)     121,593    (135,790)    357,400
Operating expenses:
  Sales and marketing...    150,218   1,068,523    4,990,188     371,969     707,594
  Research and
   development..........     61,291     792,985    1,225,542     261,482     517,071
  General and
   administrative.......    511,382   2,962,477    4,948,402     917,320   1,488,534
                          ---------  ----------  -----------  ----------  ----------
    Total operating
     expenses...........    722,891   4,823,985   11,164,132   1,550,771   2,713,199
                          ---------  ----------  -----------  ----------  ----------
    Operating loss......   (768,011) (4,996,444) (11,042,539) (1,686,561) (2,355,799)
Other:
  Interest expense......        --          --    (1,353,751)       (154)   (535,421)
  Interest income.......        --      214,663      420,426         --      108,989
  Increase in market
   value of put warrants
   (note 4).............        --          --    (5,255,669)        --          --
                          ---------  ----------  -----------  ----------  ----------
    Loss before income
     taxes..............   (768,011) (4,781,781) (17,231,533) (1,686,715) (2,782,231)
Income tax expense......        721       1,640        1,500       1,500       1,500
                          ---------  ----------  -----------  ----------  ----------
  Net loss..............   (768,732) (4,783,421) (17,233,033) (1,688,215) (2,783,731)
                          ---------  ----------  -----------  ----------  ----------
Cumulative preferred
 dividends and accretion
 of discount
 attributable to
 preferred stock........        --          --      (494,523)        --     (258,349)
                          ---------  ----------  -----------  ----------  ----------
  Net loss attributable
   to common
   shareholders.........  $(768,732) (4,783,421) (17,727,556) (1,688,215) (3,042,080)
                          =========  ==========  ===========  ==========  ==========
Net loss per common
 share:
  Basic.................  $   (0.12)      (0.30)       (0.80)      (0.09)      (0.13)
  Diluted...............      (0.12)      (0.30)       (0.80)      (0.09)      (0.13)
                          =========  ==========  ===========  ==========  ==========
Weighted average common
 shares used in
 determining loss per
 share:
  Basic and diluted.....  6,406,666  15,738,394   22,181,960  19,435,000  24,308,111
                          =========  ==========  ===========  ==========  ==========


          See accompanying notes to consolidated financial statements.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                            Notes
                             Common stock       Additional                receivable               Stockholders'
                          --------------------   paid-in    Accumulated      from       Unearned       equity
                            Shares     Amount    capital      deficit    stockholders compensation  (deficiency)
                          ----------  --------  ----------  -----------  ------------ ------------ -------------
Balance, December 31,
 1995...................   5,000,000  $ 10,000         --       (21,052)         --          --         (11,052)
Issuance of common
 stock..................   2,452,500    64,525   1,301,955          --           --          --       1,366,480
Common stock issued for
 services...............     112,500     1,125      88,875          --           --          --          90,000
Net loss................         --        --          --      (768,732)         --          --        (768,732)
                          ----------  --------  ----------  -----------   ----------    --------    -----------
Balance, December 31,
 1996...................   7,565,000    75,650   1,390,830     (789,784)         --          --         676,696
Exercise of stock
 options................     370,000        74         --           --           --          --              74
Stock option
 compensation...........         --        --      120,000          --           --          --         120,000
Repurchase of common
 stock..................    (200,000)   (2,000)   (118,000)         --           --          --        (120,000)
Issuance of common
 stock..................  10,450,000   108,127   8,016,873          --           --          --       8,125,000
Issuance of notes
 receivable from
 stockholders...........         --        --          --           --    (2,400,000)        --      (2,400,000)
Net loss................         --        --          --    (4,783,421)         --          --      (4,783,421)
                          ----------  --------  ----------  -----------   ----------    --------    -----------
Balance, December 31,
 1997...................  18,185,000   181,851   9,409,703   (5,573,205)  (2,400,000)        --       1,618,349
Accretion to common
 stock redemption.......         --        --     (314,000)         --           --          --        (314,000)
Dividends on mandatorily
 redeemable Preferred
 Stock..................         --        --     (386,915)         --           --          --        (386,915)
Accretion to preferred
 stock redemption.......         --        --     (107,608)         --           --          --        (107,608)
Issuance of common
 stock..................   3,791,250    37,912   3,061,088          --       (99,000)        --       3,000,000
Exercise of stock
 options................     123,746     1,237      37,775          --           --          --          39,012
Unearned compensation...         --        --      573,750          --           --     (573,750)           --
Amortization of unearned
 compensation...........         --        --          --           --           --       67,548         67,548
Net loss................         --        --          --   (17,233,033)         --          --     (17,233,033)
                          ----------  --------  ----------  -----------   ----------    --------    -----------
Balance, December 31,
 1998...................  22,099,996  $221,000  12,273,793  (22,806,238)  (2,499,000)   (506,202)   (13,316,647)
Exercise of stock
 options (unaudited)....         416         4         329          --           --          --             333
Accretion to common
 stock redemption
 (unaudited)............         --        --     (860,000)         --           --          --        (860,000)
Dividends on mandatorily
 redeemable Preferred
 Stock (unaudited)......         --        --     (204,544)         --           --          --        (204,544)
Accretion to preferred
 stock redemption
 (unaudited)............         --        --      (53,805)         --           --          --         (53,805)
Conversion of put
 warrants (unaudited)...         --        --    6,318,000          --           --          --       6,318,000
Amortization of unearned
 compensation...........         --        --          --           --           --       66,202         66,202
Net loss (unaudited)....         --        --          --    (2,783,731)         --          --      (2,783,731)
                          ----------  --------  ----------  -----------   ----------    --------    -----------
Balance, March 31, 1999
 (unaudited)............  22,100,412  $221,004  17,473,773  (25,589,969)  (2,499,000)   (440,000)   (10,834,192)
                          ==========  ========  ==========  ===========   ==========    ========    ===========

          See accompanying notes to consolidated financial statements.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               Three Months Ended
                             Years Ended December 31,               March 31,
                         -----------------------------------  ----------------------
                            1996        1997        1998         1998        1999
                                                                   (unaudited)
Cash flows from
 operating activities:
 Net loss............... $ (768,732) (4,783,421) (17,233,033) (1,688,215) (2,783,731)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization.........     64,775     216,553      634,158     138,673     214,815
  Stock option
   compensation
   expense..............        --      120,000          --          --          --
  Common stock issued
   for services.........     90,000         --           --          --          --
  Redeemable common
   stock issued in lieu
   of interest..........        --          --       251,999         --          --
  Notes issued for
   payment of interest
   expense..............        --          --       499,665         --          --
  Increase in market
   value of put
   warrants.............        --          --     5,255,669         --          --
  Amortization of note
   payable discount.....        --          --       436,304         --      210,197
  Amortization of
   unearned
   compensation.........        --          --        67,548         --       66,202
  Changes in assets and
   liabilities:
   Decrease (increase)
    in:
     Accounts
      receivable........    (34,592)     23,892     (101,955)    (49,210)     24,074
     Due from related
      parties...........        --          --      (128,578)        --      (31,029)
     Interest
      receivable........        --       (4,639)     (43,964)     (1,657)     (7,131)
     Prepaid marketing
      costs.............        --   (1,000,000)         --   (1,250,000)   (100,000)
     Capitalized
      offering costs....        --          --           --          --     (105,000)
     Other..............     (8,000)     (6,100)    (152,160)    (39,334)     (7,912)
   Increase in:
     Accounts payable...    107,086     838,078      155,380      87,019     687,316
     Interest payable...        --          --           --          --      265,008
     Deferred revenue...        --       49,184      279,556     (12,454)     16,821
     Customer
      deposits..........        --          --        79,286         --          --
                         ----------  ----------  -----------  ----------  ----------
       Net cash used in
        operating
        activities......   (549,463) (4,546,453) (10,000,125) (2,815,178) (1,550,370)
                         ----------  ----------  -----------  ----------  ----------
Cash flows from
 investing activities--
 purchase of furniture,
 fixtures and
 equipment..............   (265,848) (1,579,409)    (543,170)   (123,944)   (107,485)
                         ----------  ----------  -----------  ----------  ----------
Cash flows from
 financing activities:
 Proceeds from issuance
  of common stock.......  1,366,480   8,125,000    3,099,000   3,000,000         --
 Issuance of notes
  receivable from
  stockholders..........        --   (2,400,000)     (99,000)        --          --
 Common stock
  repurchased...........        --     (120,000)         --          --          --
 Exercise of stock
  options...............        --          --        39,012         --          333
 Proceeds from issuance
  of mandatorily
  redeemable preferred
  stock and put
  warrants, net.........        --          --     4,638,479         --          --
 Proceeds from issuance
  of notes payable......        --          --     5,698,717      30,000         --
 Proceeds from issuance
  of redeemable common
  stock, net............        --          --     4,679,976         --          --
 Repayments of notes
  payable...............        --          --      (208,910)     (2,399)    (89,532)
 Repayments of capital
  lease obligations.....        --          --       (48,145)        --      (21,753)
 Net increase (decrease)
  in due to related
  parties...............    104,519    (111,787)         --      571,240         --
 Proceeds from note
  payable, net..........        --          --           --          --          --
                         ----------  ----------  -----------  ----------  ----------
       Net cash provided
        by financing
        activities......  1,470,999   5,493,213   17,799,129   3,598,841    (110,952)
                         ----------  ----------  -----------  ----------  ----------
       Net increase
        (decrease) in
        cash and cash
        equivalents.....    655,688    (632,649)   7,255,834     659,719  (1,768,807)
Cash and cash
 equivalents at
 beginning of year......        --      655,688       23,039      23,039   7,278,873
                         ----------  ----------  -----------  ----------  ----------
Cash and cash
 equivalents at end of
 year................... $  655,688      23,039    7,278,873     682,758   5,510,066
                         ==========  ==========  ===========  ==========  ==========
Cash paid during the
 year for:
 Income taxes........... $      --          721        1,500         --        1,500
 Interest...............        --          --       137,148         --       23,453
                         ==========  ==========  ===========  ==========  ==========
Supplemental disclosure
 of noncash investing
 and financing
 activities (see notes
 3, 4, 9 and 11)

          See accompanying notes to consolidated financial statements.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)

(1) Organization

   JFAX.COM, Inc., formerly known as JFAX Communications, Inc., (the Company or
JFAX) was incorporated in the state of Delaware on December 14, 1995. The Company is engaged in providing delivery of fax and voice messages via telephone and the Internet network. JFAX has strategic alliances with online network/service providers (OSPs), Internet service providers (ISPs), software and hardware producers (OEMs), other significant online communities and international resellers.

(2) Summary of Significant Accounting Policies

 (a) Principles of Consolidation

   The consolidated financial statements include the accounts of JFAX.COM, Inc. and its wholly owned marketing subsidiary, JFAX.COM Europe Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

   The financial information presented as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited. In the opinion of the Company's management, this unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods and the financial position at such date. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the full year.

 (b) Revenue Recognition

   The Company recognizes revenue as services are provided to the customer. Substantially all of the Company's revenue is collected by use of credit cards and is paid in advance. The Company provides customer support as an accommodation to purchasers of its services. These amounts are expensed as incurred. Deferred revenue represents prepayments received from customers in advance of services provided.

   The Company recognizes revenue for activation fees when the customer's account is activated at which time related direct selling costs are incurred, which offset the activation fee.

 (c) Research and Development

   Research and development costs are expensed as incurred. Costs for software development incurred subsequent to establishing technological feasibility, in the form of a working model, are capitalized and amortized over their estimated useful lives. To date, software development costs incurred after technological feasibility has been established have not been material.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)


 (d) Prepaid Advertising Costs

   Prepaid advertising costs are recorded for amounts paid to online service providers. The Company expenses advertising cost, as advertising is placed on the providers' respective sites.

 (e) Cash Equivalents

   For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

 (f) Depreciation and Amortization

   Furniture, fixtures and equipment are stated at cost. Depreciation is provided on furniture and equipment using the straight-line method over a three to five year period. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives.

 (g) Income Taxes

   The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" (SFAS No.
109). SFAS No. 109 requires that deferred income taxes be recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and operating loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (h) Accounting for Stock Options

   The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense for option grants to employees would be recorded on the date of the grant only if the current fair value of the underlying stock exceeds the exercise price. Effective January 1, 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro-forma net loss disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25 and provide the pro-forma disclosure provisions of SFAS No. 123 for options granted to employees.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)

   The Company accounts for option grants to non-employees using the guidance of SFAS No. 123 and Emerging Issues Task Force (EITF) No. 96-18, whereby the fair value of such options is determined using the Black-Scholes option pricing model at the earlier of the date at which the non-employee's performance is complete or a performance commitment is reached.

 (i) Use of Estimates

   The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods. Actual results could differ from those estimates.

 (j) Long-Lived Assets

   Long-lived assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets that are to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

 (k) Fair Value of Financial Instruments

   SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS No. 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 1997 and 1998, the carrying value of cash and cash equivalents, accounts receivable, interest receivable, accounts payable, accrued expenses, interest payable and customer deposits approximate fair value due to the short- term nature of such instruments. The carrying value of long-term debt and notes payable, approximate fair value as the related interest rates approximate rates currently available to the Company.

 (l) Loss Per Share of Common Stock

   The Company has adopted SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted average number of common shares outstanding

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)

during the period. Dividends on Preferred Stock and amortization of Preferred Stock issuance costs and mandatory redemption value increase the net loss for determining basic and diluted net loss per share attributable to Common Stock. Diluted net loss per share excludes the effect of common stock equivalents, because their effect would be anti-dilutive.

 (m) Reclassifications

   Certain reclassifications have been made to the 1996 and 1997 consolidated financial statements to conform to the 1998 presentation.

 (n) Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS Nos. 130 and 131, "Reporting Comprehensive Income" (SFAS 130) and "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131), respectively, (collectively, the Statements). The Statements are effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting of comprehensive income and its components in annual financial statements. SFAS 131 establishes standards for reporting financial and descriptive information about an enterprise's operating segments in its annual financial statements and selected segment information in interim financial reports. Reclassification or restatement of comparative financial statements or financial information for earlier periods is required upon adoption of SFAS 130 and SFAS 131, respectively. Application of the statement requirements did not have a material impact on the Company's consolidated financial position, results of operations or loss per share data as currently reported. With respect to SFAS 130, the Company has no elements of other comprehensive income, therefore net loss equals total comprehensive loss for all periods presented.

   With respect to SFAS 131, the Company operates in one reportable segment: unified messaging service, which provides delivery of fax and voice messages via telephone and the Internet network. The Company has a U.K. subsidiary, which operated as a marketing division for nine months in 1998 and, as such, did not generate revenue as of December 31, 1998. Thus, the Company considers that thus far it has only operated in one geographic segment. As the Company operates in one segment, additional disclosure per SFAS 131 has not been presented.

   In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefit Plans." This statement is effective for fiscal years beginning after December 15, 1997 and restatement of disclosures for earlier periods is required. The Company adopted SFAS No. 132 in 1998.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for transactions entered into after January 1, 2000. This statement requires that all derivative instruments be recorded on the

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)

balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will generally be recognized in earnings. The Company does not presently engage in hedging activities and accordingly the adoption of SFAS No. 133 will not have an impact on its results of operations and financial position.

(3) Furniture, Fixtures and Equipment

   Furniture, fixtures and equipment, stated at cost, at December 31, 1997 and 1998 consists of the following:

                                                             1997       1998
                                                          ----------  ---------
   Computer and related equipment........................ $1,692,052  2,232,397
   Furniture and equipment...............................     36,905     39,729
   Capital leases--computer and related equipment........        --     279,859
   Leasehold improvements................................    116,661    116,661
                                                          ----------  ---------
                                                           1,845,618  2,668,646
   Less accumulated depreciation and amortization........   (285,473)  (891,000)
                                                          ----------  ---------
                                                          $1,560,145  1,777,646
                                                          ==========  =========

   Included in accumulated amortization at December 31, 1998 is $58,791 related to capital leases.

(4) Redeemable Securities and Stockholders' Equity (Deficiency)

 (a) Private Placement Offering

   In June 1998, the Company completed a private placement offering of Senior Subordinated Notes (Notes), Common Stock (Common Shares), and Series A Usable Redeemable Preferred Stock (Preferred Shares) with 3,125,000 detachable warrants (Warrants) for proceeds aggregating $15,000,000 before offering expenses. The private placement offering consisted of the following components:

  Notes and Common Shares

   $10,000,000 principal amount of Notes (see note 9) together with 2,101,971 Common Shares were issued for combined proceeds of $10,000,000.

   The Notes bear interest at 10% per annum of the principal amount. Through June 30, 1999, the Company may pay interest through the issuance of additional interest notes in the form of Senior Subordinated Notes together with a proportionate number of additional Shares. As of December 31, 1998, the Company issued approximately $512,500 of interest notes and 105,727 additional shares (at a value of $251,999) in lieu of interest payments.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)


   The Notes are due at maturity on June 30, 2004, but half the Notes must be paid one year earlier, in each case payable at 100% of the principal amount plus accrued and unpaid interest.

   The Notes and Shares were recorded at their fair values at the date of issuance of $4,955,269 and $5,044,731, respectively. The discount attributable to the Notes is being amortized to interest expense over the term of the Notes using the interest method.

   The Notes are subject to optional redemption by the Company at any time at 101% of the principal amount plus accrued and unpaid interest.

   The Common Shares issued in this transaction including shares issued in connection with interest notes are subject to certain put rights by the holders at $3.20 per share, upon a change of control or as an exit put at fair market value if the Company has not completed a qualified public offering by July 1, 2003. Accordingly, the Common Shares issued in the transaction are shown as redeemable securities in the accompanying 1998 consolidated balance sheet. The fair market value put rights terminate in the event of a public offering of equity securities by the Company. The Company is accreting to the redemption amount (fair market value) of the Common Shares through a charge to additional paid-in capital using the straight line method.

  Preferred Shares and Warrants

   The Company issued $5,000,000 in stated value of Preferred Shares consisting of 5,000 shares together with 3,125,000 Warrants to acquire a like number of shares of the Company's common stock, for an exercise price of $2.40 per share, for a combined purchase price of $5,000,000.

   The Preferred Shares are entitled to cumulative dividends at 15% per annum based on the stated value and accrued and unpaid dividends. Until and including the dividend payment date falling on June 30, 2005, the Company has the option of accruing dividends or paying in cash.

   The Preferred Shares are mandatorily redeemable by the holders on June 30, 2005 at the stated value plus all accrued and unpaid dividends. The Company is accreting to the mandatory redemption amount through a charge to additional paid-in capital using the straight line method.

   Preferred Shares are subject to optional redemption by the Company after July 1, 1999 at the following prices:

   Until Date            Percent of Stated Value
   ----------            -----------------------
   07/01/2000........... 115.0%
   07/01/2001........... 107.5
   Thereafter........... 100.0 (in each case plus accrued and unpaid dividends)

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)


   The Preferred Shares and Warrants and/or warrant shares (if converted to common stock) are subject to certain put rights by the holders, upon a change of control. The warrants are exercisable by the holders at $2.40 per share at any time until June 30, 2005 and may be "put" to the Company upon a change in control. Until December 31, 1998 these warrants could also have been "put" to the Company at fair market value in the event the Company had not completed a public offering of its stock by July 2003. (see note 14). The warrants were recorded at their estimated fair value of $1,145,000 as of the date of issuance, as determined using a Black-Scholes model, and are reflected outside of stockholders' equity as a reduction of the proceeds received from the issuance of Preferred Shares in the accompanying consolidated balance sheets. The increase in fair value of these put rights above the initially determined amount of $.36 per warrant was expensed by the Company in its Statements of Operations for the year ended ended December 31, 1998 and aggregated $5,255,669. Effective January 1, 1999 the fair market value put feature of these warrants was eliminated.

   In connection with the placement of Notes, Warrants and Preferred and Common Shares, an additional 268,750 warrants were issued to the placement agent. Such warrants carry the same exercise price and put features as those issued in connection with the preferred shares. (see note 14)

   Fees and expenses related to the offering aggregated $1,084,564 which were allocated based on the relative fair value of the instruments as follows:

   Notes............................................................. $  358,288
   Common Shares.....................................................    364,755
   Preferred Shares..................................................    278,852
   Warrants..........................................................     82,669
                                                                      ----------
                                                                      $1,084,564
                                                                      ==========

   Capitalized offering fees and expenses allocated to the Notes and Warrants are being amortized to interest expense; offering costs attributable to Common Shares and Preferred Shares were recorded as a reduction of the proceeds received at the date of issuance.

   In addition, warrants to purchase 29,166 common shares at $2.40 per share were issued in connection with issuance of long-term notes to a financial institution and warrants to purchase 250,000 common shares at $2.40 per share were issued to America Online (see note 6).

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three-months ended March 31, 1998 and 1999 is unaudited)


 (b) Notes Receivable from Stockholders

   Notes receivable from stockholders were issued in connection with sales of common stock and consist of the following at December 31, 1997 and 1998:

                                                             1997      1998
                                                          ---------- ---------
   Loan receivable secured by 2,925,000 shares of the
   Company's common stock held by the stockholder;
   interest accrues at 6.32% and is payable monthly, due
   in March 2004. This amount will be repaid in services
   rendered by the stockholder ratably over five years... $2,250,000 2,250,000

   Loan receivable secured by 220,000 shares of the
   Company's common stock held by the stockholder;
   interest accrues at 6.32% with all principal and
   accrued interest due in March 2001....................    100,000   100,000

   Loan receivable secured by 150,000 shares of the
   Company's common stock held by the stockholder;
   interest accrues at 8.00% and is payable monthly, due
   in September 1999..................................... $   50,000    50,000

   Loan receivable secured by 41,250 shares of the
   Company's common stock held by the stockholder;
   interest accrues at 4.25% and is payable monthly, due
   in October 2001.......................................        --     99,000
                                                          ---------- ---------
                                                          $2,400,000 2,499,000
                                                          ========== =========

(5) Amounts Due to Related Parties, Principally Stockholders

   Amounts due to related parties were $111,787 as of December 31, 1996 and represented advances by certain stockholders of the Company to fund operations. These amounts did not bear interest, were due upon demand and were repaid in full in 1997.

   In January 1998, the Company received bridge financing from a related party. The borrowings were repaid in full in May 1998 with proceeds received from a capital stock rights offering. Interest expense related to the borrowings aggregated $57,725.

   As of December 31, 1998, there were $128,578 of amounts due from related parties. Such amounts represent salary advances.

   As of December 31, 1998, the Company is involved in a consulting arrangement with a related party, pursuant to which the Company pays $200,000 per year, for services provided by the related party. During 1998, the Company also reimbursed the related party for expenses incurred on the Company's behalf of approximately $19,000 per month relating to a subleasing arrangement with CIM Group, LLC for office space to house our headquarters in Los Angeles, California. During 1997 and 1998, Orchard Capital, Orchard Telecom and CIM (all related parties) incurred approximately $312,000 and $336,000, respectively, in expenses (consisting of rent, telecommunications expenses, routine office expenses and shared personnel expenses) on the Company's behalf which were repaid in full. During

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)

1998, the Company incurred approximately $117,000 in expenses (consisting of telecommunications, shared personnel and routine office expenses) on behalf of the same related parties and MAI Systems Corporation, also a related party. As of December 31, 1998, amounts due from these related parties were $128,578. During 1997, the Company did not incur any expenses on behalf of these entities. There were no shared expenses between the Company and related parties during 1996.

   In connection with the private placement offering in June 1998, certain related parties were directly associated with the investor groups that provided the funding to the Company.

(6) Agreements with OnLine Service Providers

 (a) America Online

   In October 1997, the Company entered into an interactive marketing relationship with AOL. In connection with this agreement, the Company issued warrants to purchase 250,000 common shares at $2.40 per share. The fair value of the warrants as of the date of issuance was de minimis. Under the agreement, the Company pays amounts to AOL based on advertising placed on the AOL site. During 1998, the Company incurred $1,250,000 in advertising expense for advertising activity placed on the site. Such amount is included in sales and marketing expense in the accompanying Statement of Operations.

   As of December 31, 1997 and 1998, the Company had $1,000,000 in prepaid advertising costs included in the accompanying consolidated balance sheets. The current agreement stipulates that AOL will provide the Company with $1,000,000 in value of impressions on the AOL site which were previously prepaid by the Company. The prepaid expense is allocated evenly between impressions on AOL's Email, Netmail and various service banners throughout the site. As the impressions are utilized, the Company expenses the associated value of these impressions in the period incurred at a predetermined value per impression.

   The Company expects to fully amortize all prepaid advertising costs during 1999 as services are provided by AOL.

 (b) CompuServe and Yahoo

   The Company is the exclusive unified messaging provider for CompuServe and Yahoo under interactive marketing agreements. These marketing agreements provide for the Company to make certain fixed and revenue share payments based on advertising amounts placed on the respective sites and customers acquired.

   Amounts expensed under agreements with all on line service providers are included in sales and marketing expense and amounted to $7,888 and $2,959,313 in 1997 and 1998, respectively. Future annual fixed payments associated with all arrangements with on line service providers for future services aggregate $550,000 in 1999.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)


   Specific terms of the CompuServe agreement are as follows:

   From June 1997 through June 1998, the Company's agreement with CompuServe provided for the payment of a per-sign-up commission or bounty to CompuServe for each subscriber who was directed to the JFAX.COM website via the CompuServe web site. This agreement was modified in June 1998. The modified agreement required fixed, guaranteed quarterly payments and further provided for commission payments, based on customer revenues, to the extent such revenues exceeded the amount targeted. Effective February 1, 1999, the agreement was again modified. The current agreement calls for fixed, guaranteed quarterly payments through January 31, 2000, as well as a per-sign-up commission or bounty for each subscriber in excess of a targeted number of sign-ups. CompuServe agrees to produce a certain number of subscribers each quarter and cumulatively over the course of the contract. In the event that results are below target, CompuServe will provide additional advertising to compensate for the shortfall.

   Specific terms of the Yahoo agreement are as follows:

   The Company's original agreement with Yahoo was in effect from June 1, 1998 through December 1, 1998. The original agreement required fixed, guaranteed monthly payments, together with commission payments, based on customer revenues, to the extent such revenues exceeded targeted revenues. The agreement was amended effective December 1, 1998 and now calls for fixed, guaranteed monthly payments through May 31, 1999, as well as a per-sign-up bounty for each subscriber (in excess of a targeted number of sign-ups) who signs up in response to e-mail solicitations, as well as a commission payment based on the customer revenue received from all other subscribers.

   The fixed guaranteed monthly payments are expensed as advertising services are provided and are reflected in sales and marketing expense. Additional sign-up bounty fees and commissions are expensed at the time of customer subscription and recording of customer revenue.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)


(7) Income Taxes

   The income tax provision for all years presented is comprised of state minimum tax expense.

   Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The significant components of deferred income taxes are as follows:

                                               December 31,          March 31,
                                          ------------------------     1999
                                             1997         1998      (unaudited)
Deferred tax assets:
  Net operating loss carryforwards....... $ 2,088,997  $ 6,863,361   7,841,254
  Accrued expenses.......................      70,900      127,350     232,869
                                          -----------  -----------  ----------
                                            2,159,897    6,990,711   8,074,123
  Less valuation allowance...............  (2,159,897)  (6,990,711) (8,074,123)
                                          -----------  -----------  ----------
    Net deferred tax assets.............. $       --           --          --
                                          ===========  ===========  ==========

   The Company has recorded a valuation allowance in the amount set forth above for certain deductible temporary differences and net operating loss carryforwards where it is not more likely than not the Company will receive future tax benefits. The net change in the valuation allowance for the years ended 1997 and 1998 and the three months ended March 31, 1999 (unaudited) was $1,867,070, $4,830,814 and $1,083,412, respectively.

   As of December 31, 1998, the Company has Federal and state net operating losses (NOL) carryforwards of approximately $17,100,000. These NOL carryforwards will expire through year 2013 for Federal NOLs and 2003 for state NOLs.

   The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize net operating losses may be limited as a result of such an "ownership change," as defined in the Internal Revenue Code.

   Income tax expense differs from the amount computed by applying the Federal corporate income tax rate of 34% to loss before income taxes as follows (in percentages):

                                                   Year ended December 31
                                                   ---------------------------
                                                    1996      1997      1998
Statutory tax rate................................   (34.0)%   (34.0)%   (34.0)%
Change in valuation allowance.....................    38.1      40.0      41.0
State income taxes, net...........................    (5.9)     (5.7)     (5.9)
Other.............................................     1.9      (0.2)     (1.0)
                                                   -------   -------   -------
  Effective tax rate..............................     0.1%      0.1%      0.1%
                                                   =======   =======   =======

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)


(8) Stock Option Plan
   In November 1997, the Board of Directors adopted the JFAX Communications, Inc. 1997 Stock Option Plan (the 1997 Plan). Under the 1997 Plan, 4,375,000 authorized shares of common stock are reserved for issuance of options. An additional 840,000 shares were authorized for issuance of options outside the 1997 Plan. In January, 1997 840,000 options were issued to Michael P. Schulhof, then a consultant and currently a director, for services to be provided to the Company under a consulting contract. 420,000 of these options were immediately exercisable at an exercise price of $0.70; the remaining 420,000 options vested over a two year period from the date of grant at an exercise price of $1.80. The Company recorded $120,000 in compensation expense during 1997 relating to these options as services were provided under the consulting contract. These options are treated by the Company as warrants. Options under the 1997 Plan may be granted at exercise prices determined by the Board of Directors, provided that the exercise prices shall not be less than the fair market value of the Company's common stock on the date of grant for incentive stock options and not less than 85% of the fair market value of the Company's common stock on the date of grant for nonstatutory stock options. At December 31, 1998, 340,690 options and 840,000 options were exercisable under and outside of the 1997 Plan, respectively, and the weighted average exercise price of these options were $0.78 and $1.26. Stock options generally expire after 10 years and vest over a three-year period. In connection with the grant of 846,875 options during 1998, the Company recorded $573,750 of deferred compensation cost as these options were granted at exercise prices below the respective market values at the dates of grant. The deferred compensation cost is amortized to expense over the three year vesting period of such options using the straight line method.

   At December 31, 1998, there were 1,060,353 additional shares available for grant under the 1997 Plan and no additional shares available for grant outside of the 1997 Plan. The per share weighted-average fair value of stock options granted during 1997 and 1998 was $0.22 and $1.11, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.5% and 4.6% for 1997 and 1998, respectively, and an expected life of 5 years.

   The Company applies APB Opinion No. 25 in accounting for its stock option plan and, accordingly, no compensation cost using the intrinsic value method has been recognized for its stock option grants in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss attributable to common shareholders for fiscal 1997 and 1998 would have been increased to the pro forma amounts indicated below:

                                                           1997       1998
                                                        ---------- -----------
Net loss attributable to common
 stockholders.............................. As reported $4,783,421 $17,727,556
                                            Pro forma    4,868,421  17,896,556
Basic loss per common share................ As reported       0.30        0.80
                                            Pro forma         0.30        0.81
Diluted loss per common share.............. As reported       0.30        0.80
                                            Pro forma         0.30        0.81
                                                        ========== ===========

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)


   The following is a summary of stock option activity:

                                                     Number of  Weighted-average
                                                      shares     exercise price
                                                     ---------  ----------------
Options outstanding at December 31, 1996............       --          --
  Granted........................................... 2,291,250        0.82
  Exercised.........................................  (370,000)       0.01
                                                     ---------
Options outstanding at December 31, 1997............ 1,921,250        0.99
  Granted...........................................   890,625        2.34
  Exercised.........................................  (123,746)       0.31
  Canceled..........................................  (277,228)       0.80
                                                     ---------
Options outstanding at December 31, 1998............ 2,410,901        1.53
                                                     =========

   At December 31, 1998, the exercise prices of options ranged from $.70 to $2.40 with a weighted-average remaining contractual life of 8.9 years.

                            Options outstanding            Options exercisable
                  --------------------------------------- ---------------------
      Range of       Number                     Weighted-    Number    Weighted
      exercise    outstanding  Weighted average  average  exercisable  average
       prices     December 31,    remaining     exercise  December 31, exercise
      --------        1998     contractual life   price       1998      price
   $     0.70....    420,000         8.1          $0.70      420,000    $0.70
   $0.77-0.80....    679,860         8.5          $0.78      340,690    $0.78
   $     1.80....    420,000         8.1          $1.80      420,000    $1.80
   $1.60-2.40....    890,625         9.7          $2.34          --     $ --
                   ---------         ---          -----    ---------    -----
                   2,410,485         8.9          $1.53    1,180,690    $1.11
                   =========         ===          =====    =========    =====

   At December 31, 1997 and 1998, 434,705 and 1,180,690 options, respectively, were exercisable.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)


(9) Long Term Debt

   Long term debt consists of the following:

                                                                       March 31,
                                                         December 31,    1999
                                                             1998     (unaudited)
                                                         ------------ -----------
Loan payable secured by certain computer equipment
 bearing interest at 15%. Monthly principal and
 interest payments of $26,086 from April 21, 1998 to
 April 2001............................................   $  716,155     651,936

Loan payable secured by certain computer equipment
 bearing interest at 15%. Monthly principal and
 interest payments of $5,879 from December 22, 1998 to
 January 1, 2001.......................................      192,580     183,535

Senior Subordinated Notes with aggregate principal
 value of $10,000,000 bearing interest at 10% per annum
 of principal amount, with maturity date of June 30,
 2004, less unamortized debt discount of $4,624,337 at
 December 31, 1998 and $4,412,939 at March 31, 1999
 (unaudited) and debt issuance costs of $329,656 at
 December 31, 1998 and $314,401 at March 31, 1999. The
 Company also satisfied accrued interest of $499,665 as
 of July 1, 1998 through the issuance of additional
 notes payable.........................................    5,545,671   5,783,956

Other..................................................          --       52,335
                                                          ----------   ---------
                                                           6,454,406   6,671,762
Less current installments of long term debt............     (317,402)   (386,823)
                                                          ----------   ---------
  Long term debt, excluding current installments.......   $6,137,004   6,284,939
                                                          ==========   =========



   At December 31, 1998, annual maturities of long-term debt, before consideration of unamortized original issue discount and debt issuance costs, are as follows:

   1999............................................................. $   317,402
   2000.............................................................     352,632
   2001.............................................................     220,257
   2002.............................................................      18,443
   2003.............................................................   5,000,000
   Thereafter.......................................................   5,499,665
                                                                     -----------
                                                                     $11,408,399
                                                                     ===========

(10) Employee Benefit Plan

   The Company has a 401(k) savings plan covering substantially all of its employees. Eligible employees may contribute through payroll deductions. The Company matches employees' contributions at the discretion of the Company's Board of Directors. To date, the Company has not matched employee contributions to the 401(k) savings plan.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)


(11) Commitments and Contingencies

 (a) Leases

   The Company leases certain facilities and equipment under noncancelable capital and operating leases which expire at various dates through 2001. The Company sub-leases its corporate facilities from a related party. The sub-lease expires in January 2000 and requires monthly payments of $19,310.

   Future minimum lease payments at December 31, 1998, under agreements classified as capital and operating leases with noncancelable terms in excess of one year, are as follows:

                                               Capital leases Operating leases
                                               -------------- ----------------
   Fiscal year:
     1999.....................................    $106,860        286,078
     2000.....................................     106,860         41,452
     2001.....................................      44,681            --
                                                  --------        -------
       Total minimum lease payments...........     258,401        327,530
                                                                  =======
   Amounts representing interest..............     (26,687)
                                                  --------
       Present value of net minimum lease
        payments..............................     231,714
   Less current maturities....................      89,931
                                                  --------
       Long-term maturities...................    $141,783
                                                  ========

   Rental expense was $18,175, $224,289 and $346,515 for the years ended December 31, 1996, 1997 and 1998, respectively.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three months ended March 31, 1998 and 1999 is unaudited)


(12) Loss Per Share

   As discussed in note 1, the Company adopted SFAS No. 128 for all periods presented. The following table illustrates the computation of basic and diluted loss per common share under the provisions of SFAS No. 128:

                                                              Three Months Ended
                              Year ended December 31               March 31,
                         ----------------------------------  ----------------------
                           1996        1997        1998         1998        1999
                                                                  (unaudited)
Numerator--numerator
 for basic and diluted
 loss per common share:
  Net loss.............  $(768,732) (4,783,421) (17,233,033) (1,688,215) (2,783,731)
  Dividends on
   Preferred Stock.....        --          --      (386,915)        --     (204,544)
  Accretion to
   Preferred Stock
   redemption..........        --          --      (107,608)        --      (53,805)
                         ---------  ----------  -----------  ----------  ----------
    Numerator for basic
     and diluted loss
     per common share..   (768,732) (4,783,421) (17,727,556) (1,688,215) (3,042,080)
Denominator:
    Denominator for
     basic loss per
     common share--
     weighted average
     number of common
     shares outstanding
     during the
     period............  6,406,666  15,738,334   22,181,960  19,435,000  24,308,111
                         ---------  ----------  -----------  ----------  ----------
    Denominator for
     diluted loss per
     common share......  6,406,666  15,738,334   22,181,960  19,435,000  24,308,111
                         =========  ==========  ===========  ==========  ==========
Basic loss per common
 share.................      (0.12)      (0.30)       (0.80)      (0.09)      (0.13)
Diluted loss per common
 share.................      (0.12)      (0.30)       (0.80)      (0.09)      (0.13)
                         =========  ==========  ===========  ==========  ==========

   The computation of diluted loss per share for each of the years in the three-year period ended December 31, 1998 excludes the effects of incremental common shares attributable to the exercise of 2,410,485 outstanding common stock options and 3,672,916 warrants because their effect would be antidilutive (see notes 4 and 8). Redeemable common shares outstanding have been included in the computation of both basic and diluted loss per share.

(13) Liquidity

   The Company has incurred operating losses since its inception and has funded such losses through equity infusions and advances from stockholders. The Company expects losses and negative cash flows from operations during 1999. Based on its present cost structure, financing arrangements, and revenue growth rate, management believes the Company has sufficient capital to fund operations for the upcoming fiscal year. Additionally, management closely monitors its cash balances and projected cash flows and evaluates discretionary operating items accordingly.

                                 JFAX.COM, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

   (Information relating to the three-months ended March 31, 1998 and 1999 is unaudited)


(14) Subsequent Events

   Subsequent to December 31, 1998, holders of a majority of the put warrants discussed in note 4 agreed to eliminate a fair market value put feature associated with these warrants for nominal consideration, effective January 1, 1999. As a result of the elimination of the put feature, the Company reclassified the put warrant liability of $6,318,000 at December 31, 1998 to additional paid in capital effective January 1999.

   Effective May 21, 1999, the Company completed a 1.25:1.00 stock split that was effected by means of a stock dividend. Accordingly, all shares and per share information has been restated for all periods presented to give effect to the stock split.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    , 1999

                            [JFAX LOGO APPEARS HERE]

                     8,500,000 Shares of Common Stock

                            ---------------------

                                 PROSPECTUS

                            ---------------------

                          Donaldson, Lufkin & Jenrette
                         BancBoston Robertson Stephens
                               CIBC World Markets
                                 DLJdirect Inc.

--------------------------------------------------------------------------------

   We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Until           , 1999 (25 days after the date of this prospectus), all
dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in the offering and when selling previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred by JFAX.COM in connection with the distribution of the securities registered under this registration statement.

                                                                     Amount to
                                                                      be paid
                                                                     ----------
   SEC registration fee............................................. $   29,573
   NASD fees and expenses........................................... $   11,138
   Legal fees and expenses.......................................... $  425,000
   Nasdaq National Market listing fees.............................. $   95,000
   Accounting fees and expenses..................................... $  300,000
   Printing and engraving fees...................................... $  200,000
   Registrar and transfer agent's fees.............................. $   10,000
   Miscellaneous.................................................... $   79,289
                                                                     ----------
       Total........................................................ $1,150,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   As permitted by Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

   Article VI of our by-laws provides:

   "The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of the Corporation or serves or served at the request of the Corporation any other enterprise as a director, officer or employee. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term "Corporation' shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term "other enterprise' shall include any corporation, partnership, joint venture, trust or employee benefit plan; service "at the request of the Corporation' shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation."

   In addition, the underwriting agreement for the offering will include customary provisions indemnifying the officers, directors and our control persons against liabilities in respect of information provided by the underwriters for use in this registration statement.

   We have also obtained a policy of directors' and officers' liability insurance for our directors and officers to insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 15. Recent Sales of Unregistered Securities

   Between December 1995, when we were founded, and March 1997, when Mr. Ressler invested in the Company through Orchard/JFAX Investors LLC and obtained a controlling interest, we issued a total of 6,910,000 shares of our common stock to our founders, Jaye Muller and John F. Rieley, as well as to various individuals who made cash investments totaling $212,830 and who provided investment, software and development consulting services to us in our early stages of growth. During this time, we also issued 155,000 shares to The Regent Trust Company Limited in September 1996 in exchange for a cash investment of $412,500 and we issued 300,000 shares to Toxford Corporation in October 1996 in exchange for a cash investment of $750,000.

   In January 1997, we granted Michael P. Schulhof two warrants to purchase a total of 840,000 shares of our common stock pursuant to a consulting agreement. The first warrant provides Mr. Schulhof with the right to purchase 420,000 shares of our common stock at an exercise price of $0.70 per share. The second warrant provides Mr. Schulhof with the right to purchase another 420,000 shares of our common stock at an exercise price of $1.80 per share. Both warrants are currently exercisable and expire in January 2007.

   In March 1997, we issued 5,375,000 shares of common stock to Boardrush Media LLC in exchange for an equivalent number of Mr. Muller's then-current stock holdings, which holdings were canceled. At the same time, we issued 10,060,000 shares of common stock to Orchard/JFAX Investors LLC in exchange for a cash investment of $7,750,000 and 240,000 shares to Globetrans Ltd. in satisfaction of a consultant's fee due to Globetrans as a result of helping to procure Orchard's investment.

   In March and May 1997, we issued 220,000 shares and 150,000 shares to Nehemia Zucker and Anand Narasimhan, upon the exercise by Messrs. Zucker and Narasimhan of employee options granted to them when they joined us in 1996 and payment by each of them of the option price of .02c per share. The total purchase price was $44 and $30, respectively.

   In October 1997, we entered into an interactive marketing relationship with AOL and granted them a warrant to purchase 250,000 shares of our common stock at an exercise price of $2.40 per share. These warrants are currently exercisable and expire on October 15, 2004.

   In November 1997, we issued 150,000 shares to Toxford Corporation upon the exercise by Toxford Corporation of a previously issued warrant and the payment by Toxford Corporation of the warrant exercise price of $2.50 per share, or a total of $375,000.

   In March 1998, we issued a total of 3,750,000 shares of common stock at $0.80 per share pursuant to a rights offering that was made available to all of our then shareholders and warrant holders on the same terms. The total purchase price was $3 million. The shareholders who participated and the number of shares purchased were as follows: Orchard/JFAX Investors LLC (3,080,776), Michael P. Schulhof (263,104), Globetrans Ltd. (147,481), Toxford Corporation (140,949), Nehemia Zucker (41,739), Anand Narasihman (28,459), Geoff Goodfellow (23,491), Neil Seeman (15,000) and Marc Seeman (9,000).

   In April 1998, we granted Transamerica Business Credit Corporation a warrant to purchase 29,166 shares of common stock for $2.40 per share, exercisable until April 21, 2005, as partial consideration for a secured equipment loan in the amount of approximately $1 million. On October 15, 1997, we also issued 250,000 warrants to America Online to purchase 250,000 shares of our common stock at $2.40 per share, as part of our contract with America Online.

   In June 1998, we issued $10 million of our 10% Senior Subordinated Notes due 2004 together with 2,101,971 shares of our common stock to an investor group advised by Pecks Management Partners Ltd. consisting of Declaration of Trust for Defined Benefit Plans of Zeneca Holdings, Inc., Declaration of Trust for Defined Benefit Plans of ICI American Holdings, Inc., Delaware State Employees' Retirement Fund and The J.W. McConnell Family Foundation. The total purchase price was $10 million. At the same time, we also issued $5 million in liquidation preference of our Series A Usable Redeemable Preferred Stock and related warrants to acquire 3,125,000 shares of our common stock at $2.40 per share, $3.5 million of which was purchased by DLJ Capital Corp. and its affiliates and $750,000 of which was purchased by the group advised by Pecks Management Partners Ltd. discussed above. In addition, Donaldson Lufkin & Jenrette Securities Corporation, the affiliate of DLJ Capital Corp. that acted as placement agent for the offerings, received warrants to acquire 268,750 shares of our common stock on the same terms as purchasers, as compensation for its services. The total purchase price was approximately $5 million. Orchard/JFAX Investors LLC, a company in which Richard S. Ressler is the managing member, participated to the extent of $500,000 and GMT Partners, LLC participated to the extent of $250,000 in the latter investment.

   In October 1998 and January 1999, we issued $512,250 of our 10% Senior Subordinated Notes due 2004 together with 105,727 shares of our common stock to the investor group advised by Pecks Management Partners Ltd. above in satisfaction of certain pay-in-kind obligations owing under the terms of the original issued $10 million in 10% Senior Subordinated Notes due 2004 issued in June 1998.

   In October 1998, we issued 41,250 shares of our common stock to Gary H. Hickox at a purchase price of $99,000. We loaned such amount to Mr. Hickox pursuant to a $99,000 promissory note given to us by Mr. Hickox. The sale and related note issuance were part of the terms of Mr. Hickox's employment agreement with us. Also in October 1998, we issued 75,000 shares to an individual upon the exercise of an option granted in January 1996 and payment by such individual of the total option price of $15.00.

   Between August 1998 and May 1999, we issued a total of 53,329 shares of our common stock to various employees who exercised employee options to purchase such stock at a price of $0.80 and $1.65 per share for a total purchase price of $46,195.97.

   As of May 21, 1999, we effected a 1.25 for one stock split of our common stock by means of a stock dividend, with a result that share numbers and numbers of shares issuable upon exercise of warrants and options were proportionately increased, and the purchase price per share of warrants and options was proportionately reduced.

   All of the above issuances were effected in private transactions pursuant to the exemption provided by Section 4(2) under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

     +1.1 Form of Underwriting Agreement.
      3.1 Certificate of Incorporation, as amended and restated.
      3.2 By-laws, as amended and restated.
      4.1 Specimen of common stock certificate.
      5.1 Opinion of Sullivan & Cromwell, counsel to the Company.
      9.1 Securityholders' Agreement, dated as of June 30, 1998, with the investors in the June and July 1998 private placements.
     10.1 JFAX.COM Incentive Compensation Bonus Plan.
     10.2 JFAX Communications, Inc. (JFAX.COM) 1997 Stock Option Plan.
     10.3 Employment Agreement for Gary H. Hickox, dated September 2, 1998.
   10.3.1 Promissory Note issued by Gary H. Hickox to JFAX Communications, Inc.
          on October 7, 1998, due October 7, 2001.
     10.4 Employment Agreement for Dr. Anand Narasimhan, dated March 17, 1997.
   10.4.1 Amended and Restated Interest Only Note issued by Anand Narasimhan to
          JFAX Communications, Inc. on September 17, 1997, due September 17,
          1998.
     10.5 Employment Agreement for Nehemia Zucker, dated March 21, 1997.
   10.5.1 Promissory Note issued by Nehemia Zucker to JFAX Communications, Inc.
          on April 11, 1997, due March 31, 2001.
     10.6 Consulting Agreement for Boardrush Media LLC, dated as of March 17,
          1997.
     10.7 Put Rights, for the benefit of the investors in the June and July
          1998 private placements
     10.8 Registration Rights Agreement, dated as of June 30, 1998, with the investors in the June and July 1998 private placements.
     10.9 Registration Rights Agreement, dated as of March 17, 1997, with
          Orchard/JFax Investors, LLC, Boardrush LLC (Boardrush Media LLC),
          Jaye Muller, John F. Rieley, Nehemia Zucker and Anand Narasimhan.
   10.9.1 Letter, dated as of June 30, 1998, to Boardrush LLC, Jens Muller,
          John F. Rieley, Anand Narasimhan, and Nehemia Zucker from Richard S.
          Ressler regarding the Registration Rights Agreement, dated as of March 17, 1997, among JFAX Communications, Inc., Boardrush LLC, Jens
          Muller, John F. Rieley, Anand Narasimhan, and Nehemia Zucker.
    10.10 Stock Option Agreement, dated as of January 24, 1997, by and among
          JFAX Communications, Inc. and Michael P. Schulhof.
    10.11 Letter, dated as of June 30, 1998, to Michael P. Schulhof from
          Richard S. Ressler regarding the Stock Option Agreement, dated as of
          January 24, 1997, between JFAX Communications, Inc. and Michael P.
          Schulhof.

   10.12 Purchase Agreement, dated as of July 2, 1998, relating to $5 million of preferred stock and warrants.
   10.13 Consent to Amendment of Purchase Agreement, dated as of April 16,
         1999.
   10.14 Form of warrant pursuant to such Purchase Agreement.
   10.15 Master Loan and Security Agreement, dated as of March 10, 1998, by
         JFAX Communications, Inc. in favor of Transamerica Business Credit
         Corporation.
   10.16 Promissory Note issued by JFAX Communications, Inc. to Transamerica
         Business Credit Corporation on April 21, 1998 due May 1, 2001.
   10.17 Promissory Note issued by JFAX Communications, Inc. to Transamerica
         Business Credit Corporation on December 22, 1998 due January 1, 2002.
   10.18 Investment Agreement among JFAX Communications, Inc., Jens Muller,
         John F. Rieley and Boardrush LLC and Orchard/JFax Investors, L.L.C.
         and Richard S. Ressler, dated as of March 14, 1997 and effective as of March 17, 1997.
   10.19 Promissory Note issued by Boardrush LLC to JFAX Communications, Inc.
         dated March 17, 1997 due March 17, 2004.
    21.1 List of subsidiaries of the Company.
   +23.1 Consent of KPMG LLP.
    23.2 Consent of Sullivan & Cromwell (included in 5.1 above).
    24.1 Power of Attorney (included in Signature Page of the original
         Registration Statement).
   +27.1 Financial Data Schedule.
    99.1 Consent of International Data Corporation for use of the quote on the inside cover page.

--------
+ Filed herewith
All other exhibits were previously filed

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) It will provide to the underwriters at the closing(s) specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 23rd day of June, 1999.

                                          JFAX.COM, Inc.

                                               /s/ Richard S. Ressler
                                          By: _________________________________
                                                     Richard S. Ressler
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 23, 1999:

             Signature                           Title
             ---------                           -----

    /s/ Richard S. Ressler           Co-Chairman of the Board and
____________________________________  Chief Executive Officer
         Richard S. Ressler           (Principal Executive
                                      Officer)

                 *                   Chief Financial and
____________________________________  Accounting Officer
           Nehemia Zucker             (Principal Financial and
                                      Accounting Officer)

                 *                   Director
____________________________________
            Jaye Muller

                 *                   Director
____________________________________
          Zohar Loshitzer

                 *                   Director
____________________________________
           John F. Rieley
                 *                   Director
____________________________________
        Michael P. Schulhof


                 *                   Director
____________________________________
         R. Scott Turicchi

                 *                   Director
____________________________________
          Robert J. Cresci

*By:   /s/ Richard S. Ressler
    ___________________________________
            Richard S. Ressler
            Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
    +1.1 Form of Underwriting Agreement.
     3.1 Certificate of Incorporation, as amended and restated.
     3.2 By-laws, as amended and restated.
     4.1 Specimen of common stock certificate.
     5.1 Opinion of Sullivan & Cromwell, counsel to the Company.
     9.1 Securityholders' Agreement, dated as of June 30, 1998, with the investors in the June and July 1998 private placements.
    10.1 JFAX.COM Incentive Compensation Bonus Plan.
    10.2 JFAX Communications, Inc. (JFAX.COM) 1997 Stock Option Plan.
    10.3 Employment Agreement for Gary H. Hickox, dated September 2, 1998.
  10.3.1 Promissory Note issued by Gary H. Hickox to JFAX Communications, Inc.
         on October 7, 1998, due October 7, 2001.
    10.4 Employment Agreement for Dr. Anand Narasimhan, dated March 17, 1997.
  10.4.1 Amended and Restated Interest Only Note issued by Anand Narasimhan to
         JFAX Communications, Inc. on September 17, 1997, due September 17,
         1998.
    10.5 Employment Agreement for Nehemia Zucker, dated March 21, 1997.
  10.5.1 Promissory Note issued by Nehemia Zucker to JFAX Communications, Inc.
         on April 11, 1997, due March 31, 2001.
    10.6 Consulting Agreement for Boardrush Media LLC, dated as of March 17,
         1997.
    10.7 Put Rights, for the benefit of the investors in the June and July 1998 private placements
    10.8 Registration Rights Agreement, dated as of June 30, 1998, with the investors in the June and July 1998 private placements.
    10.9 Registration Rights Agreement, dated as of March 17, 1997, with
         Orchard/JFax Investors, LLC, Boardrush LLC (Boardrush Media LLC), Jaye
         Muller, John F. Rieley, Nehemia Zucker and Anand Narasimhan.
  10.9.1 Letter, dated as of June 30, 1998, to Boardrush LLC, Jens Muller, John
         F. Rieley, Anand Narasimhan, and Nehemia Zucker from Richard S.
         Ressler regarding the Registration Rights Agreement, dated as of
         March 17, 1997, among JFAX Communications, Inc., Boardrush LLC, Jens
         Muller, John F. Rieley, Anand Narasimhan, and Nehemia Zucker.
   10.10 Stock Option Agreement, dated as of January 24, 1997, by and among
         JFAX Communications, Inc. and Michael P. Schulhof.
   10.11 Letter, dated as of June 30, 1998, to Michael P. Schulhof from Richard
         S. Ressler regarding the Stock Option Agreement, dated as of January
         24, 1997, between JFAX Communications, Inc. and Michael P. Schulhof.
   10.12 Purchase Agreement, dated as of July 2, 1998, relating to $5 million of preferred stock and warrants.
   10.13 Consent to Amendment of Purchase Agreement, dated as of April 16,
         1999.
   10.14 Form of warrant pursuant to such Purchase Agreement.
   10.15 Master Loan and Security Agreement, dated as of March 10, 1998, by
         JFAX Communications, Inc. in favor of Transamerica Business Credit
         Corporation.
   10.16 Promissory Note issued by JFAX Communications, Inc. to Transamerica
         Business Credit Corporation on April 21, 1998 due May 1, 2001.
   10.17 Promissory Note issued by JFAX Communications, Inc. to Transamerica
         Business Credit Corporation on December 22, 1998 due January 1, 2002.

 Exhibit
   No.                                 Description
 -------                               -----------
   10.18 Investment Agreement among JFAX Communications, Inc., Jens Muller,
         John F. Rieley and Boardrush LLC and Orchard/JFax Investors, L.L.C.
         and Richard S. Ressler, dated as of March 14, 1997 and effective as of
         March 17, 1997.
   10.19 Promissory Note issued by Boardrush LLC to JFAX Communications, Inc.
         dated March 17, 1997 due March 17, 2004.
    21.1 List of subsidiaries of the Company.
   +23.1 Consent of KPMG LLP.
    23.2 Consent of Sullivan & Cromwell (included in 5.1 above).
    24.1 Power of Attorney (included in Signature Page of the original
         Registration Statement).
   +27.1 Financial Data Schedule.
    99.1 Consent of International Data Corporation for use of the quote on the inside cover page.

--------
+ Filed herewith
All other exhibits were previously filed